Exhibit 2.1

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

by and among
PHILLIPS 66 COMPANY
PHILLIPS 66 PROJECT DEVELOPMENT INC.
PHILLIPS 66 PARTNERS GP LLC
and
PHILLIPS 66 PARTNERS LP
dated as of
October 11, 2016

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5.7	Financial Statements	22
5.8	Financing Cooperation	23
5.9	Assignment of Contracts	23
ARTICLE VI. CONDITIONS TO CLOSING		23
6.1	Conditions to Each Party’s Obligation to Effect the Transactions	23
6.2	Conditions to the Obligation of the Partnership	24
6.3	Conditions to the Obligation of the P66 Parties	24
ARTICLE VII. CLOSING		25
7.1	Closing	25
7.2	Deliveries by the P66 Parties	25
7.3	Deliveries by the Partnership	26
ARTICLE VIII. INDEMNIFICATION		27
8.1	Indemnification of P66 Company and Other Parties	27
8.2	Indemnification of the Partnership and other Parties	27
8.3	Demands	27
8.4	Right to Contest and Defend	28
8.5	Cooperation	29
8.6	Right to Participate	29
8.7	Payment of Damages	29
8.8	Limitations on Indemnification	29
8.9	Survival	30
8.10	Sole Remedy	30
8.11	Express Negligence Rule	30
8.12	Knowledge	31
8.13	Consideration Adjustment	31
ARTICLE IX. TERMINATION		31
9.1	Events of Termination	31
9.2	Effect of Termination	31
ARTICLE X. MISCELLANEOUS		32
10.1	Expenses	32
10.2	Deed; Bill of Sale; Assignment	32
10.3	Right of Offset	32
10.4	Notices	32
10.5	Governing Law	33
10.6	Public Statements	33
10.7	Form of Payment	33
10.8	Entire Agreement; Amendments and Waivers	33
10.9	Binding Effect and Assignment	33
10.10	Severability	33
10.11	Interpretation	34
10.12	Headings and Schedules	34
10.13	Counterparts	34
10.14	Consent of Conflicts Committee	34

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EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment of Membership Interest

Exhibit B	Form of Lease Agreement

Exhibit C	Form of Omnibus Agreement Amendment

Exhibit D	Form of Operational Services Agreement Amendment

Exhibit E	Form of Origination Services Agreement Amendment

Exhibit F	Form of Shared Services Agreement Amendment

Exhibit G	Form of Shared Services Agreement

Exhibit H	Form of Terminal Services Agreement

Exhibit I	Form of Throughput and Deficiency Agreement

Schedule 1.1(a)	Contributed Assets

Schedule 2.5	Capital Expansion Projects (Excluded Liabilities)

Schedule 3.9(b)	Permitted Liens

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CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT
This Contribution, Conveyance and Assumption Agreement (this “Agreement”) is made and entered into as of October 11, 2016 by and among Phillips 66 Company, a Delaware corporation (“P66 Company”), Phillips 66 Project Development Inc., a Delaware corporation (“PDI” and, together with P66 Company, the “P66 Parties”), Phillips 66 Partners GP LLC, a Delaware limited liability company (the “General Partner”), and Phillips 66 Partners LP, a Delaware limited partnership (the “Partnership”). P66 Company, PDI, the General Partner and the Partnership are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
RECITALS:
WHEREAS, P66 Company owns, directly or indirectly, 100% of the limited liability company interests in each of: (a) Phillips Texas Pipeline Company Eagle 1 LLC, a Delaware limited liability company (“Eagle 1 LLC”), and (b) Phillips Texas Pipeline Company Eagle 2 LLC, a Delaware limited liability company (“Eagle 2 LLC” and, together with Eagle 1 LLC, the “Contributed Entities”), each of which is disregarded as an entity separate from P66 Company for U.S. federal income tax purposes;
WHEREAS, prior to the Effective Time (as defined below),(a) P66 Company or its Affiliates will convey (i) the Eagle Assets (as defined below) to Eagle 1 LLC and (ii) the Regulated Assets (as defined below) to Eagle 2 LLC and (b) P66 Company will convey 100% of the limited liability company interests in each of the Contributed Entities to PDI;
WHEREAS, prior to the Effective Time (as defined below), definitive conveyance documents will be entered into for the conveyances described in the second recital above, forms of which conveyance documents have been made available to the Partnership (collectively, the “Prior Conveyances”);
WHEREAS, PDI intends to contribute 100% of the limited liability company interests in each of the Contributed Entities to the Partnership in exchange for the consideration, and on the other terms and conditions, set forth in this Agreement; and
WHEREAS, on the Closing Date (as defined below), each of the events and transactions set forth in Section 2.1 below shall occur.
NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

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ARTICLE I
DEFINITIONS
Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to P66 Company, the term “Affiliate” shall not include any Group Member and (b) with respect to the Partnership Group, the term “Affiliate” shall not include P66 Company or any of its Subsidiaries (other than a Group Member).
“Agreement” has the meaning set forth in the preamble to this Agreement.
“ASC 805-50” has the meaning set forth in Section 5.7(a).
“Assignment of Membership Interest” means that certain Assignment of Membership Interest Agreement in substantially the form attached as Exhibit A hereto.
“Assumed Liabilities” has the meaning set forth in Section 2.4.
“Businesses” means, collectively, the operations and business (a) as historically conducted by the P66 Parties and their Affiliates using the Contributed Assets and (b) as contemplated to be conducted, consistent with prudent industry practice, beginning on the Effective Time, by the Partnership and its Affiliates using the Contributed Assets.
“Cap” has the meaning set forth in Section 8.8(a).
“Cash Consideration” has the meaning set forth in Section 2.2.
“Carrier” means Phillips 66 Carrier LLC, a Delaware limited liability company.
“Closing” has the meaning set forth in Section 7.1.
“Closing Date” has the meaning set forth in Section 7.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Agreements” means, collectively, the Terminal Services Agreements and the Throughput and Deficiency Agreements.
“Commission” means the United States Securities and Exchange Commission.

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“Common Units” has the meaning set forth in the Partnership Agreement.
“Conflicts Committee” has the meaning set forth in Section 3.6.
“Construction Costs” means the costs associated with completing the capital expansion projects involving the Contributed Assets described on Schedule 2.5.
“Contract” means any contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, settlement, Permit or other legally binding agreement.
“Contributed Assets” means the Eagle Assets and the Regulated Assets, collectively.
“Contributed Entities” has the meaning set forth in the recitals to this Agreement.
“Contributed Interests” has the meaning set forth in Section 2.1(c).
“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.
“Damages” has the meaning set forth in Section 8.1.
“Deductible” has the meaning set forth in Section 8.8(a).
“Eagle Assets” means each of the assets set forth under the heading “Eagle Assets” on Schedule 1.1(a) hereto.
“Eagle 1 LLC” has the meaning set forth in the recitals to this Agreement.
“Eagle 2 LLC” has the meaning set forth in the recitals to this Agreement.
“Effective Time” means 12:01 a.m. local time in Houston, Texas on the Closing Date, or such other time and date mutually agreed to by the Parties in writing.
“Environmental Laws” means any and all applicable federal, state and local laws and regulations and other legally enforceable requirements and rules of common law relating to the prevention of pollution or protection of human health or the environment or imposing liability or standards of conduct concerning any Hazardous Materials.
“Excluded Liabilities” has the meaning set forth in Section 2.5.
“Financial Advisor” has the meaning set forth in Section 3.6.

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“Financial and Operational Information” has the meaning set forth in Section 3.6.
“Financial Statements” has the meaning set forth in Section 5.7(b).
“Financing” has the meaning set forth in Section 5.8.
“Fundamental Representations” has the meaning set forth in Section 8.9(a).
“General Partner” has the meaning set forth in the preamble to this Agreement.
“General Partner Units” has the meaning set forth in the Partnership Agreement.
“Governmental Approval” has the meaning set forth in Section 3.4.
“Governmental Authority” means (a) the United States of America or any state or political subdivision thereof within the United States of America and (b) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.
“GP Contribution” has the meaning set forth in Section 2.1(a).
“Group Member” means a member of the Partnership Group.
“Hazardous Material” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product, (d) any polychlorinated biphenyl and (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law.
“Holdings” has the meaning set forth in Section 2.1(d).
“Indemnity Claim” has the meaning set forth in Section 8.3.
“Lease Agreements” means, collectively, (a) that certain Lease Agreement with Option to Purchase relating to the lease of real property at the location of the Tremley Point Terminal and Linden Terminal, (b) that certain Lease Agreement with Option to Purchase relating to the lease of real property at the location of the Billings Crude Terminal, (c) that certain Lease Agreement with Option to Purchase relating to the lease of real property at the location of the Ponca City Terminal, and (d) that certain Lease Agreement with Option to Purchase relating to the lease of real property at the location of the Ponca Crude Terminal, each in substantially the form attached hereto as Exhibit B.

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“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, obligation, cost, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.
“Lien” means any security interest, lien, deed of trust, mortgage, pledge, charge, claim, restriction, easement, encumbrance or other similar interest or right.
“Litigation” has the meaning set forth in Section 3.5.
“LP Contribution” has the meaning set forth in Section 2.1(c).
“Material Adverse Effect” means any change, circumstance, effect or condition that (a) is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Businesses, the Contributed Entities or the Contributed Assets, taken as a whole, or (b) materially adversely affects, or could reasonably be expected to materially adversely affect, P66 Company’s ability to satisfy its obligations under the Transaction Documents.
“Material Contract” means (a) any Contract relating to the capital expansion projects involving the Contributed Assets described on Schedule 2.5, (b) any Contract relating to the ownership or operation of the Businesses or the ownership, use or operation of the Contributed Assets that, as of the date hereof, is reasonably expected to provide for revenues to or commitments of P66 Company or its Affiliates in an amount greater than $5,000,000 during any calendar year and (c) any other Contract (other than any Contract granting any Permits, servitudes, easements or rights-of-way) materially affecting the ownership or operation of the Businesses or the ownership, use or operation of the Contributed Assets, the loss of which could, individually or in the aggregate, have a Material Adverse Effect.
“New Common Units” has the meaning set forth in Section 2.2.
“New GP Units” means a number of General Partner Units having an aggregate value equal to the amount required to maintain the General Partner’s 2% interest in the Partnership as of the Closing.
“NYSE” has the meaning set forth in Section 5.5.
“Omnibus Agreement” means that certain Omnibus Agreement, dated effective July 26, 2013, as amended as of the date of this Agreement, by and among P66 Company, the Partnership, Carrier, Holdings, Pipeline and the General Partner.

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“Omnibus Agreement Amendment” means that certain Fifth Amendment to the Omnibus Agreement in substantially the form attached as Exhibit C hereto.
“Operational Services Agreement” means that certain Operational Services Agreement, dated effective July 26, 2013, as amended through the date of this Agreement, by and among Carrier, Holdings and Pipeline.
“Operational Services Agreement Amendment” means that certain Fifth Amendment to the Operational Services Agreement in substantially the form attached as Exhibit D hereto.
“Origination Services Agreement” means that certain Gold Line Origination Services Agreement, as amended through the date of this Agreement, by and between Carrier and Pipeline.
“Origination Services Agreement Amendment” means that certain Amendment No. 1 to the Origination Services Agreement in substantially the form attached as Exhibit E hereto.
“P66 Closing Certificate” has the meaning set forth in Section 6.2(c).
“P66 Company” has the meaning set forth in the preamble to this Agreement.
“P66 Indemnitees” has the meaning set forth in Section 8.1.
“P66 Parties” has the meaning set forth in the preamble to this Agreement.
“P66 Parties’ knowledge,” “knowledge of the P66 Parties” and similar phrases means the knowledge of the P66 Parties after reasonable inquiry with respect to the particular matter in question.
“Partnership” has the meaning set forth in the preamble to this Agreement.
“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of Phillips 66 Partners LP, dated as of July 26, 2013, as amended by Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Phillips 66 Partners LP, dated as of March 1, 2016.
“Partnership Closing Certificate” has the meaning set forth in Section 6.3(c).
“Partnership Group” means, collectively, the Partnership and its Subsidiaries, including, after the Closing, the Contributed Entities.
“Partnership Indemnitees” has the meaning set forth in Section 8.2.

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“Partnership Material Adverse Effect” means any change, circumstance, effect or condition that is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Partnership Group, taken as a whole.
“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.
“PDI” has the meaning set forth in the preamble to this Agreement.
“Permits” means permits, tariffs, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, warrants, franchises and similar rights and privileges.
“Permitted Liens” has the meaning set forth in Section 3.9(b).
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Pipeline” means Phillips 66 Pipeline LLC, a Delaware limited liability company.
“Post-Closing Settlement Obligation” means an amount equal to the (a) aggregate revenues (including revenues generated from third parties) less (b) general and administrative expenses, operating and maintenance expense, taxes and interest (but excluding any Construction Costs), in each case, of the P66 Parties or their Subsidiaries attributable solely to the Contributed Assets with respect to the period beginning on October 1, 2016 and ending at the Effective Time with all of such revenues and expenses being determined in a manner consistent with the Financial and Operational Information. For purposes of this definition, all revenues attributable to volumes tendered by any P66 Party or any of its Affiliates for transportation on or terminaling at the Contributed Assets during such period shall be calculated based on the applicable tariff or fee included or referenced (as the case may be) in the applicable Commercial Agreement for such Contributed Asset.
“Prior Conveyances” has the meaning set forth in the recitals to this Agreement.
“Regulated Assets” means each of the assets set forth under the heading “Regulated Assets” on Schedule 1.1(a) hereto.
“Securities Act” has the meaning set forth in Section 3.13.
“Shared Services Agreement Amendment” means that certain Amendment No. 1 to the Shared Services Agreement (Bayway) in substantially the form attached as Exhibit F hereto.

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“Shared Services Agreement” means that certain Shared Services Agreement (Ponca Pump Station) in substantially the form attached as Exhibit G hereto.
“Shared Services Agreement (Bayway)” means that certain Shared Services Agreement (Bayway), dated effective December 1, 2014, as amended as of the date of this Agreement, by and between P66 Company and Holdings.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Tax” or “Taxes” means any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.
“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.
“Tax Proceeding” has the meaning set forth in Section 5.6(b).
“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.
“Terminal Services Agreements” means, collectively: (a) that certain Terminal Services Agreement (Amarillo Terminal, Albuquerque Terminal and Lubbock Terminal); (b) that certain Terminal Services Agreement (Buffalo Terminal); (c) that certain Terminal Services Agreement (Sheridan Terminal); (d) that certain Terminal Services Agreement (Cushing Terminal and Ponca Crude Terminal); (e) that certain Terminal Services Agreement (Oklahoma City Terminal, Ponca City Terminal, Glenpool Terminal and Mount Vernon Terminal); (f) that certain Terminal

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Services Agreement (Tremley Point Terminal and Linden Terminal); (g) that certain Terminal Services Agreement (Casper Terminal); (h) that certain Terminal Services Agreement (Buxton Terminal); and (i) that certain Terminal Services Agreement (Wichita South Terminal), each in substantially the form attached hereto as Exhibit H.
“Throughput and Deficiency Agreements” means, collectively: (a) that certain Throughput and Deficiency Agreement (BAM, SAAL and ATA); (b) that certain Throughput and Deficiency Agreement (Cherokee North, Cherokee East, Cherokee South and Triangle); (c) that certain Throughput and Deficiency Agreement (CushPo, Oklahoma Crude and North Texas Gathering); (d) that certain Throughput and Deficiency Agreement (Glacier Pipeline); (e) that certain Throughput and Deficiency Agreement (Line O, Line WA, Line 80 and West Texas Gathering); and (f) that certain Throughput and Deficiency Agreement (Seminoe Pipeline), each in substantially in the form attached hereto as Exhibit I.
“Transaction Debt” has the meaning set forth in Section 5.6(c).
“Transaction Documents” means, collectively, this Agreement, the Commercial Agreements, the Omnibus Agreement Amendment, the Operational Services Agreement Amendment, the Lease Agreements, the Shared Services Agreement, the Shared Services Agreement Amendment, and the Origination Services Agreement Amendment.
“Transaction Taxes” has the meaning set forth in Section 2.6.
“Treasury Regulations” has the meaning set forth in Section 5.6(c).
Article II.
CONTRIBUTIONS, CONVEYANCES, ACKNOWLEDGMENTS AND DISTRIBUTIONS
2.1    Contributions. On the Closing Date, on the terms and subject to the conditions of this Agreement, each of the following shall occur:
(a)    PDI shall contribute, assign, transfer and convey to the General Partner, as a capital contribution, limited liability company interests in the Contributed Entities with an aggregate value equal to an amount such that, immediately following the consummation of the transactions contemplated by this Agreement, the General Partner will maintain its 2% general partner interest in the Partnership (the “GP Contribution”), and the General Partner shall accept the contribution of the GP Contribution;
(b)    the General Partner shall contribute, assign, transfer and convey the GP Contribution to the Partnership in exchange for the consideration set forth in Section 2.2, and the Partnership shall accept the contribution of the GP Contribution;

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(c)    PDI shall contribute, assign, transfer and convey to the Partnership its remaining limited liability company interests in the Contributed Entities (collectively, the “LP Contribution” and, together with the GP Contribution, the “Contributed Interests”), in exchange for the consideration set forth in Section 2.2, and the Partnership shall accept the contribution of the LP Contribution;
(d)    the Partnership shall contribute, assign, transfer and convey, as a capital contribution, the Contributed Interests to Phillips 66 Partners Holdings LLC, a Delaware limited liability company and wholly owned Subsidiary of the Partnership (“Holdings”), and Holdings shall accept the contribution of the Contributed Interests; and
(e)    Holdings shall contribute, assign, transfer and convey, as a capital contribution, 100% of the limited liability company interests in Eagle 2 LLC to Carrier, and Carrier shall accept the contribution of such limited liability company interests.
2.2    Consideration. At the Closing, in consideration for the contribution of the Contributed Interests, the Partnership shall: (a) issue to the General Partner the New GP Units, (b) issue to PDI a number of Common Units equal to 4,093,020 less the number of New GP Units (the “New Common Units”) and (c) pay to PDI an amount of cash equal to $1,109,000,000 (the “Cash Consideration”).
2.3    Effective Time of Conveyances. Notwithstanding anything to the contrary contained herein, to the extent the Closing occurs in accordance with the terms and conditions of this Agreement, the Parties acknowledge and agree that the Partnership shall be entitled to all of the rights of ownership of the Contributed Interests and shall be liable for and shall bear all of the Assumed Liabilities, in each case, from and after the Effective Time.
2.4    Assumed Liabilities. Except for Excluded Liabilities as provided in Section 2.5, at the Effective Time, the Partnership Group agrees to assume and to pay, discharge and perform as and when due, all Liabilities that first accrue, are caused by, arise out of, are associated with, are in respect of, or are incurred, in each case, at any time from and after the Effective Time, in connection with the ownership of the Contributed Interests or the ownership or operation of the Contributed Assets or other activities occurring in connection with and attributable to the ownership of the Contributed Interests or the ownership or operation of the Contributed Assets (the “Assumed Liabilities”).
2.5    Excluded Liabilities. The Parties agree that any Liabilities arising out of or attributable to the ownership of the Contributed Interests, the ownership, use, operation, construction, development, completion or expansion of the Contributed Assets or the operation of the Businesses or other activities occurring in connection with and attributable to the ownership of the Contributed Interests, the ownership, use, operation, construction, development,

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completion or expansion of the Contributed Assets or the operation of the Businesses prior to the Effective Time that are not expressly identified as Assumed Liabilities in Section 2.4 are not part of the Assumed Liabilities, and neither the Partnership Group nor any member thereof has assumed, and shall not assume or become obligated with respect to, any Liability first incurred, accrued or arising out of or attributable to the ownership of the Contributed Interests, the ownership, use, operation, construction, development, completion or expansion of the Contributed Assets or the operation of the Businesses or other activities occurring in connection with and attributable to the ownership of the Contributed Interests, the ownership, use, operation, construction, development, completion or expansion of the Contributed Assets or the operation of the Businesses prior to the Effective Time, including any Liabilities of the P66 Parties or their Affiliates existing immediately prior to the Effective Time (other than Liabilities that are expressly identified as Assumed Liabilities in Section 2.4), whether or not described specifically in this Section 2.5 (collectively, the “Excluded Liabilities”), all of which shall remain the sole responsibility of, and be discharged and performed as and when due by, the P66 Parties or their Affiliates from and after the Effective Time. The term “Excluded Liabilities” shall also include the Construction Costs.
2.6    Transaction Taxes. All sales, use, transfer, real property transfer, filing, recordation, registration, business and occupation and similar Taxes arising from or associated with the transactions contemplated by this Agreement other than Taxes based on income (“Transaction Taxes”), shall be borne fifty percent (50%) by the P66 Parties and fifty percent (50%) by the Partnership; provided, however, that in accordance with Section 8.2(d), any sales or use Tax imposed on the contributions described in Article II or the Prior Conveyances shall be borne one hundred percent (100%) by the P66 Parties. To the extent under applicable law the transferee is responsible for filing Tax Returns in respect of Transaction Taxes, the Partnership shall prepare and file all such Tax Returns. The Parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes. The Party that is not responsible under applicable law for paying the Transaction Taxes shall pay its share of the Transaction Taxes to the responsible Party prior to the due date of such Taxes.
Article III.
REPRESENTATIONS AND WARRANTIES OF THE P66 PARTIES
The P66 Parties, jointly and severally, hereby represent and warrant to the Partnership that, as of the date hereof and as of Closing:
3.1    Organization and Existence.
(a)    P66 Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own,

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lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. P66 Company is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect.
(b)    PDI has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. PDI is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect.
(c)    Each of the Contributed Entities has been duly organized and is validly existing and is in good standing under the laws of the State of Delaware, with full limited liability company power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. None of the Contributed Entities is or will be qualified to transact business as a foreign entity in any jurisdiction. The P66 Parties have delivered to the Partnership correct and complete copies of the organizational documents of each of the Contributed Entities, each as amended to date. There is no pending or, to the knowledge of the P66 Parties, threatened action for the dissolution, liquidation or insolvency of any of the Contributed Entities.
(d)    (i) Eagle 1 LLC was formed for the sole purpose of owning the Eagle Assets and (ii) Eagle 2 LLC was formed for the sole purpose of owning the Regulated Assets. As of the Closing, since its respective date of formation, neither Eagle 1 LLC nor Eagle 2 LLC has (x) conducted any business or owned any assets other than its direct or indirect ownership of the Eagle Assets or the Regulated Assets, as applicable, or (y)  incurred any material Liabilities.
3.2    Authority and Approval; Enforceability.
(a)    P66 Company has the corporate power and authority to execute and deliver this Agreement and any Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by P66 Company of this Agreement and any Transaction Document to which it is or will be a party, the

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performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action of P66 Company. Each of this Agreement and any Transaction Document to which P66 Company is or will be a party constitutes or will constitute, upon execution and delivery by P66 Company, the valid and binding obligation of P66 Company, enforceable against P66 Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
(b)    PDI has the corporate power and authority to execute and deliver this Agreement and any Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by PDI of this Agreement and any Transaction Document to which it is or will be a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action of PDI. Each of this Agreement and any Transaction Document to which PDI is or will be a party constitutes or will constitute, upon execution and delivery by PDI, the valid and binding obligation of PDI, enforceable against PDI in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
3.3    No Conflict. This Agreement, the Transaction Documents to which any P66 Party is or will be a party and the execution and delivery hereof and thereof by such P66 Party do not, and the fulfilment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:
(a)    conflict with any of the provisions of the certificate of incorporation or bylaws of any P66 Party or with any of the provisions of the organizational documents of any of the Contributed Entities;
(b)    conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any P66 Party or any of the Contributed Entities;
(c)    conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any material indenture,

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mortgage, lien or material agreement, contract, commitment or instrument to which any P66 Party or any of the Contributed Entities is a party or by which any of them is bound or to which any of the Contributed Assets are subject;
(d)    result in the creation of, or afford any person the right to obtain, any material Lien on the capital stock or other equity interests, property or assets of any P66 Party or any of the Contributed Entities under any such material indenture, mortgage, lien, agreement, contract, commitment or instrument; or
(e)    result in the revocation, cancellation, suspension or material modification, singly or in the aggregate, of any Governmental Approval (as defined below) possessed by any P66 Party or any of the Contributed Entities that is necessary or desirable for the ownership, lease or operation of its properties and other assets in the conduct of its business as now conducted, including any Governmental Approvals under any applicable Environmental Law; except, in the case of clauses (b), (c), (d) and (e), as would not have, individually or in the aggregate, a Material Adverse Effect and except for such as will have been cured at or prior to the Closing.
3.4    Consents. Except for notice to, or consent of, Governmental Authorities related to the transfer of environmental Permits, no consent, approval, license, permit, order, waiver, or authorization of, or registration, declaration, or filing with any Governmental Authority (each a “Governmental Approval”) or other person or entity is required to be obtained or made by or with respect to any of the P66 Parties, any Contributed Entity or any of the Contributed Interests or Contributed Assets in connection with:
(a)    the execution, delivery, and performance of this Agreement or the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby;
(b)    the enforcement against the P66 Parties of their obligations hereunder and thereunder; or
(c)    following the Closing, the Partnership Group’s (i) ownership of the Contributed Entities, (ii) ownership of the Contributed Assets or (iii) conduct of the Businesses;
except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect.
3.5    Laws and Regulations; Litigation. As of the date hereof, there are no pending or, to the P66 Parties’ knowledge, threatened claims, fines, actions, suits, demands, investigations or proceedings or any arbitration or binding dispute resolution proceedings (collectively, “Litigation”) against any of the P66 Parties, the Contributed Entities or against or affecting the

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Businesses, Contributed Interests or the Contributed Assets or the ownership of the Contributed Interests or the ownership or operation of the Contributed Assets or the operation of the Businesses (other than Litigation under any Environmental Law, which is the subject of Section 3.7) that (i) would individually, or in the aggregate, have a Material Adverse Effect or (ii) seek any material injunctive relief with respect to the Businesses, the Contributed Interests or the Contributed Assets. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (x) none of the Contributed Entities is in any violation of or default under any law or regulation or under any order (other than Environmental Laws, which are the subject of Section 3.7) of any Governmental Authority and (y) there is no Litigation (other than Litigation under any Environmental Law, which is the subject of Section 3.7) pending or, to the P66 Parties’ knowledge, threatened against or affecting the Businesses, Contributed Assets, the Contributed Entities or, as of the Closing, PDI’s ownership of the Contributed Interests, at law or in equity, by or before any Governmental Authority having jurisdiction over the P66 Parties. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Litigation is pending or, to the P66 Parties’ knowledge, threatened to which any P66 Party is or may become a party that questions or involves the validity or enforceability of any of their respective obligations under this Agreement or seeks to prevent or delay, or damages in connection with, the consummation of the transactions contemplated hereby.
3.6    Management Projections and Budgets. The projections and budgets (the “Financial and Operational Information”) provided to the Partnership (including those provided to Evercore Partners (“Financial Advisor”), the financial advisor to the conflicts committee of the Board of Directors of the General Partner (the “Conflicts Committee”)) by P66 Company as part of the Partnership’s review of the Businesses, Contributed Interests and the Contributed Assets in connection with this Agreement have a reasonable basis, were prepared in good faith and are consistent with P66 Company’s management’s current expectations. The other financial and operational information provided by P66 Company to Financial Advisor as part of its review of the proposed transaction for the Conflicts Committee is complete and correct in all material respects for the periods covered and is derived from and is consistent with the books and records of P66 Company. Without limiting the foregoing, there are no approved capital expansion projects with respect to the Contributed Assets other than (i) those set forth on Schedule 2.5, (ii) those disclosed to the Partnership in writing prior to the date hereof and (iii) other capital expansion projects not in excess of $1,000,000 individually or $5,000,000 in the aggregate.
3.7    Environmental Matters. Except as does not (individually or in the aggregate) have a Material Adverse Effect, (a) the P66 Parties’ and the Contributed Entities’ ownership and operation of the Contributed Assets is in compliance with Environmental Laws, (b) none of the P66 Parties, the Contributed Entities or, to the P66 Parties’ knowledge, the Contributed Assets is the subject of any outstanding administrative or judicial order of judgment, agreement or

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arbitration award from any Governmental Authority under any Environmental Law relating to the Contributed Assets and requiring remediation, the payment of a fine or penalty or a change in method of operation, (c) each of the applicable P66 Parties or the Contributed Entities has received all Permits required to be received by them under applicable Environmental Laws and that are necessary to operate the Businesses and to own and operate the Contributed Assets as presently owned or operated or in light of such Contributed Asset’s current stage of development or construction, (d) each of the applicable P66 Parties or , the Contributed Entities is in compliance with all terms and conditions of any such Permits, (e) none of the P66 Parties or the Contributed Entities is subject to any pending Litigation under any Environmental Law with respect to the ownership or operation of the Contributed Assets, and (f) none of the P66 Parties, with respect to the Contributed Assets, and none of the Contributed Entities have any Liability in connection with the release of any Hazardous Material into the environment.
3.8    Contributed Interests.
(a)    The Contributed Interests (i) constitute 100% of the limited liability company interests in the Contributed Entities and (ii) were duly authorized and validly issued and are fully paid and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). None of the Contributed Interests are subject to or were issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of local or state law applicable to the Contributed Interests, the organizational documents of any Contributed Entity, or any contract, arrangement or agreement to which P66 Company, PDI or any Contributed Entity or any of their respective Subsidiaries is a party or to which it or any of their respective properties or assets (including the Contributed Assets) is otherwise bound.
(b)    P66 Company or its Affiliates have good and valid record and beneficial title to the Contributed Interests, free and clear of any and all Liens, and, except as provided or created by the limited liability company agreement or other organizational or governance documents of any Contributed Entity, the Securities Act or applicable securities laws, the Contributed Interests are free and clear of any restrictions on transfer, Taxes or claims. There are no options, warrants, purchase rights, contracts, commitments or other securities exercisable or exchangeable for any equity interests of the Contributed Entities or any other commitments or agreements providing for the issuance of additional equity interests in the Contributed Entities for the repurchase or redemption of the Contributed Interests, or any agreements of any kind that may obligate any Contributed Entity to issue, purchase, register for sale, redeem or otherwise acquire any of its equity interests. Immediately after the Closing, the Partnership will have good and valid record and beneficial title to the Contributed Interests, free and clear of any Liens.

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3.9    Contributed Assets.
(a)    The Contributed Assets, when considered together with the Shared Services Agreement, Operational Services Agreement Amendment, Omnibus Agreement Amendment, Origination Services Agreement Amendment and Shared Services Agreement Amendment and the services provided by P66 Company and its Affiliates pursuant to the Operational Services Agreement, Omnibus Agreement, Origination Services Agreement and Shared Services Agreement (Bayway) (each as contemplated to be amended at the Closing), are sufficient to conduct the Businesses and own and operate the Contributed Assets in a manner materially consistent with the Financial and Operational Information (including to provide all necessary services under the Transaction Documents in the manner contemplated therein).
(b)    The P66 Parties and their Affiliates are the owners, and as of the Effective Time, the Contributed Entities will be the owners, of such valid easement rights, leasehold and/or fee ownership interests (including rights of way) in and to the lands constituting Contributed Assets or on which any Contributed Assets are located that, when considered together with the Lease Agreements and the services provided by P66 Company and its Affiliates pursuant to the Omnibus Agreement and the Operational Services Agreement (each as contemplated to be amended at the Closing), are sufficient to enable each of the Contributed Entities to use or operate the Contributed Assets in substantially the same manner that the Contributed Assets were used and operated historically by P66 Company and its Affiliates or as such Contributed Assets are intended to be used and operated as of the Effective Time or when fully constructed as contemplated by the Transaction Documents. P66 Company, its Affiliates have, and as of the Effective Time, the Contributed Entities will have good and marketable title in fee to all real property and interests in real property constituting part of the Contributed Assets, and purported to be owned in fee, and good and valid leasehold or other title, as applicable, to the leasehold estates in all other real property and interests in real property (including rights of way) constituting part of the Contributed Assets, in each case except as would not have a Material Adverse Effect. None of the P66 Parties has any knowledge of any default or breach (or event which, with the giving of notice or passage of time, or both, would become a default or breach) under any lease, right of way or similar instrument pursuant to which it holds any such non-fee real property interest, in each case except as would not have a Material Adverse Effect. P66 Company or its Affiliates own, and as of the Effective Time, the Contributed Entities will own, all such real property and interests in real property free and clear of any Liens except (i) those set forth in Schedule 3.9(b), (ii) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business that are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established on the books and records of P66 Company and provided in the Financial and Operational Information in accordance with U.S. generally accepted accounting principles, (iii) Liens for current Taxes that are not yet due

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and payable or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established on the books and records of P66 Company and provided in the Financial and Operational Information in accordance with U.S. generally accepted accounting principles and (iv) other imperfections of title or encumbrances that, individually or in the aggregate, could not reasonably be expected to materially interfere with the ordinary conduct or operation of the Businesses (the Liens described in clauses (i), (ii), (iii) and (iv) above, being referred to collectively as “Permitted Liens”). Except as would not have, individually or in the aggregate, a Material Adverse Effect, there are no material gaps in contiguity between or among the tracts or parcels of real property or interests in real property comprising the routes or corridors used by or for any pipeline or gathering systems constituting part of the Contributed Assets. The P66 Parties or their Affiliates have, and as of the Effective Time, the Contributed Entities will have, all material consents, licenses and permits necessary to (x) own and operate the Businesses in the manner contemplated by the Transaction Documents and (y) allow for ingress and egress to and from the Contributed Assets.
(c)    The P66 Parties or their Affiliates have, and as of the Effective Time, the Contributed Entities will have, good and marketable title to all tangible personal property included in the Contributed Assets, free and clear of all Liens except Permitted Liens, other than tangible personal property owned on the date of this Agreement but subsequently sold or otherwise disposed of in the ordinary course of business consistent with prior practice. All tangible personal property included in the Contributed Assets is, in the aggregate, in good operating condition and repair (normal wear and tear excepted) and has been maintained in accordance with applicable laws and regulations, as well as generally accepted industry practice, and is sufficient for the purposes for which it is currently being used or held for use.
3.10    Permits. The P66 Parties or their Affiliates hold or have a valid right to use, and as of the Effective Time, the Contributed Entities will hold or have a valid right to use, all Permits (other than environmental Permits, which are the subject of Section 3.7) that are necessary for the conduct of the Businesses and the ownership or operation of the Contributed Assets, each in compliance with applicable laws and regulations of applicable Governmental Authorities, except for those the failure of which to have, individually or in the aggregate, does not have a Material Adverse Effect. The P66 Parties or their Affiliates have complied in all material respects with all terms and conditions thereof.
3.11    Insurance. The P66 Parties or their Affiliates maintain policies of fire and casualty, liability and other forms of property and liability insurance related to the Contributed Assets and the Businesses in such amounts, with such deductibles, and against such risks and losses as are, in their judgment, reasonable for the Businesses and the Contributed Assets. To the P66 Parties’ knowledge, all such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received

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with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. To the P66 Parties’ knowledge, the activities and operations of the Businesses have been conducted in a manner so as to conform in all material respects to all applicable provisions of those insurance policies.
3.12    Brokerage Arrangements. None of the P66 Parties or any of their Affiliates has entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate any Group Member to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.
3.13    Investment. PDI is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act, as amended (the “Securities Act”). PDI is not acquiring the New Common Units with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. PDI is familiar with investments of the nature of the New Common Units, understands that this investment involves substantial risks, has adequately investigated the Partnership and the New Common Units, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the New Common Units, and is able to bear the economic risks of such investment. PDI has had the opportunity to visit with the Partnership and meet with the officers of the General Partner and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Partnership, has received all materials, documents and other information that PDI deems necessary or advisable to evaluate the Partnership and the New Common Units, and has made its own independent examination, investigation, analysis and evaluation of the Partnership and the New Common Units, including its own estimate of the value of the New Common Units. PDI has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Partnership) as PDI deems adequate. PDI acknowledges that the New Common Units have not been registered under applicable federal and state securities laws and that the New Common Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws.
3.14    Taxes.
(a)    All Tax Returns that are required to be filed by or with respect to the Contributed Entities or the Contributed Assets on or prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed on or prior to the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects.

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(b)    All Taxes due and payable with respect to the Contributed Entities or the Contributed Assets (whether or not shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued for by the applicable Contributed Entity.
(c)    No examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding any of the Tax Returns described in Section 3.14(a) or any Taxes with respect to the Contributed Entities or the Contributed Assets are currently pending or have been proposed in writing or have been threatened.
(d)    No waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes with respect to the Contributed Entities or the Contributed Assets or any Tax Returns with respect to the Contributed Entities or the Contributed Assets.
(e)    For U.S. federal income Tax purposes, each of the Contributed Entities is currently, and has been since its respective inception, properly classified as an entity disregarded as separate from its owner.
3.15    Material Contracts. The P66 Parties have made available to the Partnership a correct and complete copy of each Material Contract. Each Material Contract is in full force and effect, and none of the P66 Parties, any Contributed Entity or, to the knowledge of the P66 Parties, any other party, is in breach or default thereunder and no event has occurred that upon receipt of notice or lapse of time or both would constitute any breach or default thereunder, except for such breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. None of the P66 Parties or the Contributed Entities has given or received from any third party any notice of any action or intent to terminate or amend in any material respect any Material Contract.
3.16    No Adverse Changes. To the knowledge of the P66 Parties, since December 31, 2015:
(a)    there has not been a Material Adverse Effect;
(b)    the Businesses and the Contributed Assets have been operated and maintained in the ordinary course of business consistent with past practices and, as applicable, prudent industry standards; and
(c)    there has not been any material damage or destruction to any material portion of the Contributed Assets other than such damage or destruction that has been repaired.

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3.17    Prior Conveyances. As of the Effective Time, each of the Prior Conveyances has been duly executed, acknowledged (where applicable) and delivered by the parties thereto in substantially the form provided by the P66 Parties to the Partnership prior to the date hereof.
3.18    No Other Representations or Warranties; Schedules. The P66 Parties make no other express or implied representation or warranty with respect to the Businesses, the Contributed Entities, the Contributed Assets or the transactions contemplated by this Agreement, and disclaim any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.
Article IV.
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP
The Partnership hereby represents and warrants to the P66 Parties that as of the date hereof:
4.1    Organization and Existence. The Partnership is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all limited partnership power and authority to own the Contributed Interests and the Contributed Assets. The Partnership is duly qualified to transact business as a limited partnership and is in good standing in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Partnership Material Adverse Effect.
4.2    Authority and Approval; Enforceability. The Partnership has the requisite power and authority to execute and deliver this Agreement and any Transaction Document to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by the Partnership of this Agreement and any Transaction Document to which it is a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action of the Partnership. Each of this Agreement and any Transaction Document to which the Partnership is a party constitutes the valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
4.3    Delivery of Fairness Opinion. Financial Advisor has delivered an opinion to the Conflicts Committee that the aggregate consideration to be paid by the Partnership as

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consideration for the Contributed Interests pursuant to this Agreement is fair to the Partnership and to the common unitholders of the Partnership (other than the P66 Parties) from a financial point of view.
4.4    Brokerage Arrangements. The Partnership has not entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate the P66 Parties or any of their Affiliates (other than the Partnership) to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.
4.5    New Common Units and New GP Units. The New Common Units and the New GP Units being issued at Closing will be, when issued in consideration for the contribution by the P66 Parties of the Contributed Interests, duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by the Delaware Revised Uniform Limited Partnership Act) and free of any preemptive or similar rights (other than those set forth in the Partnership’s limited partnership agreement).
Article V.
COVENANTS, ETC.
5.1    Certain Actions. The P66 Parties covenant and agree that from and after the execution of this Agreement and until the Closing:
(a)    without the prior written consent of the Partnership, the P66 Parties will not, and will not permit any of the Contributed Entities to, sell, transfer, assign, convey or otherwise dispose of any of the Contributed Interests or the Contributed Assets;
(b)    the P66 Parties will, and will cause the Contributed Entities to, maintain the Contributed Assets in as good working order and condition as they are as of the date of this Agreement, ordinary wear and tear excepted;
(c)    the P66 Parties will, and will cause the Contributed Entities to, operate the Contributed Assets in the ordinary course consistent with past practices;
(d)    the P66 Parties will not, and will not permit any of the Contributed Entities to, permit any Lien (other than Permitted Liens) to be imposed on the Contributed Interests or the Contributed Assets; and
(e)    the P66 Parties shall make, and shall cause their respective Affiliates to make, all payments required to be made in respect of the Construction Costs, and shall, and shall cause their respective Affiliates to, use all commercially reasonable efforts to ensure that the completion of the capital expansion projects involving the Contributed Assets described on

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Schedule 2.5 continues in all material respects in accordance with the milestones, scope, budget and other terms and provisions of the Contracts relating thereto.
5.2    Independent Investigation. The Partnership acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely on its own independent investigation of the Contributed Entities, the Contributed Interests and the Contributed Assets and upon the express written representations, warranties and covenants in this Agreement or in the other Transaction Documents. Without diminishing the scope of the express written representations, warranties and covenants of the Parties and without affecting or impairing its right to rely thereon, THE PARTNERSHIP ACKNOWLEDGES THAT THE P66 PARTIES HAVE NOT MADE, AND THE P66 PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONTRIBUTED ENTITIES, THE CONTRIBUTED INTERESTS OR THE CONTRIBUTED ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), OTHER THAN THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.
5.3    Post-Closing Payments.

(a)    The Parties acknowledge that the consideration payable by the Partnership for the Contributed Assets reflects the operational and other assumptions with respect to the Contributed Assets included in the Financial and Operational Information. Following the Closing, and in any event no later than December 31, 2016 if the Closing occurs, the P66 Parties shall pay to the Partnership an amount in cash equal to the greater of zero and the Post-Closing Settlement Obligation. The Parties agree that (i) the P66 Parties’ obligation to pay the Post-Closing Settlement Obligation is in lieu of any obligation of the P66 Parties or their respective Subsidiaries to settle any payment obligations due to the Contributed Entities from outstanding trade receivables, if any, as of the Effective Time and (ii) the payment of the Post-Closing Settlement Obligation shall in no event be deemed a payment under any Commercial Agreement or reduce any minimum volume commitment for any period thereunder (except with respect to the period beginning on October 1, 2016 and ending on the Effective Time).
(b)    Additionally, in the event that the Closing occurs and the Casper Terminal has not commenced commercial operations prior to October 17, 2016, in consideration of services that would have been provided by the Partnership to the P66 Parties under the Casper Terminal Services Agreement, the P66 Parties shall pay to the Partnership an amount in cash equal to (i) $1,500 multiplied by (ii) the number of days from and including October 17, 2016 to

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the Commencement Date (as such term is defined in the Casper Terminal Services Agreement). Any amount payable by the P66 Parties under this Section 5.3(b) shall be paid no later than December 31, 2016.
(c)    Without limiting anything in the foregoing, should any of the P66 Parties or any of their respective Subsidiaries, after Closing, receive any payments or distributions related to the Contributed Entities or the Contributed Assets to which the Partnership or any of its Subsidiaries is entitled pursuant to this Agreement, then such P66 Party or its applicable Subsidiary shall, within thirty (30) days of receipt of such payments, forward such payments or distributions to the Partnership. If any demand is made on the P66 Parties or any of their respective Subsidiaries after Closing to pay any invoice or other obligation contracted or incurred in connection with the ownership of the Contributed Entities or Contributed Interests or the ownership or operation of the Contributed Assets on or after the Effective Time, the Partnership shall pay the same to the extent such invoice or obligation constitutes an Assumed Liability.
5.4    Further Assurances. On and after the Closing Date, the Parties shall cooperate and use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the transactions contemplated hereby, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such Party may reasonably be requested to take by the other Party from to time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and transactions contemplated hereby.
5.5    NYSE Listing. Prior to the Closing, the Partnership will use its reasonable best efforts to obtain approval for listing, subject to notice of issuance, the New Common Units on the New York Stock Exchange (the “NYSE”).
5.6    Tax Covenants.
(a)    The Parties agree that the income related to the Contributed Entities or the Contributed Assets for the period up to the Closing Date will be reflected on the federal income Tax Return of the appropriate P66 Party, and that such P66 Party shall bear the liability for any Taxes associated with such income. The Parties further agree that the income related to the Contributed Entities or the Contributed Assets for the period on and after the Closing Date will be reflected on the federal income Tax Return of the Partnership.
(b)    The Parties shall cooperate fully, and cause their Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, to accomplish the

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apportionment of income described pursuant to Section 5.6(a), requests for the provision of any information or documentation within the knowledge or possession of the other Party as reasonably necessary to facilitate compliance with financial reporting obligations arising under ASC 740 (formerly FASB Statement No. 109) (including compliance with FIN 48) promulgated by the Financial Accounting Standards Board, and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Partnership and the P66 Parties will use their respective commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Contributed Entities and the Contributed Assets relating to any taxable period beginning before the Closing Date until the later of six years after the Closing Date or the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority. The Partnership and the P66 Parties each agree, upon request, to use their respective commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.
(c)    Prior to the Closing, the Partnership intends to incur a Liability or Liabilities with respect to the transactions contemplated by Section 2.1, which will be considered recourse debt within the meaning of Section 1.752-1 of the Treasury regulations (the “Treasury Regulations”) promulgated under the Code (the “Transaction Debt”). The Parties intend that (i) the distribution of the Cash Consideration to PDI shall be made first out of proceeds of the Transaction Debt, and such portion of the Cash Consideration shall qualify as a “debt-financed transfer” under Section 1.707-5(b) of the Treasury Regulations; (ii) PDI’s share of the Transaction Debt under Sections 1.752-2 and 1.707-5(a)(2)(i) of the Treasury Regulations shall be the entire amount of the Transaction Debt; and (iii) the distribution of the Cash Consideration to PDI in excess of amounts distributed out of proceeds of the Transaction Debt, if any, shall be made to reimburse PDI for capital expenditures described in Section 1.707-4(d) of the Treasury Regulations to the extent such distribution does not exceed the amount of capital expenditures described in Section 1.707-4(d) of the Treasury Regulations. To the extent a change in law causes PDI’s share of the Transaction Debt to be determined under Sections 1.752-3(a)(3) and 1.707-5(a)(2)(ii) of the Treasury Regulations, instead of as described in clause (ii) hereto, the Parties agree, for purposes of Section 1.707-5(a)(2)(ii) of the Treasury Regulations, to take into account the Incentive Distribution Rights (as such term is defined in the Partnership Agreement) in determining PDI’s share of the Partnership’s profits under Section 1.752-3(a)(3) of the

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Treasury Regulations.  The Parties agree to act at all times in a manner consistent with this intended treatment of the Cash Consideration and the Transaction Debt.
5.7    Financial Statements.
(a)    The P66 Parties and the Partnership intend for the transactions contemplated by this Agreement to be subject to the provisions of the Financial Accounting Standards Board’s Accounting Standards Codification, section 805-50, Business Combinations, Related Issues (“ASC 805-50”), as a transaction between entities under common control.
(b)    The P66 Parties will cooperate with the Partnership to deliver on a timely basis the unaudited financial statements (including balance sheets, and statements of income, cash flows and changes in net investment), in each case with respect to the Businesses, Contributed Entities and the Contributed Assets, necessary for the Partnership to comply with the provisions of ASC 805-50, (the “Financial Statements”).
(c)    The Financial Statements will be prepared from the books and records of the P66 Parties and their Subsidiaries in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby.
5.8    Financing Cooperation. From and after the execution of this Agreement, the P66 Parties shall, and shall cause each of their Affiliates to, use commercially reasonable efforts to cause their representatives (including their auditors) to provide all customary cooperation as reasonably requested by the Partnership to assist the Partnership in the arrangement of any capital markets debt or equity financing, any bank debt, or any other financing arrangements (the “Financing”) necessary or desirable to fund any amounts contemplated to be paid in connection with or immediately following the consummation of the transactions contemplated by this Agreement (including the Cash Consideration), including any necessary offering documents related thereto.
5.9    Assignment of Contracts. Upon a mutual determination by the Parties that all of the P66 Parties’ obligations have been satisfied, and no P66 Party has any further Liability under, any Contract relating to the capital expansion projects involving the Contributed Assets described on Schedule 2.5, the P66 Parties shall, or shall cause their Subsidiaries to, assign such Contracts to Holdings or Carrier, as applicable.
Article VI.
CONDITIONS TO CLOSING
6.1    Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each Party to proceed with the Closing is subject to the satisfaction or waiver by

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each of the Parties (subject to applicable laws) on or prior to the Closing Date of all of the following conditions:
(a)    all necessary filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been made and obtained; provided, however, that, prior to invoking this condition, the invoking Party shall have used commercially reasonable efforts to make or obtain such filings and consents;
(b)    no Party shall be subject to any decree, order or injunction of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated hereby and no statute, rule, regulation, order, decree or injunction enacted, entered, or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement, shall be in effect; and
(c)    the New Common Units shall have been approved for listing upon notice of issuance on the NYSE.
6.2    Conditions to the Obligation of the Partnership. The obligation of the Partnership to proceed with the Closing is subject to the satisfaction or waiver by the Partnership on or prior to the Closing Date of the following conditions:
(a)    the P66 Parties shall have performed the covenants and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date;
(b)    (i) the Fundamental Representations shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties of the P66 Parties made in this Agreement shall be true and correct in all respects (without regard to qualifications as to materiality or Material Adverse Effect contained therein, except in the case of the representation and warranty contained in Section 3.16(a)) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had a Material Adverse Effect;
(c)    the P66 Parties shall have delivered to the Partnership a certificate dated the Closing Date and signed by an authorized officer of the P66 Parties confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.2 (the “P66 Closing Certificate”);

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(d)    the P66 Parties shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.2;
(e)    between the date hereof and the Closing Date, there shall not have been a Material Adverse Effect; and
(f)    the Partnership shall have received sufficient proceeds in the Financing, on terms and conditions that are reasonably satisfactory to the Partnership, necessary or desirable to fund any amounts contemplated to be paid in connection with or immediately following the consummation of the transactions contemplated by this Agreement.
6.3    Conditions to the Obligation of the P66 Parties. The obligation of the P66 Parties to proceed with the Closing is subject to the satisfaction or waiver by the P66 Parties on or prior to the Closing Date of the following conditions:
(a)    the Partnership shall have performed in all material respects the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date;
(b)    the representations and warranties of the Partnership made in this Agreement shall be true and correct in all respects (without regard to qualifications as to materiality or Partnership Material Adverse Effect contained therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had a Partnership Material Adverse Effect;
(c)    the Partnership shall have delivered to the P66 Parties a certificate dated the Closing Date and signed by an authorized officer of the General Partner confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.3 (the “Partnership Closing Certificate”);
(d)    the Partnership shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.3; and
(e)    between the date hereof and the Closing Date, there shall not have been a Partnership Material Adverse Effect.

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Article VII.
CLOSING
7.1    Closing. Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by the P66 Parties and the Partnership, the closing (the “Closing”) of the transactions contemplated by this Agreement will be held at the offices of Latham & Watkins LLP, 811 Main Street, 37th Floor, Houston, Texas at 9:00 a.m., Houston, Texas time on October 14, 2016, or such other time and date mutually agreed to by the Parties in writing. The date on which the Closing occurs is referred to as the “Closing Date.”
7.2    Deliveries by the P66 Parties. At the Closing, the P66 Parties will deliver (or cause to be delivered) the following:
(a)    a counterpart to the Assignment of Membership Interest, duly executed by PDI;
(b)    a counterpart to the Operational Services Agreement Amendment, duly executed by Pipeline;
(c)    a counterpart to the Omnibus Agreement Amendment, duly executed by Pipeline;
(d)    a counterpart to each of the Commercial Agreements, duly executed by P66 Company;
(e)    a counterpart to the Shared Services Agreement, duly executed by P66 Company;
(f)    a counterpart to the Shared Services Agreement Amendment, duly executed by P66 Company;
(g)    a counterpart to the Origination Services Agreement Amendment, duly executed by P66 Company;
(h)    a counterpart to each of the Lease Agreements, duly executed by P66 Company;
(i)    the P66 Closing Certificate, duly executed by an officer of the P66 Parties;
(j)    an executed statement described in Treasury regulations section 1.1445-2(b)(2) certifying that PDI is neither a disregarded entity nor a foreign person within the meaning of the Code; and

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(k)    such other documents, certificates and other instruments as may be reasonably requested by the Partnership prior to the Closing Date to carry out the intent and purposes of this Agreement.
7.3    Deliveries by the Partnership. At the Closing, the Partnership will deliver (or cause to be delivered) the following:
(a)    the New Common Units, by issuance of such New Common Units (in book-entry form) to PDI, by instruction to the Partnership’s transfer agent or otherwise;
(b)    the New GP Units, by issuance of such New GP Units (in certificated or book-entry form) to the General Partner, by instruction to the Partnership’s transfer agent or otherwise;
(c)    a counterpart to the Assignment of Membership Interest, duly executed by the Partnership, the General Partner, Holdings and Carrier;
(d)    a counterpart to the Operational Services Agreement Amendment, duly executed by Holdings and Carrier;
(e)    a counterpart to the Omnibus Agreement Amendment, duly executed by Carrier;
(f)    a counterpart to each of the Commercial Agreements, duly executed by Carrier or Holdings, as applicable;
(g)    a counterpart to the Shared Services Agreement, duly executed by Holdings;
(h)    a counterpart to the Shared Services Agreement Amendment, duly executed by Holdings;
(i)    a counterpart to the Origination Services Agreement Amendment, duly executed by Carrier;
(j)    a counterpart to each of the Lease Agreements, duly executed by Holdings;
(k)    the Partnership Closing Certificate, duly executed by an officer of the General Partner; and

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(l)    such other documents, certificates and other instruments as may be reasonably requested by the P66 Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.
Article VIII.
INDEMNIFICATION
8.1    Indemnification of P66 Company and Other Parties. Solely for the purpose of indemnification in this Section 8.1, the representations and warranties of the Partnership in this Agreement shall be deemed to have been made without regard to any materiality or Partnership Material Adverse Effect or knowledge qualifiers. From and after the Closing Date, subject to the other provisions of this Article VIII, the Partnership shall indemnify and hold the P66 Parties and their respective Affiliates, directors, officers, employees, agents and representatives (together with the P66 Parties, the “P66 Indemnitees”) harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the “Damages”), suffered by the P66 Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any breach of a representation or warranty of the Partnership in this Agreement, (b) any breach of any agreement or covenant under this Agreement on the part of the Partnership or (c) any of the Assumed Liabilities.
8.2    Indemnification of the Partnership and other Parties. Solely for the purpose of indemnification in this Section 8.2, the representations and warranties of the P66 Parties in this Agreement (other than the representation and warranty contained in Section 3.16(a)) shall be deemed to have been made without regard to any materiality or Material Adverse Effect or knowledge qualifiers. From and after the Closing Date, subject to the other provisions of this Article VIII, the P66 Parties shall, jointly and severally, indemnify and hold the Group Members and their respective directors, officers, employees, agents and representatives (together with the Partnership, the “Partnership Indemnitees”) harmless from and against any and all Damages suffered by the Partnership Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any breach of a representation or warranty of the P66 Parties in this Agreement, (b) any breach of any agreement or covenant in this Agreement on the part of the P66 Parties, (c) any of the Excluded Liabilities or (d) any sales or use Tax imposed on the contributions described in Article II or the Prior Conveyances.
8.3    Demands. Each indemnified party agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Indemnity

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Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Indemnity Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement to the extent that knowing failure to notify actually results in material prejudice or damage to the indemnifying party.
8.4    Right to Contest and Defend.
(a)    The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, however, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted and prosecuted diligently to a final conclusion or settled in accordance with this Section 8.4 by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Indemnity Claim or elects to contest such Indemnity Claim but fails diligently and promptly to prosecute or settle such claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party.
(b)    Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if

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the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.
8.5    Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.
8.6    Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.
8.7    Payment of Damages. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within 10 days as and when reasonably specific bills are received or loss, liability, claim, damage or expense is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all reimbursements (including, without limitation, insurance proceeds) credited to or received by the other party related to the Damages.
8.8    Limitations on Indemnification.
(a)    To the extent the Partnership Indemnitees are entitled to indemnification for Damages pursuant to Section 8.2(a) (but not including Damages for breaches of Fundamental Representations), the P66 Parties shall not be liable for those Damages unless the aggregate amount of Damages exceeds $3,000,000 (the “Deductible”), and then only to the extent of any such excess; provided, however, that the P66 Parties shall not be liable for Damages pursuant to Section 8.2(a) (but not including Damages for breaches of Fundamental Representations) that exceed, in the aggregate, $130,500,000 (the “Cap”) less the Deductible.
(b)    Notwithstanding clause (a) above, to the extent the Partnership Indemnitees are entitled to indemnification for Damages for claims arising from fraud or related to or arising from Taxes (including, without limitation, Damages for breach of the

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representations or warranties in Section 3.14), the P66 Parties shall be fully liable for such Damages without regard to the Deductible or the Cap. For the avoidance of doubt, the P66 Parties shall be fully liable for Damages pursuant to Sections 8.2(b), 8.2(c) or 8.2(d) and for breaches of Fundamental Representations without regard to the Deductible or the Cap.
(c)    To the extent the P66 Indemnitees are entitled to indemnification for Damages pursuant to Section 8.1(a), the Partnership shall not be liable for those Damages unless the aggregate amount of Damages exceeds, in the aggregate, the Deductible, and then only to the extent of any such excess; provided, however, that the Partnership shall not be liable for Damages that exceed, in the aggregate, the Cap less the Deductible.
(d)    Notwithstanding clause (c) above, to the extent the P66 Indemnitees are entitled to indemnification for Damages arising from fraud, the Partnership shall be fully liable for such Damages without regard to the Deductible or the Cap. For the avoidance of doubt, the Partnership shall be fully liable for Damages pursuant to Sections 8.1(b) or 8.1(c) without regard to the Deductible or the Cap.
8.9    Survival.
(a)    The liability of the P66 Parties for the breach of any of the representations and warranties of the P66 Parties set forth in Sections 3.1, 3.2, 3.8 and 3.9 (the “Fundamental Representations”) shall be limited to claims for which the Partnership delivers written notice to the P66 Parties on or before the date that is three years after the Closing Date. The liability of the P66 Parties for the breach of any of the representations and warranties of the P66 Parties set forth in Article III other than the Fundamental Representations shall be limited to claims for which the Partnership delivers written notice to the P66 Parties on or before the date that is eighteen months after the Closing Date. The liability of the P66 Parties for Damages for claims related to or arising from Taxes (including, without limitation, Damages for claims for breach of the representations or warranties in Section 3.14) shall be limited to claims for which the Partnership delivers written notice to the P66 Parties on or before the date that is ninety (90) days after the expiration of the applicable statute of limitations for assessment of the applicable Tax.
(b)    The liability of the Partnership for the breach of any of the representations and warranties of the Partnership set forth in Article IV shall be limited to claims for which the P66 Parties delivers written notice to the Partnership on or before the date that is eighteen (18) months after the Closing Date.
8.10    Sole Remedy. After the Closing, no Party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in this Article VIII, other than claims or causes of action arising from fraud, and other than claims for specific

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performance or claims arising under any Transaction Documents (which claims shall be subject to the liability provisions of such Transaction Documents).
8.11    Express Negligence Rule. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE PARTNERSHIP AND P66 COMPANY ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.
8.12    Knowledge. The Partnership Indemnitees’ and the P66 Indemnitees’ rights under this Agreement or otherwise shall not be diminished by any investigation performed or knowledge acquired or capable of being acquired, whether before or after the date of this Agreement, regarding the accuracy or inaccuracy of any representation or warranty or the performance or non-performance of any covenant.
8.13    Consideration Adjustment. The Parties agree to treat all payments made pursuant to this Article VIII as adjustments to the consideration set forth in Section 2.2 of this Agreement, as reasonably agreed to between the Parties, for U.S. federal income Tax purposes, except as otherwise required by Law following a final determination by the U.S. Internal Revenue Service or a Governmental Authority with competent jurisdiction.
Article IX.
TERMINATION
9.1    Events of Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)    by mutual written consent of the P66 Parties and the Partnership;
(b)    by either the P66 Parties or the Partnership in writing after December 31, 2016, if the Closing has not occurred by that date, provided that as of such date the terminating Party is not in default under this Agreement;

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(c)    by either the P66 Parties or the Partnership in writing without prejudice to other rights and remedies the terminating Party or its Affiliates may have (provided the terminating Party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other Party or its Affiliates shall have (i) materially failed to perform its covenants or agreements contained herein required to be performed by such Party or its Affiliates on or prior to the Closing Date or (ii) materially breached any of its representations or warranties contained herein; provided, however, that in the case of clauses (i) or (ii), the defaulting Party shall have a period of 30 days following written notice from the non-defaulting Party to cure any breach of this Agreement if the breach is curable; or
(d)    by either the P66 Parties or the Partnership in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on the Parties that prohibits or restrains any Party from consummating the transactions contemplated hereby; provided, however, that the applicable Party shall have used its reasonable best efforts to have any such order, writ, injunction or decree removed but it shall not have been removed within 30 days after entry by the Governmental Authority.
9.2    Effect of Termination. In the event of the termination of this Agreement by a Party as provided in Section 9.1, this Agreement shall thereafter become void except for this Section 9.2 and Section 10.4. Nothing in this Section 9.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair any rights of any Party under this Agreement. If this Agreement is terminated by either Party pursuant to Section 9.1(c), then the other Party shall reimburse such Party for its out-of-pocket expenses incurred in connection with the negotiation, execution and performance of this Agreement (including legal fees and fees paid to Financial Advisor, in either case incurred by the Partnership or the Conflicts Committee).
Article X.
MISCELLANEOUS
10.1    Expenses. Unless otherwise specifically provided in this Agreement, each Party shall pay its own expenses incident to this Agreement or the other Transaction Documents and all action taken in preparation for effecting the provisions of this Agreement and the other Transaction Documents.
10.2    Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and the liabilities referenced herein.

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10.3    Right of Offset. Each Party agrees that, in addition to, and without limitation of, any right of set-off, lien or counterclaim a Party may otherwise have, each Party shall have the right and be entitled, at its option, to offset (a) balances held by it or by any of its Affiliates for account of any other Party at any of its offices and (b) other obligations at any time owing by such Party in connection with any obligations to or for the credit or account of the other Party, against any principal of or interest on any of such other Party’s indebtedness or any other amount due and payable to such other Party hereunder that is not paid when due.
10.4    Notices. Unless otherwise specifically provided in this Agreement, any notice, request, instruction, correspondence or other document to be given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt); or (ii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:
If to any of the P66 Parties, addressed to:
Phillips 66 Company
P.O. Box 4428
Houston, Texas 77210
Attention: General Counsel
If to the Partnership or the General Partner, addressed to:
Phillips 66 Partners LP
c/o Phillips 66 Partners GP LLC
P.O. Box 4428
Houston, Texas 77210
Attention: General Counsel
Any Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.
10.5    Governing Law. This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.
10.6    Public Statements. The Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, which shall not be unreasonably withheld or delayed, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or securities exchange regulations.

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10.7    Form of Payment. All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the Party receiving payment may designate at least three business days prior to the proposed date of payment.
10.8    Entire Agreement; Amendments and Waivers. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other Person or entity any rights or remedies hereunder except as Article VIII or Article X contemplates or except as otherwise expressly provided herein or therein. Each Party agrees that (i) no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the transactions contemplated hereby other than those referred to in clause (i) above. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
10.9    Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Parties.
10.10    Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall meet promptly and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby.
10.11    Interpretation. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of

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any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
10.12    Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, those schedules are incorporated in the definition of “Agreement.”
10.13    Counterparts. This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
10.14    Consent of Conflicts Committee. Any amendment or waiver by the Partnership made prior to Closing shall be approved by the Conflicts Committee.
[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

PHILLIPS 66 COMPANY
By:	/s/ R.A. Herman
Name	Robert A. Herman
Title:	Executive Vice President, Midstream
PHILLIPS 66 PROJECT DEVELOPMENT INC.
By:	/s/ R.A. Herman
Name	Robert A. Herman
Title:	Vice President

PHILLIPS 66 PARTNERS GP LLC
By:	/s/ J.T. Liberti
Name	J.T. Liberti
Title:	Vice President and Chief Operating Officer
PHILLIPS 66 PARTNERS LP
By:	Phillips 66 Partners GP LLC, its general partner
By:	/s/ J.T. Liberti
Name	J.T. Liberti
Title:	Vice President and Chief Operating Officer

2

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EXHIBIT A
FORM OF ASSIGNMENT OF MEMBERSHIP INTEREST

[See attached]

FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS
Phillips Texas Pipeline Company Eagle 1 LLC
Phillips Texas Pipeline Company Eagle 2 LLC

THIS ASSIGNMENT OF MEMBERSHIP INTERESTS (this “Agreement”) is made effective as of [ ], 2016 (the “Effective Time”), by and between Phillips 66 Project Development Inc., a Delaware corporation (“PDI”), Phillips 66 Partners GP LLC, a Delaware limited liability company (the “General Partner”), Phillips 66 Partners LP, a Delaware limited partnership (the “Partnership”), Phillips 66 Partners Holdings LLC, a Delaware limited liability company (“Holdings”) and Phillips 66 Carrier LLC, a Delaware limited liability company (“Carrier”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Contribution Agreement (as defined below).
RECITALS
WHEREAS, reference is made to that certain Contribution, Conveyance and Assumption Agreement (the “Contribution Agreement”), dated as of October [•], 2016, by and among Phillips 66 Company, a Delaware corporation (“P66 Company”), PDI, the General Partner, and the Partnership;
WHEREAS, reference is also made to that certain Limited Liability Company Agreement (the “Eagle 1 LLC Agreement”) of Phillips Texas Pipeline Company Eagle 1 LLC, a Delaware limited liability company (“Eagle 1 LLC”), effective as of [•], 2016;
WHEREAS, reference is also made to that certain Limited Liability Company Agreement (the “Eagle 2 LLC Agreement” and, together with the Eagle 1 LLC Agreement, the “LLC Agreements”) of Phillips Texas Pipeline Company Eagle 2 LLC, a Delaware limited liability company (“Eagle 2 LLC” and, together with Eagle 1 LLC, the “Contributed Entities”), effective as of [•], 2016;
WHEREAS, pursuant to the LLC Agreements, PDI is the sole member of the Contributed Entities;
WHEREAS, pursuant to this Agreement:
(a)PDI desires to assign all of its right, title and interest in and to (i) [2]% of the limited liability company interests in each of Eagle 1 LLC and Eagle 2 LLC (collectively, the “GP Membership Interests”) to the General Partner and (ii) [98]% of the limited liability company interests in each of Eagle 1 LLC and Eagle 2 LLC (collectively, the “LP Membership Interests” and, together with the GP Membership Interests, the “Membership Interests”) to the Partnership; and the Partnership desires to accept PDI’s assignment of the LP Membership Interests;

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(b)the General Partner desires to (i) accept the GP Membership Interests and (ii) effective immediately following such acceptance (the “Interim Effective Time”), assign all of its right, title and interest in and to the GP Membership Interests to the Partnership; and the Partnership desires to accept the General Partner’s assignment of the GP Membership Interests;
(c)effective immediately following the Partnership’s acceptance of the GP Membership Interests (the “Partnership Interim Effective Time”), the Partnership desires to assign all of its right, title and interest in and to the Membership Interests to Holdings, and Holdings desires to accept the Partnership’s assignment of the Membership Interests (collectively, the “Holdings Assignments”); and
(d)effective immediately following Holdings’ acceptance of the Membership Interests (the “New Effective Time”), Holdings desires to assign all of its right, title and interest in and to the membership interests in Eagle 2 LLC (the “Eagle 2 LLC Membership Interests”) to Carrier, and Carrier desires to accept Holdings’ assignment of the Eagle 2 LLC Membership Interests (collectively with the Holdings Assignments, the “Assignments”);
WHEREAS, after giving effect to (a) PDI’s assignment of the GP Membership Interests and LP Membership Interests to the General Partner and the Partnership, respectively, and the admission of the General Partner and Partnership as substitute members of the Contributed Entities, as applicable, PDI shall cease to be a member of the Contributed Entities, (b) the General Partner’s assignment of the GP Membership Interests to the Partnership, the General Partner shall cease to be a member of the Contributed Entities, and (c) the Partnership’s assignment of the Membership Interests to Holdings and the admission of Holdings as a substitute member of the Contributed Entities, the Partnership shall cease to be a member of the Contributed Entities;
WHEREAS, after giving effect to Holdings’ assignment of the Eagle 2 LLC Membership Interests to Carrier and the admission of Carrier as a substitute member of Eagle 2 LLC, Holdings shall cease to be a member of Eagle 2 LLC;
WHEREAS, after giving effect to the Assignments (a) Holdings will hold all of the membership interests in Eagle 1 LLC and be the sole member of Eagle 1 LLC and (b) Carrier will own all of the Eagle 2 LLC Membership Interests and will be the sole member of Eagle 2 LLC.
NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1.Assignment.
(a)Effective as of the Effective Time, PDI hereby irrevocably assigns, transfers, and conveys (i) to the General Partner all of its right, title and interest in and to the GP Membership Interests and (ii) to the Partnership all of its right, title and interest in and to the LP Membership Interests, together with, in the case of clauses (i) and (ii), all

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such rights and obligations as set forth in the LLC Agreements and the Delaware Limited Liability Company Act, as amended (the “Act”).
(b)Effective as of the Interim Effective Time, the General Partner hereby irrevocably assigns, transfers, and conveys to the Partnership all of its right, title and interest in and to the GP Membership Interests, together with all such rights and obligations as set forth in the LLC Agreements and the Act.
(c)Effective as of the Partnership Interim Effective Time, the Partnership hereby irrevocably assigns, transfers, and conveys to Holdings all of the Partnership’s right, title and interest in and to the Membership Interests, together with all such rights and obligations as set forth in the LLC Agreements and the Act.
(d)    Effective as of the New Effective Time, Holdings hereby irrevocable assigns, transfers, and conveys to Carrier all of Holdings’ right, title and interest in and to the Eagle 2 LLC Membership Interests, together with all such rights and obligations as set forth in the Eagle 2 LLC Agreement and the Act.
2.Acceptance, Assumption and Acknowledgment.

(a)    Effective as of the Effective Time, the General Partner hereby accepts PDI’s assignment of the GP Membership Interests pursuant to Section 1(a) and hereby acknowledges and agrees to be bound by the terms of the LLC Agreements as a member of the Contributed Entities and assumes and agrees to perform all of PDI’s agreements and obligations existing or arising with respect to the GP Membership Interests.
(b)    Effective as of the Effective Time, the Partnership hereby accepts PDI’s assignment of the LP Membership Interests pursuant to Section 1(a) and hereby acknowledges and agrees to be bound by the terms of the LLC Agreements as a member of the Contributed Entities and assumes and agrees to perform all of PDI’s agreements and obligations existing or arising with respect to the LP Membership Interests.
(c)    Effective as of the Interim Effective Time, the Partnership hereby accepts the General Partner’s assignment of the GP Membership Interests pursuant to Section 1(b) and hereby acknowledges and agrees to be bound by the terms of the LLC Agreements as a member of the Contributed Entities and assumes and agrees to perform all of the General Partner’s agreements and obligations existing or arising with respect to the GP Membership Interests.
(d)    Effective as of the Partnership Interim Effective Time, Holdings hereby accepts the Partnership’s assignment of the Membership Interests pursuant to Section 1(c) and hereby acknowledges and agrees to be bound by the terms of the LLC Agreements as the sole member of the Contributed Entities, and assumes and agrees to perform all of the Partnership’s agreements and obligations existing or arising with respect to the Membership Interests.
(e)    Effective as of the New Effective Time, Carrier hereby accepts Holdings’ assignment of the Eagle 2 LLC Membership Interests pursuant to Section 1(d) and hereby acknowledges and

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agrees to be bound by the terms of the Eagle 2 LLC Agreement as the sole member of Eagle 2 LLC, and assumes and agrees to perform all of Holdings’ agreements and obligations existing or arising with respect to the Eagle 2 LLC Membership Interests.
3.Effect of Assignment.

(a)    Effective as of the Effective Time and notwithstanding any provision of the LLC Agreements to the contrary: (i) the General Partner and the Partnership shall own the GP Membership Interests and the LP Membership Interests, respectively, in accordance with this Agreement; (ii) the General Partner is hereby admitted as a member of the Contributed Entities with respect to the GP Membership Interests, and this Agreement shall be included in the books and records of the Contributed Entities to reflect such admission; (iii) the Partnership is hereby admitted as a member of the Contributed Entities with respect to the LP Membership Interests, and this Agreement shall be included in the books and records of the Contributed Entities to reflect such admission; (iv) immediately following the admission of the General Partner and the Partnership as members of the applicable Contributed Entities, PDI hereby ceases to be a member of the Contributed Entities and ceases to have any right, title or interest in or to the Membership Interests and shall have no further obligations with respect to the Membership Interests or otherwise under the LLC Agreements, and (v) each of the Contributed Entities is hereby continued without dissolution.
(b)    Effective as of the Interim Effective Time and notwithstanding any provision of the LLC Agreements to the contrary: (i) the Partnership shall own the GP Membership Interests in accordance with this Agreement; (ii) the Partnership is hereby admitted as a member of the Contributed Entities with respect to the GP Membership Interests, (iii) immediately following such admission, the General Partner hereby ceases to be a member of the Contributed Entities and ceases to have any right, title or interest in or to the GP Membership Interests and shall have no further obligations with respect to the GP Membership Interests or otherwise under the LLC Agreements, (iv) the Partnership hereby continues as the sole member of the Contributed Entities, and (v) the Contributed Entities are hereby continued without dissolution.
(c)    Effective as of the Partnership Interim Effective Time and notwithstanding any provision of the LLC Agreements to the contrary: (i) Holdings shall own the Membership Interests in accordance with this Agreement; (ii) Holdings is hereby admitted as the sole member of each of the Contributed Entities, and this Agreement shall be included in the books and records of each of the Contributed Entities to reflect such admission; (iii) immediately following the admission of Holdings as a substitute member of the Contributed Entities, the Partnership hereby ceases to be a member of the Contributed Entities and ceases to have any right, title or interest in or to the Membership Interests and shall have no further obligations with respect to the Membership Interests or otherwise under the LLC Agreements, (iv) each of the Contributed Entities is hereby continued without dissolution, and (v) all references in the LLC Agreements to PDI are hereby deleted and "Phillips 66 Partners Holdings LLC" is hereby substituted in lieu thereof.
(d)    Effective as of the New Effective Time and notwithstanding any provision of the Eagle 2 LLC Agreement to the contrary: (i) Carrier shall own the Eagle 2 LLC Membership Interests in accordance with this Agreement; (ii) Carrier is hereby admitted as a member of Eagle 2 LLC, and this Agreement shall be included in the books and records of Eagle 2 LLC to reflect such

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admission; (iii) immediately following the admission of Carrier as a substitute member of Eagle 2 LLC, Holdings hereby ceases to be a member of Eagle 2 LLC and ceases to have any right, title or interest in or to the Eagle 2 LLC Membership Interests and shall have no further obligations with respect to the Eagle 2 LLC Membership Interests or otherwise under the Eagle 2 LLC Agreement; (iv) Eagle 2 LLC is hereby continued without dissolution; and (v) all references in the Eagle 2 LLC Agreement to Holdings are hereby deleted and “Phillips 66 Partners Carrier LLC” is hereby substituted in lieu thereof.
4.Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws of that state.
5.Further Assurances. The General Partner, Partnership, PDI, Holdings and Carrier agree to take such further action as may be necessary or appropriate to effect the purposes of this Agreement.
6.General. This Agreement is binding on and shall inure to the benefit of the signatories hereto and their respective successors and assigns. This Agreement is expressly subject to the terms, provisions and limitations of the Contribution Agreement and, in the event of any conflict between the terms of this Agreement and the terms of the Contribution Agreement, the terms of the Contribution Agreement shall control. This instrument may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile or other electronic transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Time.

PDI:
Phillips 66 Project Development Inc.

By:     Exhibit Copy Only, Not for Execution
            Title:

THE GENERAL PARTNER:
Phillips 66 Partners GP LLC

By:     Exhibit Copy Only, Not for Execution
Name:
            Title:

THE PARTNERSHIP:
Phillips 66 Partners LP
By: Phillips 66 Partners GP LLC, its General Partner

By:
Name:
            Title:

HOLDINGS:
Phillips 66 Partners Holdings LLC

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By: Phillips 66 Partners LP, its Sole Member
By: Phillips 66 Partners GP LLC, General Partner of
Phillips 66 Partners LP

By:     Exhibit Copy Only, Not for Execution
Name:
            Title:

CARRIER:
Phillips 66 Carrier LLC
By: Phillips 66 Partners Holdings LLC, Sole Member of Phillips 66 Carrier LLC
By: Phillips 66 Partners LP, Sole Member of Phillips 66 Partners Holdings LLC

By: Phillips 66 Partners GP LLC, General Partner of Phillips 66 Partners LP

By:     Exhibit Copy Only, Not for Execution
Name:
            Title:

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EXHIBIT B
FORM OF LEASE

[See attached]

EXHIBIT B

LEASE AGREEMENT WITH OPTION TO PURCHASE

BETWEEN

PHILLIPS 66 COMPANY
AS LESSOR

AND

PHILLIPS 66 PARTNERS HOLDINGS LLC
AS LESSEE

DATED AS OF

October 1st, 2016

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LEASE

TABLE OF CONTENTS

Page

RECITALS		1
ARTICLE I - DEFINITIONS AND INTERPRETATIONS		1
1.1	Definitions	1
1.2	Interpretations.	5
1.3	Entire Agreement	5
1.4	Conflicting Provisions	5
ARTICLE II - PREMISES; EASEMENTS; TERM		5
2.1	Premises	5
2.2	Term	7
2.3	Renewal Terms	7
2.4	Termination; Expiration	7
2.5	Quiet Enjoyment	7
2.6	Lessee’s Easements and Rights-of-Way	8
2.7	Lessee’s Access and Use Rights	8
2.8	Lessor Reserved Easements and Rights-of-Way	8
2.9	Lessor’s Reserved Access Rights	8
2.10	Access Procedures	8
2.11	Third Party or Affiliate Easements on the Premises	8
2.12	Appurtenant Easements	8
ARTICLE III - OPTION TO PURCHASE		9
3.1	Option	9
3.2	Terms of Sale and Conveyance; Closing	9
3.3	Assignment by Lessee	10
3.4	Rule Against Perpetuities	10
ARTICLE IV - RENT AND PAYMENTS		10
4.1	Rent	10
4.2	Rent Adjustment	10
4.3	Additional Rent	11
4.4	Late Payments	11
ARTICLE V - USE OF THE PREMISES		11
5.1	Use	11
5.2	Acknowledgement of Potential Future Restrictions	11
5.3	Compliance with Legal Requirements Other than Environmental Laws	12
5.4	Indemnity for Compliance with Legal Requirements Other than Environmental Laws	12
5.5	Suitability of the Premises	12
ARTICLE VI - MAINTENANCE, UTILITIES, IMPROVEMENTS, AND LIENS		12
6.1	Lessee’s and Lessor’s Obligations	12
6.2	Utilities Obligations	12
6.3	Improvements	12
6.4	Liens	12

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ARTICLE VII - LESSEE’S INSURANCE		13
7.1	Insurance Coverage	13
7.2	Failure to Obtain Insurance	14
7.3	Lessee’s Right to Self-Insure	14
7.4	Insurance Requirements	14
ARTICLE VIII - INDEMNITIES		14
8.1	Release and Indemnification by Lessee	14
8.2	Release and Indemnification by Lessor	14
8.3	Application of Indemnities	15
8.4	Extension of Releases and Indemnities	15
8.5	Limitation on Indemnities For Personal Injury/Death	15
8.6	Disclaimer of Consequential Damages	16
8.7	Survival	16
ARTICLE IX - PROPERTY TAXES		16
9.1	Payment of Property Taxes	16
9.2	Joint Assessment	16
9.3	Contesting Real Property Tax	17
9.4	Other Taxes	17
ARTICLE X - ASSIGNMENT		18
10.1	Assignment or Subletting	18
10.2	Assignment to an Affiliate or Sale to a Third Party	18
10.3	Covenants Running With The Land	18
ARTICLE XI - DEFAULT		18
11.1	Defaults	18
11.2	Remedies	20
ARTICLE XII - CONDEMNATION		20
12.1	Condemnation in Whole	20
12.2	Condemnation in Part	20
12.3	Application of Condemnation Proceedings	20
12.4	Notice of Condemnation	20
ARTICLE XIII - ENVIRONMENTAL		21
13.1	Release Reporting and Corrective Action	21
13.2	Daily Operations	21
ARTICLE XIV - FORCE MAJEURE		21
14.1	Excused Performance	21
14.2	Burden of Proof	21
ARTICLE XV - NOTICES		21
15.1	Methods of Notice	21
15.2	Notice Addresses	22
15.3	Change of Address	22
ARTICLE XVI - GENERAL PROVISIONS		22
16.1	Estoppel Certificate	22
16.2	Severability	22
16.3	Captions	22
16.4	Amendments	23
16.5	Waivers	23

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16.6	Recording	23
16.7	Holding Over	23
16.8	Cumulative Remedies	23
16.9	Binding Effect; Choice of Law	23
16.10	Subordination	23
16.11	Signs and Fences	23
16.12	No Broker	24
16.13	Records and Audit	24
16.14	Counterparts	24
16.15	Confidentiality	24
16.16	Further Assurances	24
16.17	Survival	24

EXHIBIT A - LEGAL DESCRIPTION OF THE LEASED PROPERTY
EXHIBIT B - PERMITTED ENCUMBRANCES
EXHIBIT C - MEMORANDUM OF LEASE WITH OPTION TO PURCHASE

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This Lease is made and entered into this 1st day of October, 2016 by and between Phillips 66 Company, a Delaware corporation, herein referred to as Lessor, and Phillips 66 Partners Holdings LLC, a Delaware limited liability company, herein referred to as Lessee.

RECITALS

WHEREAS, Lessor and Lessee’s Affiliates have entered into a Contribution, Conveyance and Assumption Agreement, dated ___________, 2016 (“Contribution Agreement”) for Lessor to sell and Lessee and Lessee’s Affiliates to purchase certain Assets located at or near the Refinery; and

WHEREAS, Lessee wishes to lease the Premises associated with the Assets with an option to purchase the Premises from Lessor, and Lessor desires to lease the Premises associated with the Assets with an option for Lessee to purchase the Premises.

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATIONS

1.1    Definitions. 1.1    Definitions Capitalized terms used in this Lease without other definition shall have the meanings specified in this Section 1.1 unless the context requires otherwise.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to Lessor, the term “Affiliate” shall not include any Group Member and (b) with respect to the Partnership Group, the term “Affiliate” shall not include Lessor or any of its Subsidiaries (other than a Group Member).

“Appurtenant Easements” shall mean those third-party easements, licenses, leases or other interests in real property that are in Lessor’s Affiliates names that are located at or near the Refinery and which benefit the Premises or the Assets.

“Assessor” shall mean the Union County (New Jersey) Supervisor of Assessments.

“Assets” shall mean the Linden Terminal and Tremley Point Terminal, and all other assets owned, held for use by Lessor or any of Lessor’s Affiliates in connection with the operation of the Linden Terminal and Tremley Point Terminal that are necessary for Lessee and Lessee’s Affiliates to use and operate the Linden Terminal and Tremley Point Terminal after the Effective Date in a manner substantially similar to the use and operation of the Linden Terminal and Tremley Point Terminal prior to the Effective Date and in a manner contemplated by the Contribution Agreement. However, fee ownership of the real property on which the Linden Terminal and Tremley Point Terminal are located shall remain vested in Lessor.

“Base Price Index” shall mean the Price Index for the month nearest before the Effective Date for which the Price Index is published.
“Base Term” shall have the meaning as defined in Section 2.2.

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“Base Year” shall mean the full calendar year during which the Term of this Lease commences.

“Closing” shall have the meaning as defined in Section 3.2(b).

“Closing Date” shall have the meaning as defined in Section 3.2(b).

“Condemnation” shall mean the taking or expropriation of property by any Person in the exercise of the power of eminent domain or a conveyance of property in lieu of such taking or expropriation.

“Contribution Agreement” shall have the meaning set forth in the First Recital.

“Corrective Action” shall mean any response action, corrective action, investigation, monitoring, operation and maintenance, abatement, clean up, removal, disposal, treatment, equipment installation, covering or remediation with respect to a Release (other than a Release into the air) at, on, under or from the Premises or the Refinery, including preparing and signing any manifests required for the off-site transportation, treatment or disposal of Hazardous Materials and actions to prevent or abate migration of Hazardous Materials (other than through the air) at or from the Assets to real property owned, leased or used by Lessor or any third party or at or from any of Lessor’s assets at the Refinery to real property owned, leased or used by Lessee or any third party.

“Effective Date” shall mean October 1st, 2016, all in accordance with the terms for closing set forth in the Contribution Agreement.

“Environmental Laws” all applicable federal, state and local laws and regulations and other legally enforceable requirements and rules of common law relating to the prevention of pollution or protection of human health or the environment or imposing liability or standards of conduct concerning any Hazardous Materials.

“Force Majeure” shall mean any cause that is beyond the reasonable control of a Party, and either results from an event or condition which is unforeseeable, or if reasonably foreseeable cannot by the exercise of reasonable diligence be prevented or avoided, including flood, landslide, earthquake, hurricane, tornado, storm or other unusually adverse weather condition, fire, lightning and other acts of God, acts of war, invasion, acts of foreign enemies, hostilities (whether war be declared or not), acts of terrorism, civil war, rebellion, revolution, insurrection or military or usurped power, martial law, embargo, blockade, riot or civil disturbance, epidemic, famine, sabotage, explosions, theft, casualty, injunction, strikes, lockouts or other labor difficulties; or any restrictions by governmental agencies or authorities or changes in the law which would make the performance of an obligation impossible or illegal. Force Majeure shall not include the non‑availability of financing, lack of funds, or changes in market conditions.

“Group Member” means a member of the Partnership Group.

“Hazardous Material” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product, (d) any polychlorinated biphenyl and (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law.

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“Improvements” shall mean all improvements, facilities, fixtures, machinery, equipment, buildings and any other property constructed, built, installed, placed, equipped or otherwise located on or within the Premises by Lessee or on Lessee’s behalf, whether classified as real or personal property.

“Invitee” shall mean any Person whose presence at the Premises or Refinery, as applicable, is at the invitation of a Party hereto as a guest and not as a result of a contract or subcontract with such Party.

“Late Payment Rate” shall mean the lesser of the maximum legal interest rate and 1.5% per month.

“Lease” shall mean this Lease.

“Legal Requirements” shall mean any federal, state or local charter, act, statute, law, ordinance, code, rule, regulation or order or other applicable legislative or administrative action of the United States of America or the State of New Jersey, or any agency, department, authority, political subdivision or other instrumentality thereof, or a final decree, judgment or order of a court.

“Lessee” shall mean Phillips 66 Partners Holdings LLC.

“Lessee’s Operations” means the operation of the Linden Terminal and Tremley Point Terminal for the purpose of transportation of raw product and specification product, and for any other uses or activities related to or associated with such operations, subject to any Reasonable Restrictions.

“Lessor” shall mean Phillips 66 Company.

“Linden Terminal” shall mean terminal located in Linden, New Jersey consisting of a nine-bay refined products truck rack and a three-bay NGL truck rack with 331,000 barrels of refined products storage.

“Option” shall have the meaning as defined in Section 3.1.

“Parties” shall mean Lessor and Lessee, collectively.

“Partnership” shall mean Phillips 66 Partners LP, a Delaware limited partnership.

“Partnership Group” shall mean, collectively, the Partnership and its Subsidiaries.

“Party” shall mean Lessor or Lessee, individually.

“Permitted Encumbrances” shall mean those easements, leases, restrictions, and encumbrances that are described in Exhibit B attached hereto and incorporated herein for all purposes, and any non-material easements, leases, restrictions, and encumbrances that are not filed of record.

“Person” shall mean any individual, partnership, corporation, limited liability company, association, business, trust, estate, government or political subdivision hereof, governmental agency or other entity.

“Premises” shall mean that certain real property that is at or near the Refinery situated in the County of Union, State of New Jersey, as shown and described on Exhibit A.

“Price Index” shall mean the Consumer Price Index for all Urban Consumers for the New York-Northern New Jersey Metropolitan Area, published by the Bureau of Labor Statistics of the United States Department of Labor (all items figure - 1982-1984 = 100).

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“Property Taxes” shall mean all property taxes, and other general and special assessments, of every kind related to the value of the Premises, Assets and Improvements that are levied or assessed upon or against, or attributable to, all or any portion of the Premises, Assets or Improvements.

“Reasonable Restrictions” means, with respect to the Premises, an engineering control, or a deed restriction or institutional control that limits the use of the Premises or the Refinery to industrial uses and/or restricts use of the groundwater, except as needed for Refinery purposes, which is (a) reasonable in scope and extent; and (b) does not unreasonably impair or unreasonably interfere with Lessee’s use of the Assets in accordance with the terms of this Lease.

“Refinery” shall mean the refinery, including the real property, located in in Linden, New Jersey, commonly known as the Bayway Refinery, excluding the Premises. The Refinery for purposes of this Lease shall not include Lessor’s facilities and the piping that is located outside of the Refinery fence lines.

“Release” shall mean any presence, spilling, leaking, seeping, pumping, pouring, emitting, emptying, injecting, discharging, escaping, leaching, dumping, disposing or releasing of a Hazardous Material into the environment (including the soil, surface water, groundwater, sewer, septic system, or waste treatment, storage, or disposal systems, but not the air unless such air release is deposited on the Premises) of any kind whatsoever, including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing a Hazardous Material. Migration or continued Releasing after the Effective Date of a Release that occurred prior to the Effective Date shall not be considered a new Release for purposes of this Lease and instead shall be considered part of the prior Release.

“Release of a Hazardous Material from its Operations” shall mean Releases from equipment, including pipe lines, owned by either Lessee or Lessor, or their respective Affiliates, as appropriate at the Premises or Refinery.

“Renewal Terms” shall have the meaning as defined in Section 2.3.

“Reportable Quantity” shall mean, with respect to a Release, a Release that is one or more barrels, or less than one barrel if required to be reported to a government agency pursuant to Environmental Laws.

“Shared Services Agreement” shall mean, the Shared Facilities and Services Agreement (Bayway) dated December 1, 2014, as amended, entered into by and between Lessor and Lessee.

“Subsidiary” shall mean, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

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“Term” shall mean, collectively, the Base Term, plus any additional Renewal Terms if said Renewal Terms are exercised by Lessee, unless terminated earlier pursuant to the terms of this Lease.

“Title Company” shall have the meaning as defined in Section 3.2(b).

“Tremley Point Terminal” shall mean the terminal located in Tremley Point, New Jersey, consisting of a three-bay refined products truck rack, 1,400,000 barrels of total storage capacity and a dock facility consisting of two vessel berths.

1.2    Interpretations. . As used in this Lease, the terms “herein”, “herewith” and “hereof” are references to this Lease, taken as a whole, the term “includes” or “including” shall mean “including, without limitation”, and references to a “Section”, “subsection” or “Exhibit”, shall mean a Section, subsection or Exhibit of this Lease, as the case may be, unless in any such case the context requires otherwise. All references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made, and reference to a law, statute, code, regulation, rule, ordinance or similar Legal Requirement includes any amendment or modification thereof. A reference to a Person includes its successors and permitted assigns. The singular shall include the plural and the masculine shall include the feminine, and vice versa.

1.3    Entire Agreement. This Lease consists of this document and the exhibits which are listed in the table of contents and attached hereto or shall be attached hereto in accordance with the provisions hereof, and which are specifically incorporated herein and made a part hereof by this reference. This Lease sets forth the full and complete understanding of the Parties relating to the subject matter contained herein, and shall supersede any and all prior negotiations, understandings, other agreements, representations or warranties by such Parties with respect to the subject matter hereof.

1.4    Conflicting Provisions. In the event of any conflict between this document and the Contribution Agreement, the terms and provisions of the Contribution Agreement, as amended from time to time, shall control.

ARTICLE II

PREMISES; EASEMENTS; TERM

2.1    Premises As of the Effective Date, Lessor hereby exclusively leases to Lessee and Lessee exclusively leases from Lessor for the Term, at the rental, and upon all of the conditions set forth herein, the Premises.

2.2    Term. The Base Term of this Lease shall be forty (40) years, commencing on the Effective Date and terminating forty (40) years thereafter, unless terminated earlier pursuant to the terms of this Lease; provided, however,

(a)
Lessee shall have the right to terminate this Lease at any time by giving not less than one hundred eighty (180) days prior written notice to Lessor. Upon the expiration or termination of this Lease (except for a termination pursuant to Section 2.2(b) below), unless Lessee exercises the Option under Article III, Lessor shall have the option, exercisable by written notice to Lessee given within sixty (60) days after the effective date of Lessee’s notice of termination or expiration of this Lease, to elect to convey the

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Premises to Lessee on the effective date of the termination of this Lease, such conveyance to be made in accordance with and closed on the same terms as would be applicable if Lessee had exercised the Option pursuant to Section 3.1 of this Lease; provided, however, that Lessor shall not have the option to convey the Premises to Lessee, if in the subjective good faith judgment of Lessee or its counsel, the sale of the Premises would result in Lessee or the Premises being in violation of any applicable permits or Legal Requirements. Lessee agrees to reasonably cooperate with Lessor to structure lawful and commercially reasonable solutions to the above stated restriction on Lessor’s option to convey the Premises, if applicable;

(b)	if Lessee abandons all or substantially all of Lessee’s Operations on the Premises, this Lease shall automatically terminate on the first (1st) anniversary of the date of such abandonment; and

(c)
if Lessee shall exercise the Option pursuant to Section 3.1 of this Lease, this Lease shall automatically terminate upon the conveyance of fee title to the Premises to Lessee in accordance with Section 3.2(b) of this Lease.

2.3    Renewal Terms. So long as Lessee is not in default under this Lease, Lessee shall have the option to extend this Lease for up to three (3) ten (10) year periods (“Renewal Terms”) commencing upon the expiration of the Base Term. Each successive ten (10) year option shall be deemed exercised by Lessee provided that Lessee gives at least ninety (90) days written notice prior to the expiration of the Base Term or any Renewal Term, as the case may be, of its desire to renew for the next successive Renewal Term. If Lessee elects not to exercise any Renewal Term, then this Lease shall terminate at the end of the then current Base Term or Renewal Term, as the case may be, and in the event of such termination, Lessee’s options for any future Renewal Terms shall also terminate.

2.4    Termination; Expiration. Upon the termination or expiration of this Lease, unless the Premises has been or is to be conveyed to Lessee, then Lessee shall return the Premises to Lessor as follows:

(a)	Lessee shall surrender the Premises to Lessor in the condition in which the Premises is required by this Lease to be maintained and operated during the Term;

(b)	Title to the Premises shall revert to Lessor free and clear of this Lease and any interest of Lessee in and to this Lease or the Premises;

(c)
Lessee shall remain liable for the breach of any of its obligations hereunder that were attributable to periods of time prior to the effective date of such termination or expiration, and for any of its obligations (including, without limitation, indemnities), that were provided herein to survive the expiration or termination of this Lease;

(d)
Lessee shall discharge and cause to be released of record, or otherwise provide security satisfactory to Lessor for, any liens created, incurred or suffered to exist by Lessee under the terms of this Lease and that are then in existence, even if Lessor joined in the creation of such liens;

(e)
If Lessee has not exercised the Option, as defined in Article III, and Lessor has not conveyed the Premises to Lessee pursuant to Section 2.2(a), Lessee shall surrender the Assets remaining on the Premises to Lessor and all of Lessee’s right, title of interest in and to all real property and all tangible and intangible personal property that constitute the Assets, shall immediately vest in Lessor; and

(f)
Lessee shall execute, acknowledge and deliver any releases, deeds (for Improvements on the Premises), bills of sale, assignments or other documents reasonably required by Lessor to evidence the foregoing;

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2.5    Quiet Enjoyment. Subject to the provisions of this Lease, and so long as Lessee is not in default under the provisions of this Lease, Lessor covenants and warrants that upon the payment of the rent reserved herein and Lessee’s performance of all of its obligations hereunder, Lessee shall peaceably and quietly hold, use, enjoy and occupy the Premises in accordance with the terms and provisions of this Lease for the Term hereof without disturbance by Lessor or by anyone lawfully claiming by, through or under Lessor.

2.6    Lessee’s Easements and Rights-of-Way. Lessor shall promptly furnish or make available to Lessee or to third parties that are providing services to Lessee, at no additional cost to Lessee, all other easements and rights-of-way over the Refinery reasonably necessary for Lessee’s Operations on the Premises, including pipeline, pipe rack, electrical, communication, roadway and construction easements, to construct any Improvements on the Premises, or to comply with the provisions of this Lease or the Shared Services Agreement; provided, however, all such easements and rights-of-way shall be non-exclusive on Lessor’s standard approved form for granting easements and rights-of-way to third parties, and none of these easements or rights-of-way shall unreasonably interfere with Lessor’s operations on the Refinery. All such easements and rights-of-way shall be recorded at the sole expense of Lessee. Upon completion of any construction, maintenance, replacement or removal operations Lessee shall repair and restore the easements and rights-of-way used by Lessee, as near as reasonably practical to do so, to substantially the same condition that existed prior to such activity.

2.7    Lessee’s Access and Use Rights. By execution of this Lease, during the Term Lessor hereby grants to Lessee, its employees, invitees, licensees, agents and contractors, as necessary for Lessee’s Operations on the Premises or the easements or rights-of-way that may be granted to Lessee pursuant to Section 2.6 above, or for Lessee to comply with the provisions of this Lease or the Shared Services Agreement, the following rights, subject to compliance with Lessor’s applicable Refinery safety, health and security rules and regulations:

(a)
The right of access, ingress or egress on, over and across any and all portions of the Refinery to the Premises, to the Appurtenant Easements, or to the easements or rights-of-way that may be granted to Lessee pursuant to Section 2.6 above; and

(b)	The right to walk on all walkways and drive all types of vehicles on all roads on the Refinery;

2.8    Lessor Reserved Easements and Rights-of-Way. Lessor, by and through this Lease, hereby reserves unto itself, its successors and assigns, the right to maintain, utilize, inspect, operate, protect, repair, replace with same or different size facilities, dismantle and remove any of Lessor’s existing pipe lines, pipe racks, equipment, electrical facilities, rail facilities, communications facilities, roadways and construction rights-of-ways, that are located on the Premises for Lessor’s operations at the Refinery; provided, however, that Lessor hereby agrees, at Lessee’s sole cost and expense, to remove and relocate any of Lessor’s reserved pipe lines, pipe racks, electrical facilities, rail facilities, communications facilities, roadways and construction rights-of-ways to a new and suitable location on the Premises that is specified by Lessee, at any time upon sixty (60) days’ notice in writing from Lessee to Lessor. In addition, Lessee shall promptly furnish or make available to Lessor or to third parties that are providing services to Lessor, at no additional cost to Lessor, all other easements and rights-of-way over and across the Premises that are reasonably necessary for Lessor to conduct its business at the Refinery. All such easements and rights-of-way shall be non-exclusive, on Lessee’s standard approved form for granting easements and rights-of-way to third parties, and none of these easements or rights-of-way shall unreasonably interfere with Lessee’s Operations on the Premises. All such easements and rights-of-way shall be recorded at the sole expense of Lessor. Upon completion of any

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construction, maintenance, replacement or removal operations Lessor shall repair and restore the rights-of-way used by Lessor, as near as reasonably practical to do so, to substantially the same condition that existed prior to such activity.

2.9    Lessor’s Reserved Access Rights. Lessor, by and through this Lease, hereby reserves unto itself, its successors and assigns, as necessary for Lessor’s operations at the Refinery or for Lessor to comply with the provisions of this Lease or the Shared Services Agreement the following rights, subject to compliance with Lessee’s applicable Premises safety, health and security rules and regulations:

(a)	The right of access, ingress or egress on, over and across any and all portions of the Premises, the easements or rights-of-way, and

(b)	The right to walk on all walkways and drive all types of vehicles on all roads on the Premises;

2.10    Access Procedures. Lessor and Lessee shall mutually establish a procedure to enable the other Party and its employees, Invitees, licensees, agents and contractors reasonable access to the Premises and the Refinery, as applicable, to conduct Corrective Action as required by this Lease or by Legal Requirements and to carry out the intent of this Lease and the Contribution Agreement.

2.11    Third Party or Affiliate Easements on the Premises. Lessor shall not grant or assign to any third parties any new easements, rights-of-way, licenses or any similar real property interests on the Premises without the prior written consent of Lessee, which consent shall not be unreasonably withheld, delayed or conditioned.

2.12    Appurtenant Easements. As of the Effective Date, to the extent Lessor has the legal right to do so, Lessor hereby leases to Lessee and Lessee leases from Lessor for the Term, at the rental and upon all of the conditions set forth herein, the Appurtenant Easements. To the extent that any Appurtenant Easements that would otherwise be leased under this Lease, are not capable of being leased to Lessee without the consent of, or waiver by, any other party thereto or any other Person, or if such lease or attempted lease would constitute a breach thereof or a violation of any Legal Requirement, this Lease shall not constitute a lease, or an attempted lease of any such Appurtenant Easements. Promptly after the Effective Date, and for a period of one (1) year, Lessor shall use reasonable commercial efforts to obtain a consent or waiver to a lease from Lessor to Lessee of each such Appurtenant Easement that, but for the second sentence of this Section, would be leased; provided, however, that Lessor shall not be required to pay or provide any consideration to obtain such consent or waiver. Lessee shall have the right to take any actions necessary to keep such Appurtenant Easements in effect, including obtaining such consent or waiver described above.

ARTICLE III
OPTION TO PURCHASE

3.1    Option. Lessor, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby grants Lessee an exclusive and irrevocable option to purchase the Premises (the “Option”) for the price and upon the terms and conditions specified in this Article III. Lessee may exercise this Option at any time during the Term by giving Lessor written notice of exercise. Upon exercise of this Option by Lessee, Lessor shall be obligated to sell and convey the Premises to Lessee, and Lessee shall be obligated to purchase the Premises for the price and upon the terms and conditions specified in this Article III; provided, however, that Lessee shall not have the right to exercise this Option, if in the subjective good faith judgment of Lessor or its counsel, the sale of the Premises would result in Lessor or the Premises

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being in violation of any applicable permits or Legal Requirements. Lessor agrees to reasonably cooperate with Lessee (but at no cost or liability to Lessor) in Lessee’s efforts to structure lawful and commercially reasonable solutions to the above stated restriction on Lessee’s right to exercise the Option, if applicable.

3.2    Terms of Sale and Conveyance; Closing. If Lessee exercises the Option in accordance with Section 3.1 above, the following covenants and agreements shall apply:

(a)	The purchase price for the Premises shall be the then current fair market value, as determined by a neutral, third party appraiser, to be reasonably agreed upon by Lessor and Lessee;

(b)
The consummation of the purchase and sale of the Premises (“Closing”) shall occur within ninety (90) days after the date on which Lessee exercises the Option (“Closing Date”) through an escrow to be established by Lessee with a title company selected by Lessee (“Title Company”). Lessor shall convey the Premises to Lessee (i) by a conveyance instrument customarily used in Union County, New Jersey, at the time of conveyance, (ii) except for the Permitted Encumbrances, attached hereto as Exhibit B and incorporated herein, warranting title thereto only against the claim of every person whomsoever claiming by, through or under Lessor, but not otherwise by, and (iii) free and clear of any liens created or caused on or after the Effective Date of this Lease by Lessor or its employees, agents or contractors without the consent of Lessee, but otherwise subject to all liens and encumbrances of record, and subject to taxes for the year in which such Closing occurs; and

(c)	Lessor and Lessee shall cause the following to occur on the Closing Date:

(i)
Lessor’s executed and acknowledged conveyance instrument, conveying title to the Premises to Lessee shall be recorded in the Official Public Records of Real Property of Union County, New Jersey, such instrument to include an express disclaimer of all warranties and representations by Lessor (except the special warranty of title), sufficient to evidence the “AS-IS, WHERE-IS” nature of the transaction;

(ii)	Lessee shall pay Lessor the purchase price for the Premises in cash;

(iii)
If Lessee so elects, the Title Company shall issue to Lessee, at Lessee’s sole cost and expense, an owner’s title insurance policy in such amount as Lessee reasonably requests, insuring Lessee’s title to the Premises;

(iv)
Lessee shall pay any documentary transfer tax, sales tax or other conveyance tax imposed by Union County (or any other governmental authority) in respect to the conveyance of the Premises, the cost of the title insurance premium, any escrow and recording fees and all other customary closing costs; and

(v)
Lessee shall pay or reimburse Lessor for the costs incurred by Lessor associated with any issuance, re-issuance or transfer of any permits, any new or amended contracts with service providers, or any additional agreements required in order to implement such sale and conveyance.

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3.3    Assignment by Lessee. Lessee shall have the right to assign the Option only in connection with a permitted assignment of all of Lessee’s rights, interests and estates under this Lease. The Option is appurtenant to and cannot be separated from the leasehold estate of Lessee without prior written consent from Lessor (which consent may be granted, withheld, delayed or conditioned in Lessor’s sole and absolute discretion).

3.4    Rule Against Perpetuities. The rights granted to Lessee under this Article III are intended to be fully and immediately vested as of the date hereof. However, in the event it should ever be determined that the rule against perpetuities is applicable to the Option, then notwithstanding any of the other provisions of this Article III, it is agreed that the term of the Option shall expire on the soonest occurrence of (a) the date that is twenty-one years after the date of death of the last to die of all of the present members of the United States House of Representatives, as of the date hereof, and all of their presently existing lineal descendants, or (b) the date of expiration of the Term.

ARTICLE IV
RENT AND PAYMENTS

4.1    Rent. Lessee shall pay to Lessor as rent for the Premises and the Appurtenant Easements for the Term the sum of $675,537.00 per year, payable in monthly installments in the amount of $56,294.75. The first installment shall be due and payable on October 1st, 2016. All monthly installments shall be due and payable on the first day of each month Rent shall be payable in lawful money of the United States to Lessor at the address stated herein or to such other Persons or at such other places as Lessor may designate in writing.

4.2    Rent Adjustment. Rent payable pursuant to Section 4.1 above will be adjusted on each anniversary of the Effective Date by a fraction whose numerator is the Price Index published for the then most recent anniversary month of the first month of the Term and whose denominator is the Base Price Index. Rent shall not be reduced below the amount first due pursuant to Section 4.1.

4.3    Additional Rent.

(a)    This Lease is what is commonly called a “triple net lease”, it being understood that Lessor shall receive the rent set forth in Section 4.1 and Lessee shall pay any and all Property Taxes and other costs or expenses of any nature whatsoever to the extent related to Lessee’s lease or Lessee’s Operations of the Premises. All of such charges, costs and expenses shall constitute additional rent, and upon the failure of Lessee to pay any of such costs, charges or expenses, Lessor shall have the same rights and remedies as otherwise provided in this Lease for the failure of Lessee to pay rent.

(b)    If Lessee should default as defined in Article XI of this Lease in performing any term, covenant or condition of this Lease which involves the expenditure of money by Lessee to third parties, Lessor may (but shall not be obligated to) make such payment or, on behalf of Lessee, expend such sum as may be necessary to perform or fulfill such term, covenant or condition. Any sums so paid or expended by Lessor, with interest at the Late Payment Rate from the date of such payment or expenditure, shall be additional rent and shall be payable by Lessee on demand. No such payment or expenditure by Lessor shall be construed as a waiver of Lessee’s default or of Lessee’s obligation to perform any term, covenant or condition of this Lease nor shall it affect any other right or remedy of Lessor under this Lease.

(c)    No abatement, diminution or reduction in additional rent shall be claimed by or allowed to Lessee for any inconvenience or interruption, cessation, or loss of business caused directly or

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indirectly, by any present or future Legal Requirements, or by Force Majeure; and no diminution in the amount of the space used by Lessee caused by legally required changes in the construction, equipment, fixtures, operation or use of the Premises shall entitle Lessee to any abatement, diminution or reduction of additional rent required to be paid by Lessee under this Lease.

4.4    Late Payments. Any amounts not paid by one Party to the other Party when due under any provisions of this Lease shall bear interest at the Late Payment Rate from the date such payment is due until the date payment is made in full.

ARTICLE V
USE OF THE PREMISES

5.1    Use. The Premises may be used and occupied by Lessee for Lessee’s Operations, offices, and for any other uses or activities related to or associated with Lessee’s Operations, subject to any Reasonable Restrictions.

5.2    Acknowledgement of Potential Future Restrictions. Lessor and Lessee acknowledge that any Corrective Action may be conducted pursuant to governmental order or action, agreement with the governmental agencies or on a voluntary basis. Lessee acknowledges that any such activity may result in a restriction on the future use of the land beneath the Refinery, including the Premises, to non-residential, industrial or particular commercial uses, restriction on the use of groundwater, imposition of institutional controls, or imposition of engineering controls. This Lease is hereby made subject to any governmental order or action, or agreement with the governmental agencies concerning such Corrective Action. After consultation with Lessee, Lessor shall use reasonable efforts to ensure such restrictions are Reasonable Restrictions.

5.3    Compliance with Legal Requirements Other than Environmental Laws. Lessee shall, at Lessee’s expense, comply with all applicable Legal Requirements (other than Environmental Laws) in effect during the Term or any part of the Term hereof regulating the use and occupancy by Lessee of the Premises. Compliance with Environmental Laws is addressed in Section 13.2 below. In the event Lessee requires access to the Premises after the termination of this Lease to comply with its obligations under this Lease, Lessor shall provide such access to the Premises, at no cost to Lessee, as is reasonably necessary for Lessee to complete its obligations. Lessor agrees that it will, at Lessee’s sole cost and expense, cooperate with Lessee in supplying information and signing documentation as Lessee may reasonably request in order to satisfy its requirements under this Section 5.3, and Lessee shall indemnify and defend Lessor from and against any liability resulting from such cooperation with Lessee; provided, however, if Lessor’s action or inaction is the sole factor necessitating compliance with any Legal Requirements affecting the Premises, in which event Lessor shall pay the reasonable costs, charges and expenses connected with or arising out of such need to comply.

5.4    Indemnity for Compliance with Legal Requirements Other than Environmental Laws. Subject to the terms and provisions of Article ____ of the Contribution Agreement, Lessee shall indemnify, release, defend and hold Lessor harmless from and against any and all claims, demands, suits, causes of action, proceedings, judgments, damages, liabilities, expenses and costs (including court courts and reasonable attorneys' fees) for its failure to comply with Legal Requirements at the Premises. Lessor shall indemnify, release, defend and hold Lessee harmless from and against any and all claims, demands, suits, causes of action, proceedings, judgments, damages, liabilities, expenses and costs (including court courts and reasonable attorneys' fees) for its failure to comply with Legal Requirements at the Refinery.

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5.5    Suitability of the Premises. NOTWITHSTANDING ANY OTHER PROVISION OF THIS LEASE, LESSEE HEREBY ACCEPTS THE PREMISES “AS IS, WHERE IS” IN ITS CONDITION EXISTING ON THE EFFECTIVE DATE, AND LESSOR DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PREMISES, INCLUDING ANY WARRANTY OF SUITABILITY FOR A PARTICULAR USE AND ANY OTHER WARRANTY PERTAINING TO THE USE OR CONDITION OF THE PREMISES WHATSOEVER; PROVIDED HOWEVER, NOTHING IN THIS SECTION 5.5 IS INTENDED TO, NOR SHALL IT, QUALIFY, NEGATE OR DIMINISH ANY REPRESENTATION OR WARRANTY GIVEN IN, OR THE PARTIES’ RESPECTIVE RIGHTS AND OBLIGATIONS UNDER, THE CONTRIBUTION AGREEMENT. LESSEE ACKNOWLEDGES THAT LESSOR HAS NOT MADE ANY REPRESENTATION OR WARRANTY AS TO THE SUITABILITY OF THE PREMISES FOR THE CONDUCT OF LESSEE’S BUSINESS, EXCEPT AS EXPRESSLY SET FORTH IN THE CONTRIBUTION AGREEMENT.

ARTICLE VI
MAINTENANCE, UTILITIES, IMPROVEMENTS, AND LIENS

6.1    Lessee’s and Lessor’s Obligations. Lessee shall, at its sole cost and expense, maintain or cause to be maintained all Assets and Improvements located on the Premises. Any Party committing any injury to the Premises during the Term shall be responsible, to the extent it causes such injury, for repairing and/or restoring the Premises at its sole cost and expense to the condition that existed prior to such injury. Lessor shall, at its sole cost and expense, maintain all of Lessor’s personal property located within the Premises.

6.2    Utilities Obligations. Lessor agrees to provide certain utilities and services to the Premises pursuant to the Shared Services Agreement. Lessee agrees to provide certain services to the Lessor pursuant to the Shared Services Agreement.

6.3    Improvements.

(a)    Subject to the terms and conditions of this Section 6.3, Lessee may, at any time and from time to time, at its sole cost and expense, construct, build, place, install, equip, maintain, operate, locate or remove any Improvements deemed desirable by Lessee on or within the Premises, provided that the Improvements shall be made or removed in accordance with all applicable Legal Requirements. Lessor, as the landlord of the Premises, shall reasonably cooperate (at no cost or liability to Lessor) with Lessee in applying for and obtaining any permits, licenses or approvals needed to construct, build, place, install, equip, maintain, operate or remove the Improvements.

(b)    Ownership and title to the Improvements shall be and remain the sole property of Lessee regardless of whether such Improvements constitute fixtures or personalty. Subject to Lessor’s rights under Section 2.4(f) above, Lessee may add or remove all or any portion of the Improvements, or any part thereof, at any time and from time to time during the Term, irrespective of the manner or method of attachment of the same to the Premises.

(c)    The Parties agree that title to all Improvements at any time on the Premises have been severed by the agreement and intention of the Parties and shall remain severed from the Premises, shall be considered with respect to the interests of the Parties hereto as the personal property of Lessee and, even though attached to or affixed to or installed upon the Premises, shall not be considered to be fixtures or a part of the Premises.

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6.4    Liens.

(a)    Except for services provided by Lessor to Lessee under the Shared Services Agreement, if any lien shall at any time be filed against the Premises by reason of any work, labor, services or materials done for, or supplied to, or claimed to have been done for, or supplied to, Lessee or anyone holding the Premises through or under Lessee, Lessee shall cause the same to be discharged of record or adequately bonded (unless otherwise secured to the reasonable satisfaction of Lessor) within forty-five (45) days after receipt of notice of the lien filing from Lessor. If Lessee shall fail to do so, then, Lessor may, but shall not be obligated to, procure the discharge of the same either by paying the amount claimed to be due, by deposit in a court of competent jurisdiction or by bonding, and Lessor may defend the prosecution of an action for the foreclosure of such lien by the lienor and pay the amount of the judgment, if any, in favor of the lienor with interest, costs and allowances. Any amount paid or deposited by Lessor for any such purpose, and all other reasonable expenses of Lessor, including reasonable attorney’s fees and disbursements, together with interest at the Late Payment Rate from the date paid or deposited, shall be additional rent and shall be paid by Lessee on demand. Lessee shall cause any such lien filed against the Assets or Improvements to be discharged prior to termination of this Lease. If requested by Lessor, Lessee shall post on behalf of Lessor, and keep posted on the Premises, any notices that Lessor may require for the protection of Lessor and of the Premises from any such lien.

(b)    Except for services provided by Lessee to Lessor under the Shared Services Agreement, if any lien shall at any time be filed against the Premises, by reason of any work, labor, services or materials done for, or supplied to, or claimed to have been done for, or supplied to, Lessor or anyone holding the Refinery through or under Lessor, Lessor shall cause the same (at least as it pertains to the Premises) to be discharged of record or adequately bonded (unless otherwise secured to the reasonable satisfaction of Lessee) within forty-five (45) days after receipt of notice of the lien filing. If Lessor shall fail to do so, then, Lessee may, but shall not be obligated to, procure the discharge of the same, in whole or in part, either by paying all or a portion of the amount claimed to be due, by deposit in a court of competent jurisdiction or by bonding, and Lessee may defend the prosecution of an action for the foreclosure of such lien by the lienor and pay all or a portion of the amount of the judgment, if any, in favor of the lienor with interest, costs and allowances. Any amount paid or deposited by Lessee for any such purpose, and all other reasonable expenses of Lessee, including reasonable attorney’s fees and disbursements, together with interest at the Late Payment Rate from the date paid or deposited, shall be promptly paid by Lessor on demand. Lessor shall cause any such lien filed against the Assets or Improvements to be discharged prior to termination of this Lease.

(c)    Nothing in this Lease shall be deemed to be, or be construed in any way as constituting, the consent or request of Lessor, expressed or implied, by inference or otherwise, to any Person for the performance of any labor or the furnishing of any materials for any Improvement of or to the Premises, or as giving Lessee any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials which might in any way give rise to the right to file any lien against Lessor’s interest in the Premises or giving Lessor any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials which might in any way give rise to the right to file any lien against Lessee’s interest in the Premises, including the Assets and Improvements located thereon.

ARTICLE VII
LESSEE’S INSURANCE

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7.1    Insurance Coverage. Lessee shall during the Term of this Lease provide and maintain at Lessee’s sole cost and expense the following:

(a)    Commercial General Liability insurance, including contractual liability, with limits of $1,000,000 each claim;

(b)    Workers' Compensation insurance as required by laws and regulations applicable to Lessee and its employees hereunder and Employer's Liability insurance protecting Lessee against common law liability, in the absence of statutory liability, for employee bodily injury arising out of the master-servant relationship with a limit of $1,000,000 each claim;

(c)    Business Automobile Liability insurance covering all vehicles used in Lessee’s Operations with a limit of $1,000,000 each accident; and

(d)    Excess Liability insurance covering Commercial General Liability, Workers' Compensation and Business Automobile Liability with a limit of $9,000,000 aggregate.

7.2    Failure to Obtain Insurance. If Lessee shall fail to keep in effect any insurance required under Section 7.1 above, Lessor may (but shall not be obligated to) obtain and pay for such insurance. However, Lessor will provide Lessee thirty (30) days prior written notice of such intent and allow Lessee thirty (30) days to comply with such insurance requirement(s).

7.3    Lessee’s Right to Self-Insure. Notwithstanding anything to the contrary contained herein, Lessee shall have the right, but not the obligation, to self-insure any and all liabilities arising out of this Lease and/or the insurance required in Section 7.1. Lessee may exercise such right by providing Lessor with a letter of self-insurance referencing the obligations and liabilities of this Lease with any financial information reasonably requested by Lessor to demonstrate the self-insuring Party’s ability to self-insure.

7.4    Insurance Requirements. On or before the Effective Date, Lessee shall provide Lessor with certificates or other documentary evidence reasonably satisfactory to Lessor of the insurance coverages and endorsements set forth above that are required to be obtained by Lessee. The above insurance shall include a requirement that Lessee’s insurer provide Lessor with thirty (30) days advance written notice of cancellation, material change, or non-renewal. Lessee’s insurance shall be primary, without right of contribution from any other insurance carried by or on behalf of Lessor with respect to its interest in the Premises. Lessee’s Workers Compensation insurance shall contain a waiver of subrogation against Lessor. Lessee’s Commercial General Liability and Business Automobile Liability insurance shall name Lessor as an additional insured with respect to this Lease.

ARTICLE VIII
INDEMNITIES

8.1    Release and Indemnification by Lessee. Subject to the limitation set forth in Section 8.5, Lessee shall release, indemnify, defend and hold Lessor and Lessor’s Affiliates harmless from and against any and all claims, demands, suits, causes of action, proceedings, judgments, damages, liabilities, expenses and costs (including court costs and reasonable attorneys' fees) for:

(a)    any damage to or loss of property of Lessee, Lessee’s Affiliates, and their respective employees, contractors, representatives, agents or Invitees arising out of, in connection with or resulting from activities or operations conducted on the Premises, the Appurtenant Easements or the Refinery, and

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(b)    any personal injury or death to the employees, contractors, representatives, agents or Invitees of Lessee or Lessee’s Affiliates arising out of, in connection with or resulting from activities or operations conducted on the Premises, the Appurtenant Easements or the Refinery.

8.2    Release and Indemnification by Lessor. Subject to the limitation set forth in Section 8.5, Lessor shall release, indemnify, defend and hold Lessee and Lessee’s Affiliates harmless from and against any and all claims, demands, suits, causes of action, proceedings, judgments, damages, liabilities, expenses and costs (including court courts and reasonable attorneys' fees) for:

(a)    any damage to or loss of property of Lessor, Lessor’s Affiliates, and their respective employees, contractors, representatives, agents or Invitees arising out of, in connection with or resulting from activities or operations conducted on the Premises, the Appurtenant Easements or the Refinery, and
(b)    any personal injury or death to the employees, contractors, representatives, agents or Invitees of Lessor or Lessor’s Affiliates arising out of, in connection with or resulting from activities or operations conducted on the Premises, the Appurtenant Easements or the Refinery.

8.3    Application of Indemnities.

(a)    THE PARTIES HEREBY EXPRESS THEIR INTENT THAT THE RELEASES OF LIABILITY AND INDEMNITIES CONTAINED IN SECTIONS 8.1 AND 8.2 ABOVE BE LIBERALLY CONSTRUED. SUCH RELEASES OF LIABILITY AND INDEMNITIES SHALL APPLY TO ANY LOSS, DAMAGE, PERSONAL INJURY OR DEATH WHICH ARISES FROM THE PERFORMANCE OF THIS LEASE, AND WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF, INCLUDING STRICT LIABILITY, BREACH OF WARRANTY (EXPRESS OR IMPLIED), IMPERFECTION OF MATERIALS, CONDITION OF ANY SITE, OR THE NEGLIGENCE OF THE INDEMNITEE (OR RELEASED PARTY), WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, AND WHETHER THE CLAIM THEREFOR IS BASED ON COMMON LAW, CIVIL LAW, MARITIME LAW, STATUTE OR CONTRACTUAL OBLIGATION BETWEEN THE INDEMNITEE AND A THIRD PARTY

(b)    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE RELEASES OF LIABILITY AND INDEMNITIES CONTAINED IN SECTIONS 8.1 AND 8.2 SHALL NOT APPLY TO ANY CLAIM OR LIABILITY CAUSED BY THE WILLFUL MISCONDUCT OF THE INDEMNIFIED OR RELEASED PARTY AND FURTHER SHALL NOT IN ANY EVENT APPLY TO AWARDS OR ASSESSMENTS OF PUNITIVE DAMAGES.

8.4    Extension of Releases and Indemnities. To the maximum extent permitted by applicable law, the releases of liability and indemnities contained in Sections 8.1 through 8.3 above that are afforded to a Party shall extend to (a) the directors, employees, contractors, subcontractors and Invitees of such Party, and (b) to such Party’s Affiliates and to their respective directors, employees, contractors, subcontractors and Invitees.

8.5    Limitation on Indemnities For Personal Injury/Death. Liability under the indemnities contained in Sections 8.1 and 8.2 above for the aggregate total of personal injuries and/or deaths arising from any single occurrence shall be limited to Five Million Dollars ($5,000,000). If in the course of defense by either Party of any claims subject to this Section 8.5 either Party believes its potential liability under the indemnity is likely to exceed the Five Million Dollar ($5,000,000) limitation, said Party shall have the option of notifying the other Party that it will unconditionally agree to pay the other Party the first Five Million

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Dollars ($5,000,000.) of judgments, losses, expenses and costs (including court costs and attorneys' fees). Said Party shall transfer the defense of all pending suits and claims subject to this Section 8.5 to the other Party, and will cooperate in arranging for an orderly transition in the responsibility for handling such suits and claims. The other Party may, at its option, require that said Party provide security in a form satisfactory to the other Party to guarantee payment of Five Million Dollars ($5,000,000) less any amount of judgments, expenses and costs already incurred by said Party (all of which will be credited against the Five Million Dollar ($5,000,000) maximum liability).

8.6    Disclaimer of Consequential Damages. Neither Party shall be liable to the other Party for any incidental, special, indirect or consequential damages of any nature howsoever caused, including loss of profits or business interruptions, connected with or arising out of this Lease.

8.7    Survival. The provisions of this Article VIII shall survive the termination or expiration of this Lease.

ARTICLE IX
PROPERTY TAXES

9.1    Payment of Property Taxes.

(a)    Except as otherwise provided in Section 9.1(b), so long as the Premises, Assets and Improvements are taxed as a separate parcel from the Refinery, Lessee will pay and discharge, as and when the same shall become due and payable without penalty, the Property Taxes with respect to any period during the Term in which they shall be or become due and payable and which:

(i)    shall be levied, assessed or imposed on or against the Premises, Assets or Improvements or any interest of Lessor or Lessee in the Premises, Assets or Improvements; or

(ii)    shall be or become liens on or against the Premises, Assets or Improvements or any interest of Lessor or Lessee in the Premises, Assets or Improvements;

(b)    Nothing in this Lease shall require Lessee to pay any estate, inheritance, succession or transfer tax of Lessor or any income, excess profits or revenue tax on the rent payable by Lessee under this Lease; provided, however, that if at any time during the Term the methods of taxation prevailing at the Effective Date shall be altered so that in lieu of, as a supplement to, or a substitute for the whole or part of any Property Tax which Lessee has agreed to pay pursuant to this Section 9.1, there shall be levied, assessed or imposed (i) a tax, assessment, levy imposition or charge, wholly or partially as a capital levy or otherwise, on the rents received under this Lease or (ii) a license fee measured by the rent payable by Lessee under this Lease, then Lessee shall pay the same.

(c)    Upon written request from Lessor, Lessee shall promptly furnish Lessor with satisfactory evidence that such Property Taxes have been paid. If any Property Taxes paid by Lessee shall cover any period of time prior to or after the expiration of the Term hereof, Lessee’s share of such Property Taxes shall be equitably pro-rated to cover only the period of time within the tax fiscal year during which this Lease shall be in effect, and Lessor shall reimburse Lessee to the extent required. If Lessee shall fail to pay any such Property Taxes by their due date, Lessor shall have the right to pay the same, in which case Lessee shall repay such amount to Lessor on demand, together with any interest charge actually incurred by Lessor as to such Property Taxes.

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9.2    Joint Assessment. If the Premises, Assets and Improvements are not separately assessed, Lessor shall pay the Property Taxes, but Lessor shall forward a copy of the property tax bills to Lessee within five (5) business days of Lessor’s receipt of the tax bills and, subject to Section 9.3 below, Lessee shall reimburse Lessor within thirty (30) days of receipt of Lessor’s invoice, together with proof of payment thereof, an amount equal to Lessee’s pro-rata share of the Property Taxes for the parcel on which the Premises are located, as more particularly described in Exhibit A, Attachment A-2, for that tax year and, with the express understanding and agreement between Lessor and Lessee that there will be a subsequent true-up of Lessee’s ultimate liability for Lessee’s proportion of the Property Taxes in accordance with the subsequent terms of this Section 9.2, and that this Section 9.2 sets no precedent in the subsequent determination of the allocation. In the event the Premises, Assets and Improvements are subsequently separately assessed, the aforementioned true-up shall occur within thirty (30) days of receipt by either Party of such separate assessment. Lessee’s liability shall be an equitable proportion of the Property Taxes for the Premises, Assets and Improvements. Lessor and Lessee hereby agree that such proportion will be mutually agreed to by Lessor and Lessee, acting in good faith. In the event that Lessor and Lessee are unable to mutually agree upon such proportion, the Parties shall mutually engage a competent, independent appraiser, whose opinion of proportion shall be binding upon both Parties. The apportionment set forth in this Section 9.2 is solely for the Parties’ benefit in estimating the liability for Property Taxes between them, and each Party hereby covenants and agrees to keep such allocation confidential and to not disclose, communicate or otherwise provide such apportionment at any time to any independent appraiser engaged under this Section 9.2 or in any court proceeding related thereto. The cost of engaging such appraiser shall be borne equally by Lessor and Lessee. These agreed upon allocated assessed values shall remain in effect until changed by the Parties, with either Party having the right to request a review of the allocation on an annual basis. Additionally, if the Premises, Assets or Improvements are not separately assessed, Lessor and Lessee also shall jointly attempt to have the Assessor separately assess the Premises, Assets and Improvements in such a way as to clearly and separately identify the value of the Premises, Assets and Improvements.

9.3    Contesting Real Property Tax. Lessor and Lessee shall each have the right to contest or review, with due diligence and in good faith, the amount or validity of any Property Taxes associated with the Premises, Assets and Improvements, but only with the knowledge and consent of the other Party, it being the express intent of the Parties that they shall work together in cooperation with each other with any such contest or review. For Property Taxes that pertain to the years 2016 and beyond, Lessee shall have the right to contest or review, with due diligence and in good faith, the amount or validity of any Property Taxes associated with the Premises, Assets or Improvements by appropriate legal proceedings provided that if the contested Property Tax is not paid before the start of legal proceedings, then before instituting any proceedings Lessee shall furnish to Lessor a surety company bond, cash deposit or other security mutually agreed upon by Lessor and Lessee as reasonably satisfactory, as security for the payment of the Property Tax, in an amount sufficient to pay the Property Tax, that may be assessed against the Premises, Assets or Improvements in the legal proceedings. If the property valuation contested is jointly assessed, Lessee shall have a responsibility for surety bond only for that portion of valuation that constitutes the Premises, Assets or Improvements and in an amount determined by mutual consent of Lessor and Lessee. On termination of the legal proceedings or at any time when Lessor and Lessee shall reasonably deem the security to be insufficient for the purpose, Lessee shall, upon demand, deliver to Lessor additional security as is reasonably sufficient for the purpose, and upon failure of the Lessee to do so, the security originally deposited shall be applied to the payment, removal and discharge of the Property Tax and any interest, penalties, charges, and costs accruing in the legal proceedings and the balance, if any, shall be paid by Lessee. If the security shall be insufficient for this purpose, Lessee shall promptly pay over to Lessor an amount sufficient, together with the security originally deposited hereunder, to pay the same. In the event of any default by Lessee as defined in Article XI of this Lease, for failure to pay the Property Taxes, Lessor is authorized to use the security deposited under this Section 9.3 to apply on account of such default or to pay the Property Tax. The balance,

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if any, shall be paid to Lessee. Lessor agrees that it will, at Lessee’s sole cost and expense, cooperate with Lessee in connection with Lessee’s contesting or reviewing any Property Taxes pursuant to this Section 9.3, provided that Lessor shall not be subject to any liability arising out of any such cooperation, including any liability for the payment of any Property Taxes, costs or expenses.

9.4    Other Taxes. Lessee shall pay, prior to delinquency, any franchise taxes, excise taxes, business and occupation taxes, gross sales taxes, gross receipt taxes, occupational license taxes and similar taxes that are assessed or levied on Lessee’s use or operation of the Premises.
ARTICLE X
ASSIGNMENT

10.1    Assignment or Subletting. Neither this Lease nor the leasehold created hereby shall be assigned or transferred by either Party, nor shall Lessee enter into any sublease of the Premises by any third party without the prior written consent of Lessor, which consent may be withheld at Lessor’s sole discretion.

10.2    Assignment to an Affiliate or Sale to a Third Party. Notwithstanding Section 10.1,

(a) Lessor may assign or sell its rights under this Lease to an Affiliate without Lessee’s consent, provided (i) such Affiliate is bound by all of the terms and provisions of this Lease, including Lessee’s rights under Article III, (ii) any such assignment shall not relieve the Lessor from any of its obligations under this Lease incurred prior to the date of such assignment, and (iii) Lessor is still liable to Lessee in the event of a default by such Affiliate, its successors or permitted assigns, of any of the obligations to be performed by Lessee under this Lease.

(b) Subject to Lessee’s rights under Article III, Lessor may assign or sell its rights under this Lease to a third party purchaser of all or substantially all of its interest in the Refinery without Lessee’s consent, provided (i) such third party is bound by all of the terms and provisions of this Lease, including Lessee’s rights under Article III and (ii) any such assignment shall not relieve the Lessor from any of its obligations under this Lease incurred prior to the date of such assignment.

(c) Lessee may assign or transfer its rights and obligations hereunder to an Affiliate without Lessor’s consent provided (i) such Affiliate is bound by all of the terms and provisions of this Lease, including Lessor’s rights under Article III, (ii) any such assignment shall not relieve the Lessee from any of its obligations under this Lease incurred prior to the date of such assignment, and (iii) Lessee is still liable to Lessor in the event of a default by such Affiliate, its successors or permitted assigns, of any of the obligations to be performed by Lessee under this Lease.

10.3     Covenants Running With The Land. Subject to Section 10.1 above, all of the limitations, covenants, conditions, restrictions, rights, duties, powers and obligations created or which arise by reason of this Lease shall constitute covenants which shall run with the property burdened and benefited, and shall be binding on all Persons having any right, title or interest in the property burdened or any part thereof, their heirs, successors and assigns. By acceptance of a deed of conveyance or any other instrument granting an interest in property benefited or burdened by the interests or estates granted herein, each grantee or transferee, including mortgagees taking title by foreclosure, consents to and agrees to be so bound.

ARTICLE XI
DEFAULT

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11.1    Defaults. A Party shall be in default under this Lease upon the occurrence of any one or more of the following events:

(a)    The failure by such Party to make any payment of any amount required to be made by such Party hereunder, as and when due, where such failure shall continue for a period of thirty (30) days after receipt by such Party of written notice thereof from the other Party; or

(b)    The failure by such Party to observe or perform any other material covenants, conditions or provisions of this Lease to be observed or performed by such Party, where such failure shall continue for a period of thirty (30) days after receipt by such Party of written notice thereof from the other Party; provided, however, that if the nature of the failure is such that more than thirty (30) days are reasonably required for its cure, then such Party shall not be deemed to be in default if such Party commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion; or

(c)    If by order of a court of competent jurisdiction, a receiver or liquidator or trustee of a Party shall be appointed, and such receiver or liquidator or trustee shall not have been discharged within a period of sixty (60) days; or if by decree of such a court, a Party shall be adjudicated bankrupt or insolvent or any substantial part of the property of such Party shall have been sequestered, and such decree shall have continued undischarged and unstayed for a period of sixty (60) days after the entry thereof; or if a petition to declare bankruptcy or to reorganize a Party pursuant to any of the provisions of the federal bankruptcy laws or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, shall be filed against such Party and shall not be dismissed within sixty (60) days after such filing; or

(d)    If a Party shall file a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law; or, without limitation of the generality of the foregoing, if a Party shall file a petition or answer or consent seeking relief or assisting in seeking relief in a proceeding under any of the provisions of the federal bankruptcy laws or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, or an answer admitting the material allegations of a petition filed against it in such a proceeding; or if a Party shall make an assignment for the benefit of its creditors; or if a Party shall admit in writing its inability to pay its debts generally as they become due; or if a Party shall consent to the appointment of a receiver or receivers, or trustee or trustees, or liquidator or liquidators of it or of all or any part of its property.

11.2    Remedies. In the event of any such default by a Party, the other Party may, upon the occurrence thereof and during the continuation of such default, exercise any right or remedy which the other Party may have under the laws of the State of New Jersey by reason of such default, but excluding any right to terminate or rescind this Lease or evict Lessee.

ARTICLE XII
CONDEMNATION

12.1    Condemnation in Whole. In the event of Condemnation of the entire Premises, this Lease shall terminate upon the final vesting of title in the condemning Person.

12.2    Condemnation in Part. If a portion of the Premises shall be taken in Condemnation, this Lease shall not automatically terminate but shall, at the option of Lessee, continue with respect to the portion

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of the Premises that was not so condemned or transferred, unless Lessee provides Lessor with written notice of its election to terminate this Lease within thirty (30) days after such Condemnation.

12.3    Application of Condemnation Proceedings. Any awards made in any Condemnation proceeding described herein shall be paid as follows:

(a)    Lessor shall be entitled to the award made for, or equitably attributable to, the value of its fee interest in the Premises and any personal property of the Lessor on the Premises;

(b)    Lessee shall be entitled to the award made for, or equitably attributable to, (i) the value of its leasehold estate in the Premises, (ii) the value of any Assets and Improvements and damages to any of Lessee’s other personal property on the Premises, and (iii) any other compensation or benefits paid as a consequence of the interruption of Lessee’s business or operations on the Premises; and

(c)    If all or any part of the Premises shall be condemned for a temporary use, Lessee shall be entitled to the award.

12.4    Notice of Condemnation. If either Party receives notice of any proposed Condemnation of the Premises, such Party shall promptly provide the other Party with notice of any impending proceeding related to such Condemnation and shall not, in the absence of the other Party, settle with the condemning Person or agree on just compensation for such Condemnation. Each Party shall have the right to make a claim against the condemning Person in any Condemnation proceeding for the amount of the actual provable damage suffered as a result of the Condemnation.

ARTICLE XIII
ENVIRONMENTAL
13.1    Release Reporting and Corrective Action.

(a)Lessee shall report any Release of a Hazardous Material from Lessee’s Operations onto the Premises in an amount equal to or greater than the Reportable Quantity for that substance to Lessor and, as required by Legal Requirements, to the appropriate government agency(ies) and/or authority(ies). Lessor shall report any Release of a Hazardous Material from its Operations onto the Premises in an amount equal to or greater than the Reportable Quantity for that substance to Lessee and, as required by Legal Requirements, to the appropriate government agency(ies) and/or authority(ies).

(b)    Lessee shall be responsible for prompt response to Releases of a Hazardous Material from Lessee’s Operations in accordance with Environmental Laws. Lessor shall be responsible for prompt response to Releases of a Hazardous Material from its Operations in accordance with Environmental Laws.

(c)    Lessee shall simultaneously provide to Lessor a copy of any information submitted to such governmental agency or authority. To the extent practicable, Lessee will also provide Lessor with drafts of such reports prior to submitting them to such governmental agency or authority. Lessor shall simultaneously provide to Lessee a copy of any information submitted to such governmental agency or authority in connection with a Release at or on the Refinery.

(d)    In the event a Release of Hazardous Material occurs from Lessee’s Operations that affects an area of the Premises or Refinery, Lessee will be responsible to remediate such affected areas to the degree required under Environmental Laws. In the event a Release of Hazardous Material occurs from

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Lessor’s Operations that affects an area of the Premises, Lessor will be responsible to remediate such affected area to the degree required under Environmental Laws.

(e)     Lessee shall immediately notify Lessor in the event that a governmental agency shall require additional response measures in response to a Release that occurs after the Effective Date.

13.2    Daily Operations. Lessee shall, at its sole cost and expense, comply with all Environmental Laws applicable to the Assets and the Improvements.

ARTICLE XIV
FORCE MAJEURE

14.1    Excused Performance. Each Party shall be excused from performance hereunder and shall not be considered to be in default or be liable in damages or otherwise with respect to any obligation hereunder, except the obligation to pay money in a timely manner for liabilities actually incurred, if and to the extent that its failure of, or delay in, performance is due to an occurrence of Force Majeure, provided that:

(a)    Such Party gives the other Party written notice describing the particulars of the occurrence causing the Force Majeure, including the expected duration, as soon as is reasonably practicable;

(b)    The suspension of performance is of no greater scope and of no longer duration than is reasonably required by the occurrence of the Force Majeure;

(c)    The Party affected by the occurrence of Force Majeure shall act diligently and use reasonable efforts to remedy or remove the same and to mitigate the effects thereof, provided that such Party shall not be required to settle any labor dispute on unfavorable terms;

(d)     No obligations of the Party which arose before the occurrence of Force Majeure causing the suspension of performance are excused as a result of the occurrence; and

(e)     When the affected Party is able to resume performance of its obligations under this Lease, such Party shall give the other Party written notice to that effect and shall promptly resume performance hereunder.

14.2    Burden of Proof. If the Parties are unable in good faith to agree there has been an occurrence of Force Majeure, the Party claiming Force Majeure shall have the burden of proof as to whether there was an occurrence of Force Majeure.

ARTICLE XV
NOTICES

15.1    Methods of Notice. Unless otherwise specifically provided to the contrary in this Lease, all notices, instructions, requests, correspondence or other communications permitted or required to be given under this Lease shall be in writing and shall be deemed to be effective upon delivery and receipt as follows: (a) upon delivery when being delivered by hand to an authorized representative of the Party to whom directed; (b) upon delivery when delivered by United States certified mail, postage prepaid, return receipt requested, to the address of the receiving Party set forth below; (c) upon delivery when delivered by overnight delivery service, charges prepaid.

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15.2    Notice Addresses.

(a)	If to Lessee, to:

Phillips Texas Pipeline Company Eagle 1 LLC
2331 Citywest Blvd
Houston, TX 77042
Attn: _____________

Copy to General Counsel

(b)    If to Lessor, to:

Phillips 66 Company
2331 Citywest Blvd
Houston, TX 77042
Attn: ____________

15.3    Change of Address. Each Party may change its address at any time by giving written to the other Party in accordance with this Article XV.

ARTICLE XVI
GENERAL PROVISIONS

16.1    Estoppel Certificate. Certificate Lessor and Lessee each agree that from time to time, upon not less than fifteen (15) days’ prior written notice from the other Party, to execute, acknowledge and deliver to the other Party a statement in writing certifying and stating (a) that this Lease is unmodified and in full force and effect, or if there have been modifications, that the Lease is in full force and effect as modified and stating such modifications, (b) the dates to which the rent and additional rent have been paid and the current amount of the rent and additional rent, (c) whether or not, to the best knowledge of the signer, the other Party is in default in keeping, observing or performing any term, covenant, or condition contained in this Lease and, if in default, specifying each such default, (d) whether the signing party currently has any claim against the other Party under this Lease and, if so, the nature and the dollar amount, if any, of such claim, (e) whether there exist any offsets or defenses against enforcement of any of the terms of this Lease upon the part of the signing party to be performed, and, if so, specifying the same, and (f) such further information with respect to this Lease as the other Party may reasonably request, it being intended that any statement delivered pursuant to this Section 16.1 shall be binding on the signing Party and may be relied upon by the other Party, any prospective purchaser of the Premises or any prospective mortgagee.

16.2    Severability. Every provision of this Lease is severable. If any term or provision hereof is held to be illegal, invalid or unenforceable for any reason by any duly constituted court, agency or tribunal, the legality, validity, or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16.3    Captions. The table of contents, section headings and other captions contained in this Lease are for reference purposes only and do not interpret, define or limit the scope, extent or intent of this Lease or any provision hereof.

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16.4    Amendments. No change, amendment or modification of this Lease shall be valid or binding upon the Parties unless such change, amendment or modification shall be in writing and duly executed by both Parties.

16.5    Waivers. Any failure of either Party to enforce any of the provisions of this Lease or to require compliance with any of its terms at any time during the Term of this Lease, shall in no way affect the validity of this Lease, or any part hereof, and shall not be deemed a waiver of any of the rights of such Party thereafter to enforce any and each such provision or of any subsequent breach by the other Party of the same or any other provision. Each Party’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of such Party’s consent to or approval of any subsequent act by the other Party. The acceptance of rent hereunder by Lessor shall not be a waiver of any preceding breach by Lessee of any provision hereof, other than the failure of Lessee to pay the particular rent so accepted, regardless of Lessor’s knowledge of such preceding breach at the time of acceptance of such rent. Any consent or approval given pursuant to this Lease shall be limited to its express terms and shall not otherwise increase the obligations of the Party giving such consent or approval or otherwise reduce the obligations of the Party receiving such consent or approval.

16.6    Recording. Contemporaneously with the execution of this Lease, Lessor and Lessee shall execute, acknowledge and record in the Official Records of Union County, New Jersey, a Memorandum of Lease With Option to Purchase in the form of Exhibit C attached hereto and incorporated herein. Upon termination of this Lease, Lessee agrees to execute a memorandum acknowledging such termination. All recording costs shall be borne by Lessee.

16.7    Holding Over. This Section 16.7 is made expressly subject to Lessee’s rights set forth in this Lease to remove its Assets and Improvements from the Premises, to restore the surface of the Premises and to perform any required environmental remediation under this Lease upon the termination or expiration of this Lease, and the exercise of such rights provided for under this Lease shall not be deemed to constitute a holdover under this Section 16.7. If Lessee remains in possession of the Premises or any part thereof after the expiration of the Term or the termination of this Lease without the express written consent of Lessor, which consent can be withheld by Lessor in its sole discretion, such occupancy shall be a tenancy from month to month at a rental rate to be determined at the time of said expiration or termination based on actual fair market value per month plus additional rent and all other charges payable hereunder, and upon all the terms hereof applicable to the month to month tenancy.

16.8    Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

16.9    Binding Effect; Choice of Law. This Lease shall bind and inure to the benefit of the parties, their successors and assigns. This Lease shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey, including with respect to matters of construction, validity and performance, without giving effect to any choice of law rules that may direct the application of the laws of another jurisdiction.

16.10    Subordination. This Lease shall be superior in interest to any ground lease, mortgage, deed of trust, or any other hypothecation for security now or hereafter placed upon the real property of which the Premises are a part and to any and all advances made on the security thereof and to all renewals, modifications, consolidation, replacements and extensions thereof.

16.11    Signs and Fences. Lessee shall be permitted to place any sign upon the Premises and/or erect a fence around all or any portion of the Premises without Lessor’s prior written consent, provided that

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any such sign or fence shall comply with all Legal Requirements. Lessee shall be permitted to place a sign or signs upon the Refinery only with the Lessor’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

16.12    No Broker. Lessor and Lessee each warrant and represent to the other that no broker was involved in the negotiation and/or consummation of this Lease. Lessor and Lessee each agrees to indemnify, defend and hold the other harmless from and against any claims, liabilities, costs, damages and expenses (including reasonable attorneys’ fees) arising out of or connected with a breach of the foregoing warranty and representation.

16.13    Records and Audit. Lessor shall maintain a true and correct set of records pertaining to any bills, statements or invoices sent to Lessee under this Lease and all transactions related thereto. Lessor further agrees to retain all such records for a period of not less than five (5) years after the date of such bill, statement or invoice. Any representative or representatives authorized by Lessee may audit, at its own cost and during reasonable business hours, any and all such records at any time or times during the Term of this Lease and during the five (5) year period following its termination or expiration. The foregoing obligations in this Section 16.13 shall survive the termination or expiration of this Lease.

16.14    Counterparts. This Lease may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by both Parties.

16.15    Confidentiality. During the Term of this Lease, it may become necessary or desirable, from time to time, for either Party to provide or disclose to the other Party non-public information that is either confidential or proprietary. The disclosing Party may orally request such information to be kept confidential if such information is not in a written format, and in such case shall identify and confirm such confidential information in writing to the other Party no later than fifteen (15) days after such disclosure. If the confidential or proprietary information is in a written format, the disclosing Party shall label such information as either confidential or proprietary. The other Party shall not reproduce, copy, use or disclose (except when required by Legal Requirements) any such information in whole or in part to a third party for any purpose without the consent of the disclosing Party. The other Party shall restrict the internal disclosure of any such confidential or proprietary information to only those employees, officers and directors who have a "need to know" such information, and shall restrict those individuals from disclosing, using or permitting the disclosure of such information. In the event the other Party is required by Legal Requirements to disclose any such confidential or proprietary information, the other Party shall cooperate with the disclosing Party to minimize the amount of such information furnished. At the specific request of the disclosing Party, the other Party shall endeavor to secure the agreement of the receiving Person to maintain specified portions of such information in confidence. In the case of any disclosure of any such confidential or proprietary information, whether or not such disclosure is permitted by this Section 16.15, the other Party shall promptly give written notice thereof to the disclosing Party.

16.16    Further Assurances. Each Party agrees to take or cause to be taken such further actions to execute, deliver and file all further documents and instruments, and to take any further action that may be reasonably necessary or requested in order to fully effectuate the purposes, terms, conditions and intent of this Lease.

16.17    Survival. Notwithstanding any provision of this Lease to the contrary, the expiration or other termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such expiration or termination, whether or not specifically stated herein, including any indemnities, payment obligations, confidentiality, and audit rights.

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IN WITNESS WHEREOF, this Lease has been signed on behalf of each of the Parties hereto on the date or dates shown below.

LESSOR:
PHILLIPS 66 COMPANY
a Delaware corporation

By: Exhibit Copy Only, Not for Execution

Name: ___________________________

Title: ___________________________

LESSEE:
PHILLIPS 66 PARTNERS HOLDINGS LLC
a Delaware limited liability company

By: Exhibit Copy Only, Not for Execution

Name: ___________________________

Title: ___________________________

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EXHIBIT A TO THE LEASE

LEGAL DESCRIPTION OF THE LEASED PROPERTY

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EXHIBIT A
ATTACHMENT A-1

PLAT OF THE PREMISES

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EXHIBIT A
ATTACHMENT A-2

TAX PARCEL MAP

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EXHIBIT B TO THE LEASE

PERMITTED ENCUMBRANCES

1.	The lien of taxes and assessments for the current year and subsequent years;

2.	Taxes or special assessments that are not shown as existing liens by the public records;

3.	Matters that would be shown by an accurate survey and inspection of the property; and

4.	All covenants, restrictions, conditions, easements, reservations, rights-of-way, and other matters of record, to the extent valid, subsisting and enforceable; and

5.	All covenants, restrictions, conditions, easements, reservations, and rights-of-way, and records of which are in Lessee’s custody or control, to the extent valid, subsisting and enforceable.

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EXHIBIT C TO THE LEASE

MEMORANDUM OF LEASE WITH OPTION TO PURCHASE

[NTD: Please confirm that this memorandum conforms to the recording requirements for Union County, NJ.]
STATE OF NEW JERSEY         §
§
COUNTY OF UNION             §
MEMORANDUM OF LEASE WITH OPTION TO PURCHASE

THIS MEMORANDUM OF LEASE WITH OPTION TO PURCHASE (this "Memorandum of Lease") is effective as of the 1st day of October, 2016 (the “Effective Date”), between Phillips 66 Company ("Lessor") and Phillips 66 Partners Holdings 1 LLC ("Lessee").
W1TNESETH:

1.
LEASE. Upon and subject to the covenants, conditions, agreements and limitations set forth in that certain unrecorded written lease (the "Lease") of even date herewith between Lessor and Lessee, Lessor hereby leases and demises to Lessee and Lessee hereby leases and takes from Lessor the leased Premises in Union County, New Jersey, described in Exhibit A attached hereto and hereby made a part hereof, for a term of forty (40) years with three (3) renewal options of ten (10) years each, unless terminated earlier pursuant to the terms of the Lease.

2.OPTION TO PURCHASE THE LEASED PROPERTY. Reference is particularly made to Article 3 of the Lease whereby Lessor grants to Lessee an option to purchase the Premises for the price and on and subject to the provisions and conditions more particularly specified in the Lease.
3.INCORPORATION OF LEASE. The Lease is, by this reference, incorporated in and made part of this Memorandum as if fully set forth herein. This Memorandum of Lease is recorded in the Official Records of Union County, New Jersey solely for the purpose of providing public notice of the Lease, and does not alter, modify, amend or change in any way the Lease. The Lease shall determine and govern the rights and duties of Lessor and Lessee with respect to the Premises.

4.
COUNTERPARTS. This Memorandum of Lease may be executed in any number of counterparts or with counterpart signature pages, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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EXECUTED on the date(s) set forth below, but effective for all purposes as of the Effective Date.

LESSOR:                         LESSEE:

PHILLIPS 66 COMPANY	PHILLIPS TEXAS PIPELINE COMPANY EAGLE 1 LLC
a Delaware corporation                    a Delaware limited liability company

By: Exhibit Copy Only, Not for Execution        By: Exhibit Copy Only, Not for Execution
Name:     _________________________            Name:     _________________________
Title:     _________________________            Title:     Attorney-in-Fact

STATE OF TEXAS                 )
                                                        )   SS
COUNTY OF HARRIS   )

On the _______ day of ___________ in the year 2016 before me, the undersigned, personally appeared __________________, as _________________ for Phillips 66 Company, a Delaware corporation, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the entity upon behalf of which the individual acted, executed the instrument.

GIVEN under my hand and seal of office, this ___ day of ___________________, 2016.

                                                                        Notary Public in and for the State of Texas
My commission expires:

STATE OF TEXAS                  )
                                                             )   SS
COUNTY OF HARRIS           )

On the _______ day of ___________ in the year 2016 before me, the undersigned, personally appeared __________________, as _________________ for Phillips 66 Partners Holdings LLC, a Delaware limited liability company, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the entity upon behalf of which the individual acted, executed the instrument.

GIVEN under my hand and seal of office, this ___ day of ___________________, 2016.

                                                                        Notary Public in and for the State of Texas
My commission expires:

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EXHIBIT A
TO MEMORANDUM OF LEASE WITH OPTION TO PURCHASE

LEGAL DESCRIPTION OF THE PREMISES

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EXHIBIT C
FORM OF OMNIBUS AGREEMENT AMENDMENT

[See attached]

FIFTH AMENDMENT TO THE
OMNIBUS AGREEMENT
This Fifth Amendment (this “Fifth Amendment”) to the Omnibus Agreement (as amended, the “Omnibus Agreement”) by and among Phillips 66 Company (“Company”), on behalf of itself and the other Phillips 66 Entities (as defined in the Omnibus Agreement), Phillips 66 Pipeline LLC (“Pipeline”), Phillips 66 Partners LP (the “Partnership”), Phillips 66 Partners Holdings LLC (“Holdings”), Phillips 66 Carrier LLC (“Carrier”) and Philips 66 Partners GP LLC (the “General Partner”) is dated as of the 1st day of October, 2016.
WHEREAS, the Parties entered into the First Amendment, Second Amendment, Third Amendment, and Fourth Amendment to the Omnibus Agreement effective as of March 1, 2014, December 1, 2014, March 1, 2015, and March 1, 2016, respectively; and
WHEREAS, the Parties seek to amend the Omnibus Agreement to include certain additional assets acquired by the Partnership in the fourth quarter of 2016.
NOW THEREFORE, for and in consideration of the forgoing, the mutual covenants, terms and conditions of the Agreement, as amended by this Fifth Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Unless otherwise noted, the capitalized terms used herein shall have the definitions set forth in the Omnibus Agreement.

2.	Section 4.01(a) of the Omnibus Agreement is hereby amended and restated in its entirety as follows:

“(a) Company agrees to provide, and agrees to cause its Affiliates to provide, on behalf of the General Partner and for the Partnership Group’s benefit, the Services (such Services to be provided, to the extent applicable, in connection with the Assets and any other assets acquired or developed by the Partnership Group from time to time). As consideration for the Services, the Partnership will pay Company an operational and administrative support fee of $6,901,666.67 per Month (as adjusted pursuant to Section 4.01(b) and (c), the “Operational and Administrative Support Fee”), payable without discount no later than the 21st Day of the Month in which Services are rendered, provided that if such Day is not a Business Day, then the Partnership shall pay such amount without interest on the next Business Day. If the Effective Date is any day other than the first day of a Month, or if this Agreement is terminated on any day other than the last day of a Month, then the Operational and Administrative Support Fee for the relevant Month shall be prorated based on the ratio of the number of days in the relevant partial Month to the number of days in the relevant full Month.”

3.	This Fifth Amendment shall be effective as of October 1, 2016.

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4.	Except as expressly set forth herein, all other terms and conditions of the Omnibus Agreement shall remain in full force and effect.

[Signature Pages Follow]
2

|

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IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Fifth Amendment as of the date first above written.

PHILLIPS 66 COMPANY
By:	Exhibit Copy Only, Not for Execution
Robert A. Herman
Executive Vice President, Midstream

PHILLIPS 66 PIPELINE LLC
By:	Exhibit Copy Only, Not for Execution
Todd Denton
President
PHILLIPS 66 CARRIER LLC
By:	Exhibit Copy Only, Not for Execution
Todd Denton
President

PHILLIPS 66 PARTNERS LP
By:	Phillips 66 Partners GP, LLC, General Partner of Phillips 66 Partners LP
By:	Exhibit Copy Only, Not for Execution
J.T. Liberti
Vice President and Chief Operating Officer

PHILLIPS 66 PARTNERS GP, LLC
By:	Exhibit Copy Only, Not for Execution
J.T. Liberti
Vice President and Chief Operating Officer

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PHILLIPS 66 PARTNERS HOLDINGS LLC
By:	Phillips 66 Partners LP, Sole Member of Phillips 66 Partners Holdings LLC
By:	Phillips 66 Partners GP, LLC, General Partner of Phillips 66 Partners LP
By:	Exhibit Copy Only, Not for Execution
J.T. Liberti
Vice President and Chief Operating Officer

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EXHIBIT D
FORM OF OPERATIONAL SERVICES AGREEMENT AMENDMENT

[See attached]

FIFTH AMENDMENT TO THE OPERATIONAL SERVICES AGREEMENT
This Fifth Amendment to the Operational Services Agreement (“Fifth Amendment”) is made and entered into as of the __ day of October, 2016, by and between PHILLIPS 66 CARRIER LLC, a Delaware limited liability company (“Carrier”), PHILLIPS 66 PARTNERS HOLDINGS LLC, a Delaware limited liability company (“Holdings”) and PHILLIPS 66 PIPELINE LLC, a Delaware limited liability company (“Operator”). Carrier and Holdings are collectively referred to herein as “Company.”
WITNESSETH:
WHEREAS, Company and Operator are parties to that certain Operational Services Agreement dated June 26, 2013, as amended by the First Amendment, Second Amendment, Third Amendment, and Fourth Amendment thereto effective as of March 1, 2014, December 1, 2014, March 1, 2016, and May 10, 2016, respectively (the “Operational Services Agreement”);
WHEREAS, Company is acquiring certain additional assets during the fourth quarter of 2016; and
WHEREAS, Company and Operator desire that Operator maintain, operate, manage and administer such assets for Company, and the parties hereto wish to amend the Operational Services Agreement accordingly.
NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Company and Operator, Company and Operator agree as follows:

1.	Unless otherwise noted, the capitalized terms used herein shall have the definitions set forth in the Operational Services Agreement.

2.	Exhibit A to the Operational Services Agreement is hereby deleted in its entirety and replaced by the Exhibit A attached hereto.

3.	This Fifth Amendment shall be effective as of October 1, 2016.

4.	Except as expressly set forth herein, all other terms and conditions of the Operational Services Agreement (including the exhibits attached thereto) shall remain in full force and effect.

[Signature pages follow.]

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IN WITNESS WHEREOF, the Parties have caused this Fifth Amendment to be signed by their duly authorized officers as of the date first set forth above.

PHILLIPS 66 PIPELINE LLC
By:
Todd Denton
President

PHILLIPS 66 CARRIER LLC
By:
Todd Denton
President

PHILLIPS 66 PARTNERS HOLDINGS LLC
By:	Phillips 66 Partners LP, Sole Member of Phillips 66 Partners Holdings LLC
By:	Phillips 66 Partners GP, LLC, General Partner of Phillips 66 Partners LP
By:
J.T. Liberti
Vice President and Chief Operating Officer

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Exhibit A
Description of Pipelines, Terminals, Storage Facilities, and Refinery and Natural Gas Liquid Facilities
Attached to and made a part of that certain Operational Services Agreement, dated June 26, 2013, by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC, as amended from time to time:
Crude Oil Pipelines
Clifton Ridge to Lake Charles Refinery - a 20” crude oil pipeline extending from the Clifton Ridge marine terminal to the Lake Charles Refinery in Calcasieu Parish, Louisiana.
Pecan Grove to Clifton Ridge - a 12” crude oil pipeline extending from the Pecan Grove marine terminal to the Clifton Ridge marine terminal in Calcasieu Parish, Louisiana.
Shell to Clifton Ridge - a 20” crude oil pipeline extending from Shell’s Houma to Houston pipeline to the Clifton Ridge marine terminal in Calcasieu Parish Louisiana.
CushPo - a 18” crude oil pipeline extending from Phillips 66 Carrier LLC’s, Cushing Crude Terminal in Cushing, Oklahoma to Phillips 66 Carrier LLC’s Ponca Crude Terminal in Ponca City, Oklahoma.

Glacier Pipeline System - a multi-diameter crude oil pipeline system extending from the United States-Canadian border near Carway, Alberta to the Billings ExxonMobil Refinery in Billings, Montana.

Line O - a 10” crude oil pipeline extending from Phillips 66 Partners Holdings LLC’s Buxton Crude Terminal in Cushing, Oklahoma to the Borger Refinery located in Borger, Texas

Line WA - a multi-diameter crude oil pipeline extending from the Odessa Station near Goldsmith, Texas to the Borger Refinery located in Borger, Texas.

Line 80 - a 8” crude oil pipeline extending from Gains Station near Hobbs, New Mexico to the Borger Refinery located in Borger, Texas.

North Texas Gathering Pipeline System - a multi-diameter crude oil pipeline system that gathers products in the various fields of North Texas and transports products to the Wichita Falls Station in Wichita Falls, Texas.

Oklahoma Mainline Pipeline System - a 12” crude oil pipeline extending from the Wichita Falls Station in Wichita Falls, Texas to Phillips 66 Carrier LLC’s Ponca Crude Terminal in Ponca City Oklahoma.

West Texas Gathering -a multi-diameter crude oil pipeline system that gathers crude oil in the various fields of West Texas to supply Line WA and Line 80.

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Refined Product Pipelines
Sweeny to Pasadena - a 12” refined products pipeline extending from the Sweeny Refinery in Brazoria County, Texas to the Pasadena terminal in Harris County, Texas.
Sweeny to Pasadena - a 18” refined products pipeline extending from the Sweeny Refinery in Brazoria County, Texas to the Pasadena terminal in Harris County, Texas.
Wood River to Hartford - a 12” refined products pipeline extending from the Wood River Refinery in Madison County, Illinois to the Hartford terminal in Madison County, Illinois.
Hartford to Explorer - a 24” refined products pipeline extending from the Hartford terminal in Madison County, Illinois to the Explorer Pipeline system in Madison County, Illinois.
Gold Line - a multi-diameter refined products pipeline system extending from the Rocky Station fence line at Phillips 66 Pipeline LLC’s Borger Products Terminal in Borger, Texas to terminal facilities located in Wichita, Kansas; Paola, Kansas; Kansas City, Kansas; Jefferson City, Missouri; and Cahokia, Illinois.
Cross Channel Connector - a 20” refined products pipeline extending from the Pasadena Terminal in Pasadena, Texas to terminal facilities located at Kinder Morgan’s Pasadena Terminal and the Galena Park Station in Galena Park, Texas, and terminating at the Holland Avenue Junction in Galena Park, Texas.

Standish Pipeline - a 18” refined products pipeline extending from the Ponca City Refinery in Ponca City, Oklahoma to the Wichita North Terminal in Wichita, Kansas.

ATA Pipeline - a multi-diameter refined products pipeline extending from the Amarillo Terminal in Amarillo, Texas to the Albuquerque Terminal in Albuquerque, New Mexico.

BAM Pipeline - a multi-diameter refined products pipeline extending from the Borger Refinery in Borger, Texas to the Amarillo Terminal in Amarillo, Texas.

Cherokee East - a multi-diameter refined products pipeline system extending from the Ponca City Refinery in Ponca City, Oklahoma to terminal facilities in Jenks, Oklahoma and Mount Vernon, Missouri.

Cherokee North - a multi-diameter, two-leg refined products pipeline system extending from the Ponca City Refinery in Ponca City, Oklahoma to the Arkansas City Junction in Arkansas City, Oklahoma and the 21st Street Junction in Wichita, Kansas.

Cherokee South - a 8”, multi-leg refined products pipeline system extending from the Ponca City Refinery in Ponca City, Oklahoma to the Oklahoma City Terminal in Oklahoma City, Oklahoma, the Will Rogers Airport in Oklahoma City, Oklahoma and Tinker Air Force Base in Oklahoma City, Oklahoma.

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Medford Triangle - a multi-diameter, multi-leg refined products pipeline system extending from the Ponca City Refinery in Ponca City, Oklahoma to the Medford Storage Spheres in Medford, Oklahoma and the Oneok Terminal in Medford, Oklahoma.

SAAL Pipeline - a 6” refined products pipeline extending from the Amarillo Terminal in Amarillo, Texas to the Lubbock Terminal in Lubbock, Texas.

Seminoe Pipeline - a 8” refined products pipeline extending from the Billings Refinery in Billings, Montana to terminal facilities in Sheridan, Wyoming and Casper, Wyoming and to the Tisdale Junction and Sinclair Junction in Wyoming.

Terminals
Hartford Terminal. Hartford Terminal is located at or near Hartford, Illinois. The facility consists of a two-bay truck rack with 17,000 barrels of active terminaling capacity, 13 above-ground storage tanks with approximately 1.1 million barrels of total storage capacity. The Hartford barge dock consists of a single-berth barge loading facility, approximately 0.8 miles of 8-inch pipeline and approximately 0.8 miles of 14-inch pipeline from the Hartford terminal to the Hartford barge dock for delivery.
Pasadena Terminal. Pasadena Terminal is located at or near Pasadena, Texas and consists of a five-bay truck rack and tankage with 65,000 barrels per day of active terminaling capacity, 22 above ground storage tanks with approximately 3.2 million barrels of total storage capacity and a vapor combustion unit.
Clifton Ridge Terminal. Clifton Ridge Terminal is located at or near Sulphur, Louisiana and consists of a single-berth ship dock, 12 above-ground storage tanks with approximately 3.4 million barrels of total storage capacity and a truck offloading facility.
Pecan Grove Terminal. Pecan Grove terminal is adjacent to the Clifton Ridge Terminal. The facility consists of a single-berth barge dock and three above-ground storage tanks with 142,000 barrels of total storage capacity.
Wichita North Terminal. Wichita North Terminal is located in Wichita, Kansas adjacent to the Gold Line pipeline system. It consists of a two bay truck rack with 12,000 barrels of total storage capacity.
Paola Terminal. Paola Terminal is located in Paola, Kansas adjacent to the Gold Line pipeline system. It consists of 98,000 barrels of total storage capacity.
Kansas City Terminal. Kansas City Terminal is located in Kansas City, Kansas adjacent to the Gold Line pipeline system. It consists of a five bay truck rack with 66,000 barrels of total storage capacity.
Jeff City Terminal. Jeff City Terminal is located in Jefferson City, Missouri adjacent to the Gold Line pipeline system. It consists of a two bay truck rack with 16,000 barrels of total storage capacity.

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East St. Louis Terminal. East St. Louis Terminal is located in Cahokia, Illinois adjacent to the Gold Line pipeline system. It consists of a six bay truck rack with 78,000 barrels of total storage capacity.
Bayway Terminal. Bayway Terminal is located in Linden, New Jersey adjacent to the Bayway Refinery. It consists of a four-track, 120 rail car crude oil receiving facility with a planned unloading capacity of 75,000 barrels per day that delivers crude oil to storage tanks at the adjacent refinery.
Ferndale Terminal. Ferndale Terminal is located in Ferndale, Washington adjacent to the Ferndale Refinery. It consists of a two-track, 54 rail car crude oil receiving facility with a planned unloading capacity of 30,000 barrels per day that delivers crude oil to storage tanks at the adjacent refinery.
Albuquerque Terminal. Albuquerque Terminal is located in Albuquerque, New Mexico, adjacent to the ATA Pipeline. It consists of a three-bay truck rack with 232,000 barrels of total storage capacity.

Amarillo Terminal. Amarillo Terminal is located in Amarillo, Texas, adjacent to the BAM Pipeline, the SAAL Pipeline and the ATA Pipeline. It consists of a five-bay truck rack with 268,000 barrels of total storage capacity.

Billings Crude Terminal. Billings Crude Terminal is located in Billings, Montana, at the Phillips 66 Company Billings Refinery. It consists of 245,000 barrels of total storage capacity.

Buffalo Terminal. Buffalo Terminal is located near Buffalo Montana. It consists of two meter skid units, three injection pumps and two crude tanks with approximately 300,000 barrels of total storage capacity.

Buxton Terminal. Buxton Terminal is located in Cushing, Oklahoma. It consists of two crude storage tanks with a total capacity of 400,000 barrels.

Casper Terminal. Casper Terminal is located in Casper, Wyoming adjacent to the Seminoe Pipeline. It consists of a two bay-truck rack with 300,000 barrels of total storage capacity.

Cushing Terminal. Cushing Terminal is located in Cushing, Oklahoma. It consists of one tank with a lease automatic custody transfer unit and two storage tanks with a total storage capacity of 220,000 barrels.

Glenpool Terminal. Glenpool Terminal is located in Jenks, Oklahoma adjacent to the Cherokee East pipeline system. It consists of a two-bay truck rack with 514,000 barrels of total storage capacity.

Linden Terminal. Linden Terminal is located Linden, New Jersey. It consists of a nine-bay refined products truck rack and a three-bay NGL truck rack with 331,000 barrels of refined products storage.

Lubbock Terminal. Lubbock Terminal is located in Lubbock, Texas adjacent to the SAAL Pipeline. It consists of a three-bay truck rack with 176,000 barrels of total storage capacity.

Mount Vernon Terminal. Mount Vernon Terminal is located in Mount Vernon, Missouri, adjacent to the Cherokee East pipeline system. It consists of a four-bay refined products truck rack and a

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two-bay NGL truck rack with 359,000 barrels of refined products storage capacity and 118,000 barrels of NGL storage capacity.

Oklahoma City Terminal. Oklahoma City Terminal is located in Oklahoma City, Oklahoma adjacent to the Cherokee South pipeline system. It consists of a four-bay truck rack with 290,000 barrels of total storage capacity.

Ponca City Terminal. Ponca City Terminal is located in Ponca City, Oklahoma adjacent to the Ponca City Refinery. It consists of a two-bay refined products truck rack and a two-bay NGL truck rack with 2,500 barrels of refined products storage capacity.

Ponca Crude Terminal. Ponca Crude Terminal is located in Ponca City, Oklahoma. It consists of three lease automatic custody transfer units and 15 above-ground crude oil storage tanks with approximately 1.2 million barrels of total storage capacity.

Sheridan Terminal. Sheridan Terminal is located in Sheridan, Wyoming adjacent to the Seminoe Pipeline. It consists of a two-bay truck rack with 94,000 barrels of total storage capacity.

Tremley Point Terminal. Tremley Point Terminal is located in Linden, New Jersey. It consists of a three-bay refined products truck rack, 1,400,000 barrels of total storage capacity and a dock facility consisting of two vessel berths.

Wichita South Terminal. Wichita South Terminal is located in Wichita, Kansas adjacent to the Cherokee North pipeline system. It consists of 230,000 barrels of total storage capacity.

Storage Facilities
Medford Storage Spheres. Medford Storage Spheres are two above ground storage facilities located at the Central Division pipeline facility in Medford, Oklahoma. The working capacity of each sphere is 35,000 barrels, and the spheres are capable of receiving and storing natural gas liquids and petrochemicals, including refinery grade propylene.
Storage Tank Nos. 1001, 1002 and 1004 at the Wichita North Terminal. These storage tanks have a nominal shell capacity of 107,000 barrels, 107,000 barrels, and 108,000 barrels, respectively.
Storage Tank Nos. 8005 and 8010 at the Kansas City Terminal. These storage tanks have a nominal shell capacity of 80,000 barrels and 101,000 barrels, respectively.
Storage Tank Nos. 1503, 2001, 1302 at the East St. Louis Terminal. These storage tanks have a nominal shell capacity of 172,000 barrels, two hundred thousand 200,000 barrels and 135,000 barrels, respectively.
Storage Tank No. 4901 at the Paola Terminal. This storage tank has a nominal shell capacity of 98,000 barrels.
Storage Tank Nos. 6813 and 6818 at the East St. Louis Terminal. Each of these storage tanks has a nominal shell storage capacity of 80,000 barrels.

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Clemens Facility. The Clemens Facility includes underground salt dome storage caverns for LPG storage, brine ponds, a leach plant, multiple buildings, associated pipes/pumps, water supply wells, associated properties, and off-site disposal wells. These facilities are located near Brazoria, Texas. Products produced at the Sweeny Fractionator are stored in the underground caverns and then transported via pipeline to the Freeport LPG Export Terminal or the Mount Belvieu market hub.

Refinery and Natural Gas Liquid Facilities
Sweeny Fractionator. The Sweeny Fractionator is a Natural Gas Liquid fractionation facility located in Old Ocean, Texas, close to the Sweeny Refinery. The Sweeny Fractionator includes the associated cooling tower (G0054022) and flare (G0056044), the substation (G006010), and the offplots (G0068044). It processes y-grade (mixed natural gas liquids) and produces purity ethane, propane, isobutane, normal butane and natural gasoline (C5+) for sale in local petrochemical markets or to supply the Freeport LPG Export Terminal.

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EXHIBIT E
FORM OF ORIGINATION SERVICES AGREEMENT AMENDMENT

[See attached]

FIRST AMENDMENT TO THE GOLD LINE
ORIGINATION SERVICES AGREEMENT

This First Amendment (“Amendment”) to the Gold Line Origination Services Agreement ( “Agreement”) by and between PHILLIPS 66 CARRIER LLC, a Delaware limited liability company (“Carrier”) and PHILLIPS 66 PIPELINE LLC, a Delaware limited liability company (“Operator”) is dated as of the __st day of October, 2016.
WITNESSETH:
WHEREAS, the Parties entered into the Agreement effective as of March 1, 2014;
WHEREAS, the Parties seek to amend the Agreement to reflect that Operator will use the facilities and equipment at Rocky Station to originate the transportation transactions for the Borger to Amarillo Pipeline.
NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Carrier and Operator, Carrier and Operator agree as follows:

1.	Unless otherwise noted, the capitalized terms used herein shall have the definitions set forth in the Agreement.

2.	Section 1.01 of the Agreement is hereby amended to include the following defined terms:

Section 1.01(b)(i) “BAM Pipeline” means a multi-diameter refined products pipeline originating outside of the fenceline at Operator’s Rocky Station near the Borger Refinery in Borger, Texas and terminating at the Amarillo Terminal in Amarillo, Texas.

Section 1.01(x) - (i) “Pipelines” means the Gold Line and BAM Pipeline.

3.	Section 2.01 of the Agreement is hereby amended and restated in its entirety:
Section 2.01 Routine Services to be Provided by Operator. During the term of this Agreement, and subject to the terms and conditions hereof, Operator agrees to provide, or cause its Affiliates to provide, day-to-day routine or emergency operation, maintenance and repair of the facilities and equipment at Rocky Station and such other services as are necessary to physically originate product scheduled on the Pipelines, including but not limited to the services set forth on Exhibit B attached hereto (“Origination Services”). Certain of the Origination Services, including dehydration, filtration, pig launching, mainline boosting, facility control, barrel staging, sampling, custody transfer measurement and meter proving, will be provided using facilities at Rocky Station dedicated to the Pipelines. Certain other of the Origination Services, including firewall protection and

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wastewater treatment, will be provided using non-dedicated or shared facilities at Rocky Station.

(a)
In the event the cost of any operation, maintenance, repair or replacement of any facilities and equipment at Rocky Station that are necessary to perform the Origination Services (“Required Facilities”) equals or exceeds $130,000.00, and such operation, maintenance, repair or replacement is not part of the Origination Services (“Non-routine Work”), Operator shall seek prior approval from Carrier before performing any work on such facilities or equipment. To the extent the Non-routine Work is for non-dedicated facilities at Rocky Station, Operator will seek Carrier’s approval of its proportionate share of the costs to be determined based Carrier’s portion of the total volumes originating at the Rocky Station over the prior twelve (12) Months. If Carrier gives its approval of such costs, Operator will undertake such Non-routine Work and the applicable Origination Fee (as hereinafter defined) will be increased, or an alternate mechanism shall be adopted, to allow Operator to recover over time Carrier’s proportionate share of the costs incurred by Operator in undertaking such Non-routine Work. In the event Carrier does not give its approval for Non-routine Work and Operator reasonably determines that such Non-routine Work is necessary to comply with the requirements set forth herein, then Operator may terminate this Agreement, effective no earlier than 60 Days following delivery of Notice to Carrier.

(b)
In the event of an emergency situation requiring immediate Non-routine Work, Operator shall perform any Non-routine Work necessary to address or resolve the emergency situation. To the extent any such Non-routine Work will involve the expenditure of $130,000.00 or more, Operator shall promptly notify Carrier of the emergency situation requiring such Non-routine Work.

(c)
If new Laws require Operator to make substantial and unanticipated expenditures in connection with the provision of the Origination Services, Carrier will reimburse Operator for Carrier’s proportionate share of the costs incurred by Operator in complying with such Laws or, at Carrier’s option and if the Parties agree, the applicable Origination Fee will be increased or an alternate mechanism will be adopted to allow Operator to recover over time Carrier’s proportionate share of the costs incurred by Operator in complying with such Laws. Carrier’s proportionate share shall be determined based on Carrier’s portion of the total volumes originating at the Rocky Station over the prior twelve (12) Months.

(d)
Operator shall maintain a true and correct set of records pertaining to all activities relating to its performance of the Origination Services and any Non-routine Work hereunder. Operator further agrees to retain all such records for a period of time not less than two (2) Years following the end of the calendar Year in which the applicable Origination Services or Non-routine Work was performed. Carrier, or its authorized representative or representatives, shall have the right during Operator’s Normal Business Hours to audit, copy and inspect, at Carrier’s sole cost and expense, any and all records of Operator relating to its performance of its obligations hereunder (but not any other books and records of Operator). Audits shall not be commenced more than once by Carrier during any calendar Year and shall be completed within a reasonable time frame not to exceed thirty (30) Days. Carrier may request information from Operator’s books and records relating to Operator’s

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obligations hereunder from time to time and such requests shall not constitute an audit for that calendar Year. Carrier shall have two (2) Years after the end of a calendar Year during which to conduct an audit of Operator’s books and records for such calendar Year, and any Claim arising out of or based in whole or in part on the information produced or obtained by the performance of any such audit must be made, if at all, within such two (2) Year period.

4.	Section 2.02 is hereby deleted in its entirety and replaced with the following:

Section 2.02 Manner of Performing/Providing Services. The Origination Services shall be performed and provided in an efficient and prudent manner with the same degree of diligence and care that Operator would exercise in providing similar services with respect to its own operations and in all respects in accordance with all applicable Laws relating to Operator, Carrier and the Pipelines. Operator shall provide the Origination Services in a safe, professional and economical manner and shall advise Carrier in a timely fashion of all matters of significance that could affect the safety or economics relating to the Origination Services so that Carrier can make appropriate decisions with respect thereto.

5.	Section 3.01 is hereby deleted in its entirety and replaced with the following:

Section 3.01 Compensation. As consideration for the Origination Services, Carrier shall pay Operator a fee, initially in the amount of $110,000.00 per Month for Gold Line and $100,000 per Month for BAM Pipeline (each as may be adjusted in accordance with the provisions of this Agreement, each individually and collectively the “Origination Fee”) no later than the 21st Day of the Month in which the Origination Services are rendered, provided that if such Day is not a Business Day, then Carrier shall pay such amount without interest on the next Business Day. If the Effective Date is any Day other than the first Day of a Month, or if this Agreement is terminated on any Day other than the last Day of a Month (or if an Origination Fee is adjusted pursuant to this Agreement in the middle of any Month), then the Origination Fee for the relevant Month shall be prorated based on the ratio of the number of Days in the relevant partial Month to the number of Days in the relevant full Month. As long as Carrier is an Affiliate of Operator, Carrier and Operator may settle the financial obligations to Operator through Operator’s normal interaffiliate settlement processes.

6.	Section 5.01 is hereby deleted in its entirety and replaced with the following:

Section 5.01 Term. Unless terminated in accordance with Section 2.01(a), Section5.02, Section 5.03 or Section 5.05, this Agreement shall have a primary term commencing on the Effective Date and continuing until September 30, 2026 (the “Initial Term”). At the end of the Initial Term, this Agreement shall automatically extend for successive five-year renewal terms (each a “Renewal Term”) unless terminated by Operator or Carrier upon Notice from the terminating Party to the other Party no less than one hundred and eighty

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(180) Days prior to the end of the expiration of the Initial Term or any Renewal Term, as applicable. The Initial Term, together with any Renewal Term, shall be referred to in this Agreement as the “Term.”

7.	Section 5.04 is hereby deleted in its entirety and replaced with the following:

Section 5.04 Termination by Carrier. Carrier shall have the right to terminate this Agreement immediately upon the occurrence of any of the following events: (i) upon the Bankruptcy of Operator; or (ii) upon a finding by Carrier that Operator (A) has been grossly negligent or engaged in willful or wanton misconduct in the performance of its obligations hereunder and that such gross negligence or willful or wanton misconduct has had a material adverse effect on the Pipelines or Carrier’s business as it relates to the Pipelines, or (B) has engaged in a continued or regular pattern of gross negligence or willful or wanton misconduct that Carrier reasonably determines to pose a risk of resulting in a material adverse effect on the Pipelines or Carrier’s business as it relates to the Pipelines; provided that Carrier shall deliver to Operator Notice of any such affirmative finding, which shall include a reasonably detailed description of the basis therefor.

8.	Section 6.02 is hereby deleted in its entirety and replaced with the following:

6.02 Meaning of “Force Majeure.” As used herein, the term “Force Majeure” shall mean (i) acts of God, fires, floods or storms; (ii) compliance with orders of courts or Governmental Authorities; (iii) explosions, wars, terrorist acts or riots; (iv) inability to obtain or unavoidable delays in obtaining material or equipment; (v) accidental disruption of service; (vi) events or circumstances similar to the foregoing (including inability to obtain or unavoidable delays in obtaining material or equipment and disruption of service provided by third parties); (vii) strikes, lockouts or other industrial disturbances; and (viii) breakdown of refinery facilities, machinery, storage tanks or pipelines, however in all such cases, in order to qualify as Force Majeure the event must meet all of the following criteria: (a) prevent the claiming Party from performing its obligations under this Agreement, (b) be beyond the claiming Party’s reasonable control, (c) does not result from the negligence or willful misconduct of the claiming Party or any of its Affiliates, and (d) was not preventable by the claiming Party’s reasonable diligence.

9.	Article X of the Agreement shall be deleted in its entirety and replaced with the following:

Article X.     Intentionally Omitted.

10.	Exhibit C of the Agreement shall be deleted in its entirety.

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11.	This Amendment shall be effective as of October __, 2016.

12.	Except as expressly set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed by their duly authorized officers.

PHILLIPS 66 PIPELINE LLC

By:    Exhibit Copy Only, Not for Execution

PHILLIPS 66 CARRIER LLC
By:    Phillips 66 Partners Holdings LLC
Sole Member of Phillips 66 Carrier LLC
By:    Phillips 66 Partners LP,
Sole Member of Phillips 66 Partners Holdings LLC
By:    Phillips 66 Partners GP LLC
General Partner of Phillips 66 Partners LP

By:    Exhibit Copy Only, Not for Execution
J.T. Liberti
Vice President and Chief Operating Officer

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EXHIBIT F
FORM OF SHARED SERVICES AGREEMENT AMENDMENT

[See attached]

FIRST AMENDMENT TO THE SHARED SERVICES AGREEMENT
(BAYWAY)
This First Amendment to the Shared Services Agreement (“Amendment”) is made and entered into as of the Effective Date, by and between PHILLIPS 66 PARTNERS HOLDINGS LLC, a Delaware limited liability company (“Holdings”), and PHILLIPS 66 COMPANY, a Delaware corporation (“Operator”).
WITNESSETH:
WHEREAS, Holdings owns the Linden Terminal and Tremley Point Terminal (collectively (“Terminals”) located near the Bayway Refinery in Linden, New Jersey (the “Bayway Refinery”);
WHEREAS, Holdings and Operator entered into a Shared Services Agreement (Bayway) effective December 1, 2014 (“Agreement”) where Holdings provides services for the Operator’s Bayway Refinery and Operator provides services for Holdings’ Rail Rack;
WHEREAS, certain of the facilities and equipment at the Bayway Refinery are used to provide services at the Terminals and Holdings requested that Operator provide, and Operator agreed to provide, or cause to be provided, such services.
NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Holdings and Operator, Holdings and Operator agree as follows:

1.	Unless otherwise noted, the capitalized terms used herein shall have the definitions set forth in the Agreement.

2.	The definition of Business Day in Section 1.01(d) of the Agreement is hereby deleted in its entirety and replaced by the following:
(a)“Business Day” means any Day except for Saturday, Sunday or official holiday in the State of Texas.

3.	Article 1.01 of the Agreement is hereby amended to include the following defined terms:
(o) - (i)        “Linden Terminal” means the terminal facility located at 1100 Route 1 North, Linden, NJ 07036, which is suitable for receiving refined petroleum products, handling and storing such refined petroleum products, and delivering such refined petroleum products into transport trucks.
(bb) - (i)    “Refinery Transfer Rate” means …
(hh) - (i)    “Tremley Point Terminal” means the terminal facility located at 4601 Tremley Point Rd., Linden, NJ 07036, which is suitable for receiving refined petroleum products,

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handling and storing such refined petroleum products, and delivering such refined petroleum products into pipelines, barges and transport trucks.

5.	Section 2.02(b) of the Agreement is hereby deleted in its entirety and replaced with the following new Sections 2.02(b), (c), (d), (e), and (f):

(b)
Electrical Service. Electrical Service for the Linden Terminal shall be contracted for by Operator and the third party provider shall submit the invoices to Operator. Holdings shall reimburse Operator for Holding’s portion of the Electrical Service expenses invoiced to Operator by the third party provider.

(c)
Steam Service. Steam Service for the Linden Terminal shall be contracted for by Operator and the third party provider shall submit the invoices to Operator. Holdings shall reimburse Operator for Holding’s portion of the Steam Service expenses invoiced to Operator by the third party provider.

(d)
Propane Service. Propane Service for the vapor combustion unit for the Linden Terminal shall be provided by Operator. Holdings shall submit the monthly metered propane usage at the Linden Terminal to Operator and Operator shall invoice Holdings on the metered propane usage at the Refinery Transfer Rate. Holdings shall pay Operator for Propane Service expenses invoiced by Operator.

(e)
Laboratory Service. Operator may provide Laboratory Service for the Terminals if requested by Holdings. The rate for each Laboratory Service shall be mutually agreed to in writing by Operator and Holdings prior to the performance of the Laboratory Service. Operator shall invoice Holdings for the Laboratory Services performed by Operator and Holdings shall pay Operator for the Laboratory Services expenses invoiced by Operator.

(f)
Unless otherwise specifically identified herein, as between Operator and Holdings, all costs of operating, maintaining, repairing, and replacing assets located at or used in the operation of the Bayway Refinery shall be borne by Operator.

6.	Section 3.02 of the Agreement is hereby deleted in its entirety and replaced with the following:

(a)
Payment of the amount(s) identified on each Monthly statement provided to a Recipient shall be due, without discount, on the later of (i) two (2) Business Days after such Monthly Statement is received, or (ii)the twenty-second (22nd) Day of the Month in which such Monthly statement is received, provided that if such Day is not a Business Day, then such payment shall be due on the next Business Day. Payments not paid by the later of (i) last day of the month in which such Monthly statement is received or (ii) within (2) Business Days after such monthly statement is received shall bear interest at the rate of the lesser of 1.5% per Month and the maximum rate allowed by Law for each Month or portion of a Month thereafter during which such amount remains unpaid.

(b)	All payments shall be made to the applicable Service Provider by automated clearing house to an account specified by such Service Provider from time to time, provided that

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as long as such Service Provider is an Affiliate of the applicable Recipient, the Parties may settle such Recipient’s financial obligations to such Service Provider through such Recipient’s normal interaffiliate settlement processes. Any bank charges incurred by such Recipient in remitting funds by automated clearing house shall be for Recipient’s account. Acceptance by a Service Provider of any payment from a Recipient for any charge or service after termination or expiration of this Agreement shall not be deemed a renewal of this Agreement or a waiver by such Service Provider of any default by such Recipient hereunder.

(c)
If any Recipient reasonably disputes any Monthly statement, in whole or in part, such Recipient shall promptly notify the applicable Service Provider in writing of the dispute. The Service Provider shall void the Monthly statement and re-issue two separate Monthly statements: one for the undisputed portion and one for the disputed portion. The Recipient shall pay the entire invoiced amount of the undisputed portion. The Parties agree to diligently and promptly work in good faith to resolve the disputed portion.

7.	Section 6.02 of the Agreement is hereby deleted in its entirety and replaced with the following:

.
Meaning of “Force Majeure.” As used herein, the term “Force Majeure” shall mean (i) acts of God, fires, floods or storms; (ii) compliance with orders of courts or Governmental Authorities; (iii) explosions, wars, terrorist acts or riots; (iv) inability to obtain or unavoidable delays in obtaining material or equipment; (v) accidental disruption of service; (vi) events or circumstances similar to the foregoing (including inability to obtain or unavoidable delays in obtaining material or equipment and disruption of service provided by third parties); (vii) strikes, lockouts or other industrial disturbances; and (viii) breakdown of refinery facilities, machinery, storage tanks or pipelines, however in all such cases, in order to qualify as Force Majeure the event must meet all of the following criteria: (a) prevent the claiming Party from performing its obligations under this Agreement, (b) be beyond the claiming Party’s reasonable control, (c) does not result from the negligence or willful misconduct of the claiming Party or any of its Affiliates, and (d) was not preventable by the claiming Party’s reasonable diligence.

8.	Article X of the Agreement shall be deleted in its entirety and replaced with the following:
Article X.     Intentionally Omitted.

9.	Exhibit B of the Agreement is hereby deleted in its entirety.

10.	This Amendment shall be effective October __, 2016.

11.	Except as expressly set forth herein, the terms and conditions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed by their duly authorized officers.

PHILLIPS 66 COMPANY

By:    Exhibit Copy Only, Not for Execution

PHILLIPS 66 HOLDINGS LLC
By:    Phillips 66 Partners LP,
Sole Member of Phillips 66 Partners Holdings LLC
By:    Phillips 66 Partners GP LLC
General Partner of Phillips 66 Partners LP

By:    Exhibit Copy Only, Not for Execution
J.T. Liberti
Vice President and Chief Operating Officer

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EXHIBIT G
FORM OF SHARED SERVICES AGREEMENT

[See attached]

SHARED SERVICES AGREEMENT
(PONCA CITY)
This Shared Services Agreement is made and entered into as of the Effective Date, by and between PHILLIPS 66 PARTNERS HOLDINGS LLC, a Delaware limited liability company (“Holdings”), PHILLIPS 66 CARRIER LLC, a Delaware limited liability company (“Carrier”, and with Holdings “Partners”)), and Phillips 66 Company, a Delaware corporation (“Company”).
WITNESSETH:
WHEREAS, Holdings owns the Oklahoma City Terminal, Glenpool North Terminal, Glenpool South Terminal, Ponca City Terminal, Mt. Vernon Terminal, and Wichita South Terminal (collectively “Terminals”), and Carrier owns refined petroleum product, NGL, and crude pipelines and tankage and certain appurtenant equipment originating or terminating at the Ponca City Pump Station (“Pump Station”) and Ponca City South Tank Farm (“South Tank Farm”) near the Company’s refinery in Ponca City, Oklahoma (“Refinery”);
WHEREAS, certain of the equipment at the Refinery is used to provide services to the Terminals, Pump Station, Brown Line, and South Tank Farm, and Partners has requested that Company provide, and Company agreed to provide, or cause to be provided, such services;
NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Partners and Company agree as follows:
Article I. Defined Terms
1.01    Defined Terms. The following definitions shall for all purposes, unless clearly indicated to the contrary, apply to the capitalized terms used in this Agreement (as defined below):

(a)
“Affiliate” means with respect to any Person: (i) any other Person that beneficially owns, directly or indirectly, fifty percent (50%) or more of such Person’s stock or fifty percent (50%) or more of the ownership interest entitled to vote in such Person, or (ii) any other Person as to which fifty percent (50%) or more of the voting stock or fifty percent (50%) or more of the ownership interest entitled to vote therein, is beneficially owned, directly or indirectly, either by such Person or by an Affiliate of such Person as defined in clause (i) above. Other than solely for the purpose of Section 3.02(b), Partners and Company shall not be considered Affiliates of one another.

(b)
“Agreement” means this Shared Services Agreement, together with all exhibits attached hereto, as the same may be amended, supplemented or restated from time to time in accordance with the provisions hereof.

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(c)
“Bankruptcy” means, with respect to any Person, that: (i) such Person (A) makes a general assignment for the benefit of creditors; (B) files a voluntary Bankruptcy petition; (C) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (D) files a petition or answer seeking for such Person, a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (E) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (A) through (D) of this clause (i); or (F) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (ii) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced, and 120 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or all or any substantial part of such Person’s properties has been appointed and 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

(d)
“Brown Line” means the 76-mile pipeline originating at Ponca Pump Station and terminating at the Wichita South terminal in Wichita, Kansas. The Brown Line is part of the Cherokee North Pipeline System.

(e)	“Business Day” means any Day except for Saturday, Sunday or official holiday in the State of Texas.

(f)
“Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual or consequential), including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

(g)	“Claim Notice” has the meaning set forth in Section 4.04 hereof.

(h)	“Company” has the meaning set forth in the preamble to this Agreement.

(i)	“Company Indemnified Party” or “Company Indemnified Parties” has the meaning set forth in Section 4.01.

(j)
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

(k)	“Day” means the period of time commencing at 0000 hours on one calendar day and running until, but not including, 0000 hours on the next calendar day, according to Houston, Texas, local time.

(l)	“Effective Date” means October __, 2016.

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(m)
“Electrical Service” means the supply of electricity from a third party provider through Company’s electrical distribution system at the Refinery to the Pump Station, South Tank Farm, Brown Line, and Ponca City Terminal.

(n)
“Emergency Response and Site Security Services” means (a) the maintenance and use of emergency vehicles and equipment and the related performance of such activities by personnel and (b) fence line monitoring and security systems including badge readers and cameras.

(o)	“Force Majeure” has the meaning set forth in Section 6.02.

(p)
“Governmental Authority” means any applicable government, governmental administration agency, instrumentality or other instrumentality or other political subdivision thereof or any applicable court, commission or other governmental authority of competent jurisdiction.

(q)	“Indemnified Party” or “Indemnified Parties” means the Partners Indemnified Parties or the Company Indemnified Parties, as applicable.

(r)	“Initial Term” has the meaning set forth in Section 5.01.

(s)
“Law” means any applicable constitutional provision, treaties, statute, act, code, law, regulation ordinance, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision or declaration issued by any Governmental Authority, including judicial or administrative orders, consents, decrees and judgments, published directives, guidelines, or other restrictions which have the force of law, and determinations by, or interpretations of any of the foregoing by any Governmental Authority having jurisdiction over the matter in question and binding on a given Party, whether in effect as of the date hereof or thereafter and, in each case, as amended.

(t)
“Material Default” means: (i) the failure of a Party to pay the other Party any material amount of money payable by that Party, except a failure related to a bona fide business dispute about the amount of such payment or the liability for such payment, not accompanied by a general failure by that Party to pay the amounts it owes under this Agreement, (ii) the general, continuing failure of a Party to perform its material obligations under this Agreement, except when excused by Force Majeure or by some other provision of this Agreement, and except a failure related to a bona fide dispute about any obligation, or (iii) with respect to a Service Provider, its failure to approve any budgetary expense or capital project involving any integrity, compliance or regulatory issue that the applicable Recipient, in its reasonable judgment, deems necessary or required by any Law.

(u)
“Month” means a calendar month commencing at 0000 hours on the first Day thereof and running until, but not including, 0000 hours on the first Day of the following calendar month, according to Houston, Texas, local time.

(v)	“Non-Routine Work” has the meaning set forth in Section 2.05.

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(w)	“Normal Business Hours” means the period of time commencing at 0800 hours on one Day and running until 1700 hours on the same Day, according to Houston, Texas, local time.

(x)
“Notice” means any notice, request, instruction, correspondence or other communication permitted or required to be given under this Agreement in accordance with Article VII, or received from a Person who is not a Party.

(y)	“Parties” means Partners and Company, collectively.

(z)	“Partners Indemnified Party” or “Partners Indemnified Parties” has the meaning set forth in Section 4.01.

(aa)	“Partnership Change of Control” means Phillips 66 ceases to Control the general partner of Phillips 66 Partners LP.
(bb)    “Party” means Carrier, Holdings, or Company, individually.

(cc)
“Person” means, without limitation, an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body, and shall include any successor (by merger or otherwise) of such entity.

(dd)    “PPI-FG” has the meaning set forth in Section 2.04.
(ee)    “Pump Station” has the meaning set forth in the recitals to this Agreement.

(ff)	“Quarter” means a three (3) Month time period beginning January 1, April 1, July 1, or October 1.
(gg)    “Recipient” means the Party receiving the Service from the Provider.
(hh)    “Refinery” has the meaning set forth in the recitals to this Agreement.
(ii)    “Renewal Term” has the meaning set forth in Section 5.01.
(jj)    “Service” means any of the Services individually.
(kk)    “Service Provider” means the Party providing the Service to the Recipient.

(ll)	“Services” means Electrical Service, Emergency Response and Site Security Services, Laboratory Service, and other another services identified in Sections 2.01, 2.02 and 2.03.
(mm)    “South Tank Farm” has the meaning set forth in the Recitals.
(nn)    “Term” has the meaning set forth in Section 5.01.

(oo)	“Year” means a period of three hundred sixty five (365) consecutive Days, commencing January 1 , unless otherwise specified, and it shall also include each successive three

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hundred sixty five (365) Day period; provided, however, that any Year that contains a date of February 29 shall consist of three hundred sixty six (366) Days.
1.02    Terms Generally. The definitions in Section 1.01 shall apply equally to both singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections and exhibits shall be deemed references to Articles and Sections of, and exhibits to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any reference to any federal, state or local statute, act, code or other Law shall be deemed also to refer to all rules, regulations and directives promulgated thereunder (and to any successor provision).

Article II Shared Services; Fees
2.01    Services to be Provided by Company to Carrier. During the Term, and subject to the terms and conditions herein, Company agrees to use commercially reasonable efforts to provide, or cause to be provided, the following services to Carrier in support of the operations of the Pump Station, Brown Line, and South Tank Farm:

a.
Electrical Service. Electrical Service for the Pump Station shall be contracted for by Company at the Refinery and the third party provider shall submit the invoices to Company. Carrier shall reimburse Company for Carrier’s portion of the Electrical Service expenses invoiced to Company by the third party provider based on Monthly usage per the electrical sub-meter equipment at the Pump Station and commercially reasonable estimates of usage at the South Tank Farm and Brown Line, which do not have electrical sub-meter equipment. Carrier shall reimburse Company for Electrical Service expenses invoiced by Company.

b.
Emergency Response and Site Security Services. Emergency Response and Site Security Services for the Pump Station and South Tank Farm shall be provided by Company at the Refinery. Carrier shall reimburse Company $2,250 per Month for the availability of the Emergency Response and Site Security Service and Company’s actual variable costs per incident incurred for Carrier’s actual use of the Emergency Response and Site Security Services.

c.
Unless otherwise specifically identified herein, as between Company and Carrier, all costs of operating, maintaining, repairing, and replacing Refinery assets located at and used in the operation of the Refinery shall be borne by Company.

d.
Unless otherwise specifically identified herein or in another agreement, as between Company and Carrier, all costs of operating, maintaining, repairing, and replacing Carrier’s assets shall be borne by Carrier.

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2.02    Services to be Provided by Company to Holdings. During the Term, and subject to the terms and conditions herein, Company agrees to use commercially reasonable efforts to provide, or cause to be provided, the following services to Holdings in support of the operations of the Terminals:

a.
Electrical Service. Electrical Service for the Ponca City Terminal shall be contracted for by Company at the Refinery and the third party provider shall submit the invoices to Company. Company shall use commercially reasonable efforts to invoice Holdings for Holdings’ portion of the electrical service expense at Ponca City Terminal, which does not have an electrical sub-meter. Holdings shall reimburse Company for Electrical Service expenses invoiced by Company.

b.
Emergency Response and Site Security Services. Emergency Response and Site Security Services for the Ponca City Terminal shall be provided by Company at the Refinery. Holdings shall reimburse Company $2,250 per Month for the availability of the Emergency Response and Site Security Service and Company’s actual variable costs per incident incurred for Holdings’ actual use of the Emergency Response and Site Security Services.

c.
Laboratory Service. Company may provide Laboratory Service at the Terminals if requested by Holdings. The rate for each Laboratory Service shall be mutually agreed to in writing by Company and Holdings prior to the performance of the Laboratory Service. Company shall invoice Holdings for the Laboratory Services at Company’s cost and Holdings shall pay Company for the Laboratory Service expenses invoiced by Company.

d.
Unless otherwise specifically identified herein, as between Company and Holdings, all costs of operating, maintaining, repairing, and replacing assets located at or used in the operation of the Refinery shall be borne by Company.

e.
Unless otherwise specifically identified herein or in another agreement, as between Company and Holdings, all costs of operating, maintaining, repairing, and replacing Holdings’ assets shall be borne by Holdings.

2.03    Service Availability. In the event of a shutdown or reduced availability of a Service, the Service Provider, as applicable, shall notify the Service Recipient, as applicable, of the situation and develop a plan to promptly resolve the situation to minimize the impact on the Parties’ respective operations on a non-discriminatory basis and to expedite the return of such Service to full availability.
2.04    Annual Adjustment. As of each January following the Effective Date while this Agreement is in effect, the Service Provider, as applicable, may increase the applicable Emergency Response and Site Security Services fees annually by a percentage equal to the greater of zero and the positive change in the Producer Price Index for Finished Goods (Series ID WPUSOP3000) (the “PPI-FG”), as reported during the Month of January immediately before the effective date of the adjustment, with respect to the twelve (12) Month period ending at the end of the Month of December immediately preceding such publication, provided that if, with respect to any such twelve (12) Month period or periods, the PPI-FG decreased at any time since the most recent previous increase

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in the applicable Service Fee, then the applicable Service Provider may increase the applicable fee only to the extent that the percentage change in the PPI-FG since the most recent previous increase in the applicable fee is greater than the aggregate amount of the cumulative decreases in the PPI-FG during the intervening period or periods.
2.05    Maintenance, Repair or Replacement. In the event the cost of any maintenance, repair or replacement of any facilities or equipment that is necessary to perform a Service equals or exceeds $5,000,000.00, and such maintenance, repair or replacement is not part of the Service (the “Non-Routine Work”), Service Provider will determine in good faith whether to undertake, or cause to be undertaken, the Non-Routine Work. If undertaken, the Parties shall work together to design and implement a mechanism to allow the Service Provider to recover over time the Recipient’s proportionate share of the costs incurred by the Service Provider in undertaking such maintenance, repair or replacement. If Service Provider determines not to undertake the Non-Routine Work, or the Recipient does not agree to a mechanism that allows the Service Provider to recover Recipient’s proportionate share of the costs, then the Service Provider may discontinue the applicable Service effective no earlier than 60 Days following delivery of Notice to the Recipient. The Parties agree that (a) they will abide by, and shall cause each applicable Service Provider to abide by, at a minimum, the safety requirements provided by each of the Parties from time to time with respect to the Refinery, and (b) all Non-Routine Work will be performed in compliance with applicable Laws.
2.06    Emergency. In the event of an emergency situation requiring immediate Non-Routine Work, the applicable Service Provider shall perform, or cause to be performed, any work necessary to address or resolve the emergency situation. To the extent any such Non-Routine Work will involve the expenditure of $50,000.00 or more, the Service Provider shall notify the applicable Recipient of the emergency situation requiring such Non-Routine Work.
2.07    Laws. If new Laws require a Service Provider to make substantial and unanticipated expenditures in connection with the provision of the Services, such Service Provider shall use commercially reasonable efforts to attempt to obtain a waiver, exception, or extension for the time period of compliance with the new Law in an effort to secure continued operation under the applicable Laws during the Term of this Agreement. If such Service Provider is unable to obtain such a waiver, exception or extension, then such Service Provider will use commercially reasonable efforts to comply with such new Law and will provide the applicable Recipient with commercially reasonable advance notice of any planned expenditures necessary for compliance. Such Recipient will reimburse the Service Provider for the Recipient’s proportionate share of the costs incurred by such Service Provider in complying with such Law or, at the Recipient’s option and if the Parties agree in writing, an alternate mechanism will be adopted to allow the Service Provider to recover over time the Recipient’s proportionate share of the costs incurred by such Service Provider in complying with such Laws.
2.08    Records of Services. Each Service Provider shall maintain a true and correct set of records pertaining to all activities relating to its performance of the Services and any work hereunder. Each Service Provider agrees to retain all such records for a period of time not less than two (2) Years following the end of the calendar Year in which the applicable Services or Non-Routine Work was performed. Each Recipient, or its authorized representative or representatives, shall have the right

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during the applicable Service Provider’s Normal Business Hours, to audit, copy and inspect, at such Recipient’s sole cost and expense, any and all records of such Service Provider relating to its performance of its obligations hereunder (but not any other books and records of such Service Provider). Audits shall not be commenced more than once by such Recipient during any calendar Year and shall be completed within a reasonable time frame not to exceed thirty (30) Days. Each Recipient may request information from any applicable Service Provider’s books and records relating to the obligations hereunder from time to time and such requests shall not constitute an audit for that calendar Year. Each Recipient shall have two (2) Years after the end of a calendar Year during which to conduct an audit of any applicable Service Provider’s books and records for such calendar Year, and any Claim arising out of or based in whole or in part on the information produced or obtained by the performance of any such audit must be made, if at all, within such two (2) Year period.
2.09    Manner of Performing/Providing Services. Each Service Provider shall provide, or cause to be provided, the applicable Service in accordance with applicable standards and quality of work as are in place at the Terminals, Pump Station, South Tank Farm, and Refinery, as applicable, as of the Effective Date or as may be reasonably requested by Recipient. The Services shall be performed and provided in an efficient and prudent manner with the same degree of diligence and care that the Service Provider would exercise in providing, or causing to be provided, similar services with respect to its own operations and in all respects in accordance with all applicable Laws relating to Partners and Company. Each Service Provider shall provide, or shall cause to have provided, the applicable Service to be provided by it hereunder in a safe, professional and economical manner and shall advise the applicable Recipient in a timely fashion of all matters of significance that could affect the safety or economics relating to such Service so that the Recipient can make appropriate decisions with respect thereto.
Article III Financial Accounting and Billing Practices
Section 3.01    Monthly Statement.
Promptly after the end of each Month during the Term, each Service Provider shall provide the applicable Recipient with a statement showing the previous Month’s expenses incurred for the Service(s) provided by such Service Provider to such Recipient.

Section 3.02     Payment.

a.
Payment of the amount(s) identified on each Monthly statement or mutually agreed upon process provided to a Recipient shall be due, without discount, on the later of (i) two (2) Business Days after such Monthly Statement is received, or (ii) the twenty-second (22nd) Day of the Month in which such Monthly statement is received, provided that if such Day is not a Business Day, then such payment shall be due on the next Business Day. Payments not paid by the later of (i) last day of the month in which such Monthly statement is received

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or (ii) within (2) Business Days after such monthly statement is received shall bear interest at the rate of the lesser of 1.5% per Month and the maximum rate allowed by Law for each Month or portion of a Month thereafter during which such amount remains unpaid.

b.
All payments shall be made to the applicable Service Provider by automated clearing house to an account specified by such Service Provider from time to time, provided that as long as such Service Provider is an Affiliate of the applicable Recipient, the Parties may settle such Recipient’s financial obligations to such Service Provider through such Recipient’s normal interaffiliate settlement processes. Any bank charges incurred by such Recipient in remitting funds by automated clearing house shall be for Recipient’s account. Acceptance by a Service Provider of any payment from a Recipient for any charge or service after termination or expiration of this Agreement shall not be deemed a renewal of this Agreement or a waiver by such Service Provider of any default by such Recipient hereunder.

(a)
If any Recipient reasonably disputes any Monthly statement, in whole or in part, such Recipient shall promptly notify the applicable Service Provider in writing of the dispute. The Service Provider shall void the Monthly statement and re-issue two separate Monthly statements: one for the undisputed portion and one for the disputed portion. The Recipient shall pay the entire invoiced amount of the undisputed portion. The Parties agree to diligently and promptly work in good faith to resolve the disputed portion.

3.03    Taxes. All Services provided pursuant to this Agreement are provided exclusive of any applicable sales or use tax. Any applicable sales/use tax will be billed separately on the invoice and is the responsibility of the Recipient of the Service.

Article IV Liability Standard and Indemnification
4.01    Liability Standard.

a.
Notwithstanding anything herein to the contrary, Company shall only be liable to Partners for gross negligence or willful or wanton misconduct in the performance of its obligations hereunder, AND NEITHER COMPANY NOR SUCH OF ITS AFFILIATES OR AGENTS AS IT SHALL APPOINT TO PERFORM DUTIES HEREUNDER OR THEIR RESPECTIVE DIRECTORS, STOCKHOLDERS, OFFICERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, SUCCESSORS, TRANSFEREES AND ASSIGNEES (EACH, A “Company INDEMNIFIED PARTY” AND COLLECTIVELY, THE “Company INDEMNIFIED PARTIES”) SHALL BE LIABLE TO PARTNERS OR PERSONS WHO HAVE ACQUIRED INTERESTS IN PARTNERS, WHETHER AS PARTNERS, ASSIGNEES OR OTHERWISE, FOR ERRORS IN JUDGMENT OR FOR ANY ACTS OR OMISSIONS THAT DO NOT CONSTITUTE GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT, IT BEING THE INTENTION OF THE PARTIES THAT THE COMPANY INDEMNIFIED PARTIES SHALL NOT BE LIABLE FOR THEIR OWN NEGLIGENCE (OTHER

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THAN GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT) (SOLE, PARTIAL OR CONCURRENT).

b.
Notwithstanding anything herein to the contrary, Partners shall only be liable to Company for gross negligence or willful or wanton misconduct in the performance of its obligations hereunder, AND NEITHER PARTNERS NOR SUCH OF ITS AFFILIATES OR AGENTS AS IT SHALL APPOINT TO PERFORM DUTIES HEREUNDER OR THEIR RESPECTIVE DIRECTORS, STOCKHOLDERS, OFFICERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, SUCCESSORS, TRANSFEREES AND ASSIGNEES (EACH, A “PARTNER INDEMNIFIED PARTY” AND COLLECTIVELY, THE “PARTNER INDEMNIFIED PARTIES”) SHALL BE LIABLE TO COMPANY OR PERSONS WHO HAVE ACQUIRED INTERESTS IN COMPANY, WHETHER AS PARTNERS, ASSIGNEES OR OTHERWISE, FOR ERRORS IN JUDGMENT OR FOR ANY ACTS OR OMISSIONS THAT DO NOT CONSTITUTE GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT, IT BEING THE INTENTION OF THE PARTIES THAT THE PARTNER INDEMNIFIED PARTIES SHALL NOT BE LIABLE FOR THEIR OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT) (SOLE, PARTIAL OR CONCURRENT).

4.02    Indemnification.

a.
FROM AND AFTER THE DATE OF THIS AGREEMENT, COMPANY SHALL INDEMNIFY AND HOLD HARMLESS THE PARTNER INDEMNIFIED PARTIES FROM, AGAINST AND IN RESPECT OF ANY AND ALL CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON OTHER THAN COMPANY ARISING FROM, RELATING TO, OR ASSOCIATED WITH THE PERFORMANCE OR PROVISION OR FAILURE TO PERFORM OR PROVIDE BY COMPANY ANY OF THE SERVICES, OR THE FAILURE BY COMPANY TO PERFORM ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT, IN EACH CASE REGARDLESS OF WHETHER ANY SUCH CLAIM RESULTS FROM THE NEGLIGENCE (SOLE, PARTIAL OR CONCURRENT) OF CARRIER OR ANY OF THE PARTNER INDEMNIFIED PARTIES; PROVIDED, HOWEVER, THAT SUCH INDEMNIFICATION SHALL NOT EXTEND TO ANY AMOUNT OF DAMAGES THAT ARE DETERMINED TO BE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT OF THE PARTNER INDEMNIFIED PARTIES.

b.
FROM AND AFTER THE DATE OF THIS AGREEMENT, PARTNERS SHALL INDEMNIFY AND HOLD HARMLESS THE COMPANY INDEMNIFIED PARTIES FROM, AGAINST AND IN RESPECT OF ANY AND ALL CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON OTHER THAN PARTNERS ARISING FROM, RELATING TO, OR ASSOCIATED WITH THE PERFORMANCE OR PROVISION OR FAILURE TO PERFORM OR PROVIDE BY CARRIER ANY OF THE

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SERVICES, OR THE FAILURE BY PARTNERS TO PERFORM ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT, IN EACH CASE REGARDLESS OF WHETHER ANY SUCH CLAIM RESULTS FROM THE NEGLIGENCE (SOLE, PARTIAL OR CONCURRENT) OF COMPANY OR ANY OF THE COMPANY INDEMNIFIED PARTIES; PROVIDED, HOWEVER, THAT SUCH INDEMNIFICATION SHALL NOT EXTEND TO ANY AMOUNT OF DAMAGES THAT ARE DETERMINED TO BE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT OF THE COMPANY INDEMNIFIED PARTIES.
4.03    Consequential Damages. Notwithstanding anything herein to the contrary, neither Party shall be liable to the other Party for special, indirect or consequential damages resulting from or arising out of this Agreement, including loss of profits or business interruptions, however they may be caused.
4.04    Notice of Claims. Promptly after any Indemnified Party becomes aware of facts giving rise to a Claim by it for indemnification pursuant to this Article IV, such Indemnified Party shall provide Notice to the other Party (a “Claim Notice”) outlining such Claim and a copy of all papers served with respect thereto (if any). For purposes of this Section 4.04, receipt by an Indemnified Party of Notice of any Claim by or from any Person other than a Party that gives rise to a Claim on behalf of such Indemnified Party shall require prompt Notice from the Indemnified Party to the indemnifying Party of the receipt of such Notice as provided in the first sentence of this Section 4.04; provided, however, that the failure of any Indemnified Party to give timely Notice shall not affect its rights to indemnification hereunder except to the extent that the indemnifying Party is materially prejudiced thereby. Each Claim Notice shall set forth all information regarding the Claim as the Indemnified Party shall then have and shall contain a statement to the extent that the Indemnified Party giving the Notice is making a Claim pursuant to a formal demand for indemnification under this Article IV.
Article V. Term and Termination
5.01    Term. Unless terminated in accordance with Section 5.02, Section 5.03, Section 5.04 or Section 11.02, this Agreement shall have a primary term commencing on the Effective Date and continuing for ten (10) Years (the “Initial Term”). At the end of the Initial Term, this Agreement shall automatically extend for successive five-Year renewal terms (each a “Renewal Term”) unless terminated by Company or Carrier upon Notice from the terminating Party to the other Party no less than one hundred and eighty (180) Days prior to the end of the expiration of the Initial Term or any Renewal Term, as applicable. The Initial Term, together with any Renewal Term, shall be referred to in this Agreement as the “Term.”
5.02    Termination Following a Force Majeure Event.
If a Force Majeure event prevents a Service Provider from performing its respective obligations under this Agreement for a period of more than twelve (12) consecutive Months, this Agreement may be terminated by any Party at any time after the expiration of such twelve (12) Month period upon at least thirty (30) Days prior Notice to the other Party.

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5.03    Special Termination by Company.
If operations at the Refinery are suspended for a period of at least twelve (12) consecutive Months, then after a public announcement of such suspension is made by Company or its Affiliates, Company may provide Notice to Carrier of its intent to terminate this Agreement with respect to the services provided by Company hereunder and this Agreement with respect to the services provided by Company hereunder will be so terminated twelve (12) Months following the date such Notice is received by Carrier. In the event, prior to the expiration of such twelve (12) Month period, a public announcement is made that operations will be resumed at the Refinery, then such Notice shall be deemed revoked and this Agreement with respect to the Services provided by Company hereunder shall continue in full force and effect as if such Notice had never been delivered.

5.04    Termination for Cause. Either Party shall have the right to terminate this Agreement immediately upon the occurrence of any of the following events: (i) upon the Bankruptcy of the other Party; or (ii) upon a finding by a Party that the other Party (A) has been grossly negligent or engaged in willful or wanton misconduct in the performance of its obligations hereunder and that such gross negligence or willful or wanton misconduct has had a material adverse effect on the Pump Station, Refinery, or the Services to be provided hereunder, or (B) has engaged in a continued or regular pattern of gross negligence or willful or wanton misconduct that a Party reasonably determines to pose a risk of resulting in a material adverse effect on the Pump Station, Refinery, or the Services to be provided hereunder; provided that a Party shall deliver to the other Party Notice of any such affirmative finding, which shall include a reasonably detailed description of the basis therefor.
5.05    Right of Termination by Either Party. Any Party may terminate this Agreement at any time upon sixty (60) Days prior Notice to the other Party if:

a.	the other Party is in Material Default of any of its obligations under this Agreement; and

b.	the non-defaulting Party gives Notice of such Material Default to the defaulting Party, which Notice shall set forth in reasonable detail the facts and circumstances of such Material Default; and

c.
the defaulting Party fails to cure the Material Default within thirty (30) Days, or, for a Material Default not reasonably susceptible to cure within that period, to undertake to cure such Material Default and thereafter to diligently continue such efforts until the Material Default is cured.

5.06    Effect of Termination. The termination of this Agreement shall not relieve either Party of its obligations to pay amounts of money due hereunder which accrued prior to such termination. Upon termination, the Service Provider shall promptly make available to the applicable Recipient the books and records relating to the Services provided by such Service Provider hereunder.

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Article VI. Force Majeure
6.01    Force Majeure. If, because of an event of Force Majeure, either Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to make money payments when due, and if such Party gives Notice and reasonably full particulars of such Force Majeure in writing to the other Party within a reasonable time after the occurrence of the cause relied upon, the Party giving such Notice, so far and to the extent that it is affected by such Force Majeure, shall not be liable in damages due to such Party’s failure to carry out its obligations under this Agreement; provided, however, that the cause of the event of Force Majeure shall be remedied with all reasonable dispatch.
6.02    Meaning of “Force Majeure”. As used herein, the term “Force Majeure” shall mean (i) acts of God, fires, floods or storms; (ii) compliance with orders of courts or Governmental Authorities; (iii) explosions, wars, terrorist acts or riots; (iv) inability to obtain or unavoidable delays in obtaining material or equipment; (v) accidental disruption of service; (vi) events or circumstances similar to the foregoing (including inability to obtain or unavoidable delays in obtaining material or equipment and disruption of service provided by third parties); (vii) strikes, lockouts or other industrial disturbances; and (viii) breakdown of refinery facilities, machinery, storage tanks or pipelines, however in all such cases, in order to qualify as Force Majeure the event must meet all of the following criteria: (a) prevent the claiming Party from performing its obligations under this Agreement, (b) be beyond the claiming Party’s reasonable control, (c) does not result from the negligence or willful misconduct of the claiming Party or any of its Affiliates, and (d) was not preventable by the claiming Party’s reasonable diligence
6.03    Strikes or Lockouts. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty and that the requirement in Section 6.01 that any event of Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing party when such course is inadvisable in the discretion of the Party having the difficulty.
6.04    Performance by Company or Third Parties. If, because of an event of Force Majeure, the Service Provider is unable to perform any part of the Services to be provided by such Service Provider hereunder, the applicable Recipient may perform such Services itself or arrange for such Services to be performed by a third party, but only for the duration of such event of Force Majeure.
Article VII. Notices
7.01    Notices. Unless otherwise specifically provided herein, all Notices between the Parties given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered; (ii) delivered and confirmed by telecopier or like transmission service; (iii) delivered by a reputable overnight courier delivery service; or (iv) sent by certified United States mail (postage prepaid, return receipt requested), addressed as follows:

If to Carrier or Holdings:	c/o Phillips 66 Pipeline LLC
1075 W. Sam Houston Parkway N., Suite 200
Houston, TX 77043

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Attn: President
Copy to General Counsel

If to Company:	Phillips 66 Company
1075 W. Sam Houston Parkway N., Suite 200    Houston, TX 77043
Attn: President

7.02    Effective Date. Any Notice given in the manner set forth in Section 7.01 shall be effective upon actual receipt if received during the recipient’s Normal Business Hours or at the beginning of the recipient’s next Business Day if not received during the recipient’s Normal Business Hours.
7.03    Change of Address Notice. Either Party may change its Notice address by giving notice to the other Party in the manner set forth in Section 7.01; provided, however, that no change of address Notice shall be effective until actually received by the other Party.
Article VIII. Applicable Law
8.01    Applicable Law; Venue. Regardless of the place of contracting, the place of performance or otherwise, this Agreement and all amendments, modifications, alterations or supplements to it, shall be governed and interpreted in accordance with the laws of the state of Texas, without regard to the principles of conflicts of law or any other principle that might apply the Law of another jurisdiction. The Parties agree that any federal or state court of competent jurisdiction sitting in Harris County, Texas, shall have exclusive jurisdictional venue over any dispute coming under this Contract.
Article IX. Confidentiality
9.01    Confidentiality. During the Term, each Party acknowledges that it will receive confidential business and technical information from or regarding the other Party. All information disclosed between the Parties will be deemed confidential, unless expressly designated otherwise at the time of disclosure. The receiving Party agrees not to disclose to any third Person, except as permitted herein, any confidential information it receives from the disclosing Party. The receiving Party agrees that it will not use the confidential information for any purpose other than the performance of this Agreement. The receiving Party may disclose confidential information: (i) when compelled by Law (but the receiving Party must notify the disclosing Party promptly of any request for such information before disclosing it, if practicable); and (ii) only to those employees, advisers, consultants, or representatives of the receiving Party who have a need to know (provided that such Persons are obligated to the receiving Party in a manner consistent with the terms of this Section). This Section 9.01 will be inoperative as to particular portion of the confidential information if such information (i) is or lawfully becomes available to the public through no fault of the receiving Party; (ii) was available to the receiving Party on a non-confidential basis prior to its disclosure to the receiving Party by the disclosing Party; (iii) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party when such source is entitled, to the best of the receiving Party’s knowledge, to make the disclosure to the receiving Party; or

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(iv) independently developed by or for the receiving Party by Persons who have not had access to the disclosing Party’s confidential information.
ArticleX. Miscellaneous
10.01    Assignability. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, except:

a.	either Party may assign this Agreement to any of its Affiliates by providing Notice to the other Party; and

b.	Company may assign this Agreement to any Person to whom it directly or indirectly transfers ownership of the Ponca City Refinery;

c.	Upon an assignment of this Agreement by either Party that does not require the other Party’s consent, the assigning Party shall provide the non-assigning Party with written Notice of such assignment.
For the avoidance of doubt, Company may in its sole discretion withhold its consent to Carrier’s assignment of this Agreement to any Person that is engaged in the business of refining and marketing petroleum products (or is an Affiliate of a Person that is engaged in the business of refining and marketing petroleum products) in the state of Oklahoma.
10.02    Compliance with Laws. This Agreement is in all respects subject to all Laws. The Parties shall at all times comply with all of these Laws as are applicable to their performance of this Agreement. If applicable, the Parties shall comply with the provisions of Executive Order 11246 (Equal Employment Opportunity), as amended, together with all rules, regulations and relevant orders of the United States Department of Labor. Notwithstanding the provisions of any other Section of this Agreement, no Recipient shall not have any liability hereunder for any fines, penalties, or other assessments by regulatory agencies if and to the extent such fines, penalties, or other assessments result from a Service Provider Company’s sole negligence in performing its obligations hereunder.
10.03    Severability. If any provision of this Agreement or the application thereof shall be found by any arbitral panel or court of competent jurisdiction to be invalid, illegal or unenforceable, to any extent and for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties. In any event, the remainder of this Agreement and the application of such remainder shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.
10.04    Non-Waiver. The failure of either Party to enforce any provision, condition, covenant or requirement of this Agreement at any time shall not be construed to be a waiver of such provision, condition, covenant or requirement unless so notified by such Party in writing. No waiver by either Party of any default by the other Party in the performance of any provision, condition, covenant or

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requirement contained in this Agreement shall be deemed to be a waiver of, or in any manner release such other Party from performance of any other provision, condition, covenant or requirement herein contained, nor be deemed to be a waiver of the same provision, condition, covenant or requirement.
10.05    Entire Agreement. This Agreement, together with all exhibits attached hereto, constitutes the entire Agreement between the Parties relating to the subject matter hereof and it supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties relating to the subject matter hereof, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in, or contemplated by, this Agreement.
10.06    Amendments. This Agreement shall not be modified or amended, in whole or in part, except by a written amendment signed by the Parties.
10.07    Survival. Any indemnification granted hereunder by one Party to another Party shall survive the termination of all or any part of this Agreement.
10.08    Counterparts; Multiple Originals. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy shall be deemed to be an original, but all of them together shall represent one and the same agreement.
10.09    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.
10.10    Article Headings. The Article Headings used in this Agreement have been inserted only for convenience to facilitate reference and they shall not be determinative in construing the meaning, interpretation or application of any Article or provision hereof
10.11    Exhibits. The exhibits referred to herein are attached hereto and by this reference are incorporated herein and made a part hereof. In the event there is any conflict between this Agreement and an exhibit, the provisions of this Agreement shall be deemed controlling.
10.12    Relationship. The Parties agree that each Service Provider shall provide the applicable Service hereunder as an independent contractor and not as an agent or representative of the applicable Recipient. This Agreement is not intended to and shall not create or otherwise form a partnership or joint venture between Company or any of its Affiliates, on the one hand, and Carrier or any of its affiliates, on the other hand.
10.13    Partnership Change in Control. Upon the occurrence of a Partnership Change of Control, Partners shall provide Company with Notice of such Partnership Change of Control at least sixty (60) Days prior to the effective date thereof. At any time within one hundred and eighty (180) Days

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following receipt of such Notice, Company may elect to terminate this Agreement, effective no earlier than the effective date of such Partnership Change of Control.
10.14    Anti-Corruption, Anti-Boycott and Conflict of Interest
(a)    Anti-Corruption.  Each Party represents and warrants to the other that it, its employees, and all others for whose actions it may be held accountable, complies with all applicable laws, rules, and regulations of the United States, European Union or any member state, the Republic of Singapore, and any other similar laws in all applicable jurisdictions relating to anti-bribery of government officials and others, and anti-money laundering.  These laws include, without limitation, the currently effective or successor versions of the U.S. Foreign Corrupt Practices Act.
(b)    Anti-Boycott.  None of the language in this Agreement is intended, or shall be construed, as an agreement by either Party to comply with any international boycott to the extent that compliance, or agreement to comply, therewith would be penalized under the U.S. anti-boycott laws and regulations.  Under no circumstances shall Company be required to make any payment directly or indirectly covering services not complying with this provision.
(c)    Conflict of Interest and Ethics.  Neither Party shall directly or indirectly, pay salaries, commissions, or fees, or make payments or rebates to employees or officers of the other Party, nor favor employees or officers of the other Party, or designees of such employees or officers, with gifts or entertainment of significant cost or value, or with services or goods sold at less than full market value, nor enter into business arrangements with employees or officers of the other Party, unless such employees or officers are acting as representatives of the other Party.
(d)    Violation and Remedy Provisions.  Notwithstanding any provision in this Agreement to the contrary, either Party may terminate this Agreement immediately upon written notice to the other without penalty, if the other Party is in breach of the above clauses (a), (b) or (c) or fails to cooperate by providing information demonstrating compliance. Violation of these clauses shall be deemed a material breach of this Agreement.  Each Party agrees to indemnify the other for any fines, penalties, claims, losses, damages, costs (including legal costs), expenses, and liabilities that may arise as a result of the indemnifying Party’s breach of its obligations under above clauses (a), (b) or (c).
[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized officers as of the Effective Date.

PHILLIPS 66 COMPANY

By:    Exhibit Copy Only, Not for Execution

PHILLIPS 66 CARRIER LLC

By:    Phillips 66 Partners Holdings LLC
Sole Member of Phillips 66 Carrier LLC
By:    Phillips 66 Partners LP,
Sole Member of Phillips 66 Partners Holdings LLC
By:    Phillips 66 Partners GP LLC
General Partner of Phillips 66 Partners LP

By:    Exhibit Copy Only, Not for Execution
J.T. Liberti
Vice President and Chief Operating Officer

PHILLIPS 66 HOLDINGS LLC
By:    Phillips 66 Partners LP,
Sole Member of Phillips 66 Partners Holdings LLC
By:    Phillips 66 Partners GP LLC
General Partner of Phillips 66 Partners LP

By:    Exhibit Copy Only, Not for Execution
J.T. Liberti
Vice President and Chief Operating Officer

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EXHIBIT H
FORM OF TERMINAL SERVICES AGREEMENT

[See attached]

________________________________________________________________________

FORM OF TERMINAL SERVICES AGREEMENT
by and between
[PHILLIPS 66 CARRIER LLC]
and
PHILLIPS 66 COMPANY
for
the Terminal in [applicable terminal(s)]
________________________________________________________________________

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TABLE OF CONTENTS

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Exhibit A - Products
Exhibit B - Commitments and Scheduled Charges

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TERMINAL SERVICES AGREEMENT
This Terminal Services Agreement is made and entered into as of October [___], 2016, (the “Effective Date”) by and between PHILLIPS 66 CARRIER LLC, a Delaware limited liability company (“Carrier”), and PHILLIPS 66 COMPANY, a Delaware corporation (“Company”).
Recitals
WHEREAS, Carrier owns a terminal facility suitable for receiving, handling, and storing [refined products] and delivering such [refined products] into [pipelines and transport trucks] at [terminal(s)] (the “[____] Terminal”, also generally referred to as a “Terminal”);
WHEREAS, Company intends to deliver [refined products] to the Terminal and desires to have such [refined products] stored, handled and delivered into [pipelines and transport trucks], and Carrier desires to provide such services for Company, all upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Carrier and Company agree as follows:
Article 1. Defined Terms
Section 11.01Defined Terms.
The following definitions shall for all purposes, unless clearly indicated to the contrary, apply to the capitalized terms used in this Agreement:

(a)
“Affiliate” means with respect to any Person (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such Person. Notwithstanding the foregoing, (i) except for purposes of Section 11.02(b), Carrier, Operator, Phillips 66 Partners LP and its other subsidiaries shall not be considered Affiliates of Company, and (ii) Operator shall be considered an Affiliate of Carrier.

(b)
“Agreement” means this Terminal Services Agreement, together with all exhibits attached hereto, as the same may be extended, supplemented or restated from time to time in accordance with the provisions hereof.

(c)	“Barrel” means 42 Gallons.

(d)	“[_____] Refinery means the refinery operated by Phillips 66 in [location]”

(e)	“Business Day” means any Day except for Saturday, Sunday or an official holiday in the State of Texas.

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(f)	“Calendar Quarter” means a period of three consecutive Months beginning on the first Day of each of January, April, July and October.

(g)	“Carrier” has the meaning set forth in the introductory paragraph.

(h)	“Carrier Affiliated Parties” means Carrier, Operator, Phillips 66 Partners LP and its other subsidiaries, and each of their respective contractors, directors, officers, employees and agents.

(i)	“[____] Terminal” has the meaning set forth in the Recitals

(j)
“Claims” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages, including interest, penalties, reasonable attorneys’ fees, disbursements, costs of investigations, deficiencies, levies, duties and imposts.

(k)	“Commencement Date” means the date that the Parties agree that the Terminal is able to commence providing the services described herein.

(l)	“Commitment” means the [description of volume commitment].

(m)	“Company” has the meaning set forth in the introductory paragraph.

(n)	“Confidential Information” has the meaning set forth in Section 23.01.

(o)
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

(p)	“CPI-U” has the meaning set forth in Section 6.03.

(q)	“Daily Truck Rack Committed Volume” has the meaning set forth in Section 4.01(a).

(r)	“Day” means the period of time commencing at 0000 hours on one calendar day and running until, but not including, 0000 hours on the next calendar day, according to local time in Houston, Texas.

(s)	“Effective Date” has the meaning set forth in the introductory paragraph.

(t)
“Force Majeure” means: (i) acts of God, fires, floods or storms; (ii) compliance with orders of courts or Governmental Authorities; (iii) explosions, wars, terrorist acts or riots; (iv) inability to obtain or unavoidable delays in obtaining material or equipment; (v) accidental disruption of service; (vi) events or circumstances similar to the foregoing (including inability to obtain or unavoidable delays in obtaining material or equipment and disruption of service provided by third parties); (vii) strikes, lockouts or other industrial disturbances; and (viii) breakdown of refinery facilities, machinery, storage tanks or pipelines, however

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in all such cases, in order to qualify as Force Majeure the event must meet all of the following criteria: (a) prevent the claiming Party from performing its obligations under this Agreement, (b) be beyond the claiming Party’s reasonable control, (c) does not result from the negligence or willful misconduct of the claiming Party or any of its Affiliates, and (d) was not preventable by the claiming Party’s reasonable diligence.

(u)	“Gallon” means a United States gallon of two hundred thirty-one cubic inches of liquid at 60º Fahrenheit, and at the equivalent vapor pressure of the liquid.

(v)
“Governmental Authority” means any government, any governmental administration, agency, instrumentality or other instrumentality or other political subdivision thereof or any court, commission or other governmental authority of competent jurisdiction.

(w)	“IIC” means a mutually acceptable independent inspection company.

(x)	“Initial Term” has the meaning set forth in Section 2.01.

(y)	“LAC” has the meaning set forth in Section 5.01.

(z)
“Law” means all constitutions, laws (including common law), treaties, statutes, orders, decrees, rules, injunctions, licenses, permits, approvals, agreements, regulations, codes, ordinances issued by any Governmental Authority, including judicial or administrative orders, consents, decrees, and judgments, published directives, guidelines, governmental authorizations, requirements or other governmental restrictions which have the force of law, and determinations by, or interpretations of any of the foregoing by any Governmental Authority having jurisdiction over the matter in question and binding on a given Person, whether in effect as of the date hereof or thereafter and, in each case, as amended.

(aa)	“Minimum Product Specifications” has the meaning given in Section 8.01.

(bb)
“Month” or “Monthly” means a calendar month commencing at 0000 hours on the first Day thereof and running until, but not including, 0000 hours on the first Day of the following calendar month, according to local time in Houston, Texas.

(cc)	“Monthly Storage Variation Amount” has the meaning set forth in Section 10.02.

(dd)	“Non-Conforming Product” means any Product that fails to meet the Minimum Product Specifications.

(ee)	“Normal Business Hours” means the period of time commencing at 0800 hours on one Day and running until 1700 hours on the same Day, according to local time in Houston, Texas.

(ff)	“Notice” means any notice, request, instruction, correspondence or other communication permitted or required to be given under this Agreement.

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(gg)	“Operator” shall mean Phillips 66 Pipeline LLC, or its successor, in each case acting in such Person’s capacity as operator of the Terminal.

(hh)	“Parties” means Carrier and Company, collectively.

(ii)	“Partnership Change in Control” means Phillips 66 Company ceases to Control the general partner of Phillips 66 Partners LP.

(jj)	“Party” means Carrier or Company, individually.

(kk)
“Person” means, without limitation, an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority, and shall include any successor (by merger or otherwise) of such entity.

(ll)	“Price Index” means the price index applicable to each Product at each Terminal as agreed to by the Parties.

(mm)	“Product” or “Products” means any of the commodities identified in Exhibit A.

(nn)	“Proportionate Share” has the meaning set forth in Section 10.01.

(oo)	“Quarterly Truck Rack Committed Volume” has the meaning set forth in Section 4.01(a).

(pp)	“Renewal Term” has the meaning set forth in Section 2.01.

(qq)	“Scheduled Charges” means those charges payable by Company for the services provided by Carrier hereunder, as set forth in Exhibit B.

(rr)	“Significant” has the meaning set forth in Section 16.03.

(ss)	“Storage Gain” has the meaning set forth in Section 10.01.

(tt)	“Storage Loss” has the meaning set forth in Section 10.01.

(uu)	“Storage Variation” has the meaning set forth in Section 10.01.

(vv)	“TARs” has the meaning set forth in Section 5.01.

(ww)
“Taxes” means any income, sales, use, excise, transfer, and similar taxes, fees and charges (including ad valorem taxes), including any interest or penalties attributable thereto, imposed by any Governmental Authority.

(xx)	“Term” has the meaning set forth in Section 2.01.

(yy)	“Terminal” has the meaning set forth in the Recitals.

(zz)	“Truck Rack Deficiency Payment” has the meaning set forth in Section 4.01.

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(aaa)	“Truck Rack Deficiency Volume” has the meaning set forth in Section 4.01.
Section 11.02 Other Defined Terms.
Other terms may be defined elsewhere in this Agreement, and, unless otherwise indicated, shall have such meanings throughout this Agreement.
Section 11.03Terms Generally. The definitions in this Agreement shall apply equally to both singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise.
Article II. Term and Termination
Section 2.01.Term. This Agreement shall have a primary term commencing on the Commencement Date and continuing until [________], 2026 (the “Initial Term”), and shall continue in full force and effect for successive five (5) year terms (each, a “Renewal Term”) unless and until terminated by either Party by giving the other Party at least three (3) years’ written Notice prior to the end of the then applicable Term. The Initial Term, together with the Renewal Terms, if applicable, shall be referred to in this Agreement as the “Term.”
Section 2.02.Termination Following a Force Majeure Event. If a Force Majeure event prevents Carrier or Company from performing its respective obligations under this Agreement for a period of more than 12 consecutive Months, this Agreement may be terminated by either Party at any time after the expiration of such 12-Month period and for so long as such Force Majeure event remains uncured thereafter upon at least 30 Days’ prior written Notice to the other Party. In such case, the Parties shall only be responsible to each other for amounts owed hereunder up to the effective date of termination.
Section 2.03.Special Modification by Company. If Company determines to suspend all or part of refinery operations at the [____] Refinery for a period of at least 12 consecutive Months, then after Company has made a public announcement of such suspension, Company may provide written Notice to Carrier of its intent to modify this Agreement by deleting the Commitment applicable to the affected Terminal, and this Agreement will be so modified 12 Months following the date such Notice is received by Carrier. In the event Company publicly announces, prior to the expiration of such 12-Month period, its intent to resume operations at the [____] Refinery, then such Notice shall be deemed revoked and this Agreement shall continue unmodified in full force and effect as if such Notice had never been delivered.
Section 2.04.Inventory Settlement. Upon expiration or termination of this Agreement, any outstanding inventory imbalance on Company’s account must be eliminated within 60 Days of such expiration or termination and will be settled, for each Product, at the Price Index’s Monthly average price for the applicable Product for the Month prior to the effective date of such expiration or termination.

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Section 2.05.Removal of Products.

a.
Company, at its own expense, shall remove all of its Products from the Terminal no later than the later of (i) the effective date of the expiration or termination of this Agreement, or (ii) 10 Days after receipt of Notice to terminate this Agreement in accordance with its terms, provided that Carrier may, in its sole discretion, agree in writing to extend the time allowed for such removal. If, at the end of such period, Company has not removed all of its Products, then in addition to any other rights it may have under this Agreement, Carrier shall have the right to take possession of such Products and sell them at public or private sale. In the event of such a sale, Carrier shall withhold from the proceeds therefrom all amounts owed to it hereunder and all expenses of sale (including but not limited to reasonable attorneys’ fees and any amounts necessary to discharge any and all liens against the Products). The balance of the proceeds, if any, shall be remitted to Company.

b.
Should any of Company’s Product remain in the Terminal beyond the later of the dates specified in Sections 2.05(a)(i) or (ii) above, Company shall remain obligated to perform all of the terms and conditions set forth in this Agreement and, in addition, shall pay an additional holdover fee of $1,000 per Day until all Products subject to this Agreement are removed from the Terminal.

c.
Company shall indemnify and hold the Carrier Affiliated Parties harmless from and against all Claims arising from or related to Company’s failure to remove any Products in accordance with this Section 2.05 or Carrier’s exercise of its right to take possession of Company’s Products and sell the same in accordance with this Section 2.05.

d.	Company will reimburse Carrier for actual expense incurred by Carrier in connection with its or Company’s withdrawal of Products from the Terminal pursuant to this Section 2.05.
Section 2.06.Special Reduction of Committed Volumes. If Carrier’s use of all or part of a Terminal for the storage and handling of Products shall be restrained or enjoined by judicial process, or restricted or terminated by any Governmental Authority, by right of eminent domain or by the owner of leased land, Carrier, upon being notified of such restraint, enjoinder, restriction or termination, shall notify Company and the applicable Commitments shall be reduced to the extent that Carrier’s use of the applicable Terminal is so restrained, enjoined, restricted or terminated.
Article III Services
Section 3.01.Services. Carrier shall provide the following services to Company subject to the terms and conditions of this Agreement:
[Description of services]
Section 3.02    Change in Law. If a Law is changed or enacted after the Effective Date and requires Carrier to make substantial and unanticipated expenditures in connection with the services Carrier provides to Company under this Agreement, Carrier shall inform Company in writing and use commercially reasonable efforts to attempt to secure a waiver, exception or extension for the

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time of compliance with the changed or new Law in an effort to secure continued operation under existing applicable Law during the term of this Agreement. If Carrier is unable to secure a waiver, exception or extension for continued operation using commercially reasonable efforts, then Carrier will find a commercially reasonable manner to conform to the changed or new Law and give Company commercially reasonable advance Notice in writing of any planned expenditures necessary for such compliance. Upon Company’s receipt of such Notice, the Parties shall meet and negotiate in good faith amendments to this Agreement that will conform this Agreement to such new or changed Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein. If the Parties are unable to agree on such amendments, Company shall have the right to terminate this Agreement upon written notice to Carrier, and in such case, Company shall only be responsible to Carrier for amounts owed in respect of Company’s Commitments for the remainder of the Term, which shall be paid ratably (and, for clarity, not for planned expenditures necessary for compliance with such new or changed Law).
Article IV Commingled Storage and Truck Rack Throughput
Section 4.01.Truck Rack Committed Volume and Deficiency Payments.

(a)
During each Calendar Quarter, Company shall tender at each Terminal an average daily volume of Products (each a “Daily Truck Rack Committed Volume” as defined in Exhibit B) for delivery to the applicable truck rack, in approximately ratable quantities (the “Quarterly Truck Rack Committed Volumes”) at the Base Truck Rack Fee determined in accordance with Exhibit B. Carrier shall accept, store and redeliver such Products in accordance with the terms of this Agreement.

(b)
For each Calendar Quarter in which Company tenders less than its Quarterly Truck Rack Committed Volume at any Terminal, Carrier will calculate a Truck Rack Deficiency Volume and a Truck Rack Deficiency Payment amount, as follows:

(i)
A “Truck Rack Deficiency Volume” means the amount, if any, by which Company’s Quarterly Truck Rack Committed Volume exceeds the volume delivered by Company to the applicable truck rack during the Quarter.

(ii)
A “Truck Rack Deficiency Payment” is the Truck Rack Deficiency Volume multiplied by the applicable Base Truck Rack Fee determined in accordance with Exhibit B in effect for the relevant Calendar Quarter.

(c)
The dollar amount of any Truck Rack Deficiency Payment shall be applied as a credit against any amounts incurred by Company and owed to Carrier with respect to volumes of Products delivered through any truck rack at any Terminal in excess of Company’s applicable Quarterly Truck Rack Committed Volume at such Terminal (or, if this Agreement expires or is terminated, to volumes that would have been in excess of Company’s Truck Rack Committed Volume at such Terminal if this Agreement were still in effect) first during the Calendar Quarter in respect of which such Truck Rack Deficiency Payment was calculated, then during each of the succeeding four Calendar Quarters, after which time any unused

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credits with respect to such Truck Rack Deficiency Payment will expire. This Section 4.01(c) shall survive the expiration or termination of this Agreement.

(d)
Carrier is not required to store Company’s Products in dedicated storage. Each Product may be stored in commingled storage in a Tank at a Terminal with a Product belonging to another Person, provided that any Product belonging to another Person and commingled with a Product belonging to Company shall meet or exceed the Minimum Product Specifications for such Product in effect on the date of receipt of Company’s Product. Carrier shall not commingle Company’s Product with any other Product that does not meet the Minimum Product Specifications.

(e)
Company will be responsible for providing tank bottoms for its pro rata share of the amount determined by Carrier as sufficient to maintain floating roofs as per applicable Law and in accordance with generally accepted terminaling industry standards and terminaling industry practices and procedures in the operation thereof (including API 653). Carrier will determine the quantities of Company’s pro rata share of tank bottoms in good faith. On expiration or termination of this Agreement, Company may remove its pro rata share of tank bottoms along with its other Product.

(f)
Carrier shall provide truck rack capacity at each Terminal in addition to Company’s Daily Truck Rack Committed Volumes on an “as available” basis, at the Base Truck Rack Fee determined in accordance with Exhibit B.

Section 4.02.Loss of Available Capacity.
If, for any reason (other than outages caused by Carrier’s planned maintenance or loss of capacity due to fault or negligence of Company, its Affiliates or any of their agents or employees ), the average daily truck rack capacity of any Terminal during a given Calendar Quarter multiplied by the number of Days in the Calendar Quarter is less than the Company’s Quarterly Truck Rack Committed Volume for such Calendar Quarter applicable to such Terminal, or if the truck rack capacity of such Terminal is required to be allocated among customers with the result that the average daily truck rack capacity of such Terminal available to Company during a given Calendar Quarter multiplied by the number of Days in the Calendar Quarter is less than the Company’s Quarterly Truck Rack Committed Volume for such Calendar Quarter applicable to such Terminal, then Company’s Quarterly Truck Rack Committed Volume for the applicable Calendar Quarter applicable to such Terminal shall be reduced to equal the product of the average daily truck rack capacity available to Company for such Terminal during such Calendar Quarter multiplied by the number of Days in the Calendar Quarter.

ArticleV. Ancillary Services
Section 5.01.Additive Injection. Company shall provide additives (including red dye for injection into Company’s untaxed distillate Products) and skid-based storage for additives that Company desires to be blended into its Products at the Terminal. Carrier shall provide an additive

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injection system and shall blend additives into Company’s Products as instructed by Company, and for each Barrel of a Product into which one or more additives are blended, Company shall pay to Carrier the Additive Injection Fee determined in accordance with Exhibit B. Notwithstanding the foregoing, subject to terms to be agreed by the Parties, Company shall have the option to cause additional additive injection equipment to be provided for itself or for its customers. Company shall provide Carrier with target additization rates (“TARs”) which must be at least as high as the lowest additive concentration (“LAC”) as registered with the United States Environmental Protection Agency. Carrier may increase the TAR as it deems necessary to maintain the LAC. Carrier shall calibrate, monitor and maintain the red dye system and ensure the dyed Products meet requirements for untaxed distillates under applicable Law.
Section 5.02.Laboratory Fees and Services.

a.
If Carrier provides sampling and testing services requested by Company for Products at a Terminal, Carrier shall charge for each sampling and testing procedure performed as set forth in Carrier’s “Schedule of Rates for Laboratory Services” then in effect. If Carrier contracts with another Person to perform laboratory services requested by Company for Products at a Terminal, all fees for such services shall be billed to Company at Carrier’s cost. This Section 5.02(a) shall govern unless otherwise provided for in Section 5.02(c).

b.	Carrier’s liability for sampling and testing services is limited to the charge for the service provided.

(c)	The following shall apply to routine testing at the Terminal, as applicable:

(i)	Costs for the routine testing of jet for delivery to the truck rack and for the routine Monthly NACE testing shall be paid by Company.

(ii)	Costs associated with jet filter testing (Millipore) and with RVP turn over testing shall be paid by Carrier.
Section 5.03. Pumpovers. Carrier shall provide pumpover services from the [____] Terminal to destinations set forth on Exhibit B. Company shall pay Carrier for pumpover services at a rate equal to the applicable Pumpover Fee determined in accordance with Exhibit B.
Section 5.04.Other Services. Carrier shall provide other services at the Terminal, and Company shall pay the applicable fees, as determined in accordance with Exhibit B.
Section 5.05.Additional Services. For any service or function not specifically provided for in this Agreement, requested by Company and agreed to by Carrier, there may be a charge or fee in an amount as agreed upon by the Parties in writing.

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Article VI. Charges
Section 6.01.Scheduled Charges. As compensation to Carrier for the services provided by it hereunder, Company shall pay to Carrier the Scheduled Charges determined in accordance with Exhibit B.
Section 6.02.Recovery of Certain Costs. If Company requests that Carrier make any expenditures, those must be conveyed in writing by Company and accepted by Carrier in writing. In such case, the Parties will agree that either
(i) any applicable fees set forth on Exhibit B will be increased, (ii) additional fees shall be added to Exhibit B, or (iii) an alternate mechanism shall be adopted to allow Carrier to recover such expenditures over time.
Section 6.03.Adjustments. As of January 1, 2017, and as of January 1 of each year thereafter while this Agreement is in effect, Carrier may adjust each of the fees set forth on Exhibit B annually, by a percentage equal to the greater of zero percent (0%) or the positive change in the Consumer Price Index - All Urban Consumers (Series ID CUUR0000SA0) (such Index, the “CPI-U”) as reported during the Month of October immediately before the effective date of the adjustment and with respect to the 12-Month period ending at the end of the Month of September immediately preceding such publication.
Section 6.04.Partial Period Proration.

a.
If the Effective Date is any Day other than the first Day of a Calendar Quarter, then the volumes tendered to the Terminal by Company from the first Day of the Calendar Quarter through the Effective Date shall be considered for purposes of determining whether Company tendered its Quarterly Truck Rack Committed Volumes for the Calendar Quarter. If this Agreement is terminated on any Day other than the last Day of a Calendar Quarter, then any calculation determined with respect to a Calendar Quarter will be prorated by a fraction, the numerator of which is the number of Days in that part of the Calendar Quarter ending on the Day of such termination, and the denominator of which is the number of Days in the Calendar Quarter.

b.
If the Effective Date is any Day other than the first Day of a Month, or if this Agreement is terminated on any Day other than the last Day of a Month, then any quantity based on a Monthly determination will be prorated by a fraction, the numerator of which is the number of Days in that part of the Month beginning on the Effective Date or ending on the Day of such termination, as the case may be, and the denominator of which is the number of Days in the Month.

Article VII. Redelivery of Products
Section 7.01.Redelivery of Products. Company shall provide any documentation reasonably required by Carrier to authorize withdrawals by or on behalf of Company from a Terminal. Carrier will redeliver Company’s Product in accordance with Company’s directions.

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Upon redelivery of Products to Company or its designee, Carrier shall have no further responsibility for any Claims arising out of any Person’s subsequent possession or use of such Products.
Section 7.02.Negative Inventory. Company shall not withdraw from the Terminal a greater volume of any Product than it has in inventory at that Terminal on the Day of withdrawal. For purposes of this Section 7.02, Company’s inventory shall include any Product Company secures by means of an exchange, buy-sell or other agreement with another customer at such Terminal. Company shall provide Carrier with any documentation reasonably required by Carrier evidencing such agreement.
Article VIII. Product Quality
Section 8.01    Product Specifications. Carrier shall provide minimum product specifications for the Products (“Minimum Product Specifications”) to Company in writing and shall provide Company with prior written Notice of any revisions to the Minimum Product Specifications.
Section 8.02.Verification by Carrier. At Carrier’s request from time to time, the quality of any Product tendered into commingled storage for Company’s account hereunder shall be verified by an IIC analysis indicating that such Product so tendered meets the Minimum Product Specifications. Company shall provide Carrier with a copy of each such analysis. All costs for each such analysis shall be borne by Company. Carrier shall have the right to sample any Product tendered to Carrier for Company’s account hereunder for the purpose of confirming the accuracy of the analysis. The costs of such confirmation shall be borne by Carrier.
Section 8.03.Sampling by Company. Company may, at its sole cost and expense, sample its Products in storage at a Terminal to satisfy itself that the applicable Minimum Product Specifications are maintained. If any such Company sample indicates the presence of any Product that does not meet or exceed the Minimum Product Specifications for such Product in effect on the date of such sample, Company shall immediately notify Carrier by telephone and Company shall confirm such notification in writing by telecopy Notice. If Company does not so notify Carrier or if Company does not sample its Products, Carrier’s Product sample analysis shall be deemed to be conclusive and binding upon both Parties.
Section 8.04.Non-Conforming Products.

a.	Company agrees not to deliver, or cause to be delivered, any Non-Conforming Product into the Terminal.

b.
Company shall be liable for all reasonable costs and expenses incurred by Carrier in promptly curing, removing, or recovering any Non-Conforming Products except to the extent that such non-conformity is caused by Carrier’s negligence, willful misconduct or breach of this Agreement, or the negligence or willful misconduct of a Carrier Affiliated Party. After such consultation with Company as may be practical under the circumstance but otherwise at Carrier’s sole discretion, Carrier may attempt to blend the Non-Conforming Products, remove and dispose of the Non-Conforming Products, or, if necessary, recover any Non-

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Conforming Products and, except to the extent that such non-conformity is caused by Carrier’s negligence, willful misconduct or breach of this Agreement, or the negligence or willful misconduct of a Carrier Affiliated Party, Company shall reimburse Carrier for all reasonable costs associated therewith. Except to the extent that a non-conformity is caused by Carrier’s negligence, willful misconduct or breach of this Agreement, or the negligence or willful misconduct of a Carrier Affiliated Party, if Company’s Non-Conforming Products cause any contamination, dilution or other damages to the Products of other customers of Carrier, Company agrees to indemnify, defend and hold the Carrier Affiliated Parties harmless from and against any Claims incurred by, or charged against any of the Carrier Affiliated Parties, as a result of such event and shall be responsible for all costs and liabilities associated with or incurred as a result of such event.
Article IX. Operating Hours; Terminal Access
Section 9.01.Operating Hours. Subject to mechanical breakdowns, Product quality issues and/or other operational issues, each Terminal shall be operated by Carrier during regular operating hours established by Carrier for each Terminal. Carrier shall inform Company’s designee in writing of any change to such regular operating hours at the Terminal.
Section 9.02.Terminal Access. Company shall have access to each Terminal during regular operating hours. As a condition to being granted access to the Terminal, Company shall require all contractors, carriers and customers designated by it to deliver, receive, sample or inspect Company’s Products at such Terminal or to provide any other service for Company, to sign and comply with a terminal access agreement in such form as Carrier may reasonably specify from time to time. Further, Company shall cause all such designated contractors, carriers and customers to comply with all applicable Terminal rules and regulations and Carrier shall make copies of such rules and regulations available to Company and its designated contractors, carriers and customers at the Terminal.
Article X. Storage Variations
Section 10.01.Storage Variations. Each Month, Carrier shall determine the physical inventory of each Product in storage, both commingled and dedicated, and calculate the losses (“Storage Losses”) or gains (“Storage Gains”) of a type normally incurred in connection with handling Products while in storage (Storage Losses and Storage Gains together, “Storage Variations”) for each Product and for each Terminal, provided that for purposes of this Agreement, Storage Gains do not include gains that result from vapor recovery or butane blending. With regard to commingled storage, Monthly Storage Variations for each Product shall be prorated to all Persons using the storage for that Product based upon their respective percentages of Terminal receipts of that Product for that Month (such proration being such Person’s “Proportionate Share”). Company’s inventory of each such individual Product in storage at a Terminal shall then be adjusted each Month (increased or decreased) to reflect its Proportionate Share of the Storage Variation. With regard to dedicated storage, Monthly Storage Variations shall be calculated for Company’s Product only. Company’s inventory of each such individual Product in a Tank shall then be adjusted each Month (increased or decreased) accordingly. For clarity, this Article X relates only to the losses or gains of a type normally incurred in connection with handling Products while in storage and is an exception to and not a modification of the general provisions of Section 20.02.

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Section 10.02.Loss Settlement.

(a)	Separately for each Product, Carrier shall calculate an amount for each Month (the “Monthly Storage Variation Amount”) equal to:

(i)	the average of the midpoint of the relevant Price Index for the relevant Product at the nearest benchmark location on each publication Day during the relevant Month, multiplied by

(ii)	either:

(A)
if there is a net Storage Loss of the relevant Product during that Month, then the product of multiplying (1) negative one by (2) the volume of that net Storage Loss that is in excess of (a) 0.5% of the amount of Product received (for ethanol and biodiesel), or (b) 0.25% of the amount of Product received (for any other Product), or

(B)	if there is a net Storage Gain of the relevant Product during that Month, then the volume of that net Storage Gain.
Carrier shall provide Company with a statement no later than the 22nd Day of each Month showing the Monthly Storage Variation Amount for each Product.

(b)
With respect to each Product, if the sum of the Monthly Storage Variation Amounts for that Product during a Calendar Year (or, with respect to 2016, during the partial Calendar Year during which this Agreement is in effect) is negative, then no later than the 22nd Day of February of the following Calendar Year (or, if such Day is not a Business Day, on the next Business Day), Carrier shall pay to Company the absolute value of that number. Such payments shall be made by automated clearing house to an account specified by Company from time to time, provided that as long as Carrier is an affiliate of Company, Carrier and Company may settle Carrier’s financial obligations to Company through Company’s normal interaffiliate settlement processes. Any bank charges incurred by Carrier in remitting funds by automated clearing house shall be for Carrier’s account.

Article XI. Monthly Statement; Payment; Liens
Section 11.01.Monthly Statement.

a.
Promptly after the end of each Month, Carrier shall provide Company with a statement showing the previous Month’s beginning inventory, receipts, withdrawals, ending inventory, Storage Variation adjustment, number of Barrels of Products additized (if any), and the Scheduled Charges due to Carrier (after application of any credit to which Company may be entitled pursuant to Section 4.01(c). If requested by Company, Carrier shall provide Company with copies of individual tank gauge reports, pipeline meter tickets, and truck loading rack meter tickets for receipts and withdrawals at each Terminal for such Month, if available, and such other supporting documentation as Company may reasonably request.

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b.The Monthly statement for the last Month in each Calendar Quarter shall include any deficiency payment that may be due under Section 4.01(b).
Section 11.02.Payment.
a.Payment of the amount(s) identified on each Monthly statement shall be due, without discount, on the later of (i) two Business Days after such Monthly Statement is received, or (ii) the 22nd Day of the Month in which such Monthly statement is received, provided that if such Day is not a Business Day, then such payment shall be due, on the next Business Day. Payments not paid by the later of (i) the last Day of the Month in which such Monthly statement is received or (ii) within two (2) Business Days after such Monthly statement is received shall bear interest at the rate of the lesser of 1.5% per Month and the maximum rate allowed by Law for each Month or portion of a Month thereafter during which such amount remains unpaid.
b.All payments shall be made to Carrier by automated clearing house to an account specified by Carrier from time to time, provided that as long as Carrier is an Affiliate of Company, Carrier and Company may settle Company’s financial obligations to Carrier through Company’s normal interaffiliate settlement processes. Any bank charges incurred by Company in remitting funds by automated clearing house shall be for Company’s account. Acceptance by Carrier of any payment from Company for any charge or service after termination or expiration of this Agreement shall not be deemed a renewal of this Agreement or a waiver by Carrier of any default by Company hereunder.
c.If Company reasonably disputes any Monthly statement, in whole or in part, Company shall promptly notify Carrier in writing of the dispute. In such case, Company shall pay only the undisputed portion of the amount owed and the Parties agree to diligently and promptly work in good faith to resolve the disputed portion.
Section 11.03.Liens. Company hereby grants to Carrier a warehouseman’s lien on all of Company’s Products in storage at the Terminal. If a warehouse receipt is required under applicable Law for such a lien to arise, this Agreement will be deemed to be the warehouse receipt for such Product.
Article XII. Title; Custody
Section 12.01.Title. Title to all of Company’s Products received, stored, handled and loaded out by Carrier at the Terminal shall remain at all times in Company’s name.
Section 12.02.Custody. Custody of all Products received by Carrier hereunder from a connecting third party pipeline or third party transport truck shall pass to Carrier when such Products pass the flange connection between such delivering pipeline or transport truck and the relevant Terminal. Custody of all Products withdrawn and redelivered to Company hereunder shall pass from Carrier to Company when such Products pass through the flange connection (a) between the delivery hose at the relevant Terminal’s truck loading rack and a receiving transport truck or (b) between the relevant Terminal and a receiving pipeline, as the case may be.

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Article XIII. Volume Determinations
Section 13.01.Volume Determinations - General.

a.
All measurements & sampling equipment, procedures, calculations, calibrations and practices (whether performed by Company, Carrier, or any of their personnel or subcontractors), volume corrections and calibrations will be made in accordance with the most recent edition of the American Petroleum Institute’s Manual of Petroleum Measurement Standards, ASTM International and National Institute of Standards and Technology (NIST Handbook 44).

b.
All volume determinations shall be adjusted to a temperature of 60° Fahrenheit and a pressure of one standard atmosphere (14.7 PSIA) per the most recent edition of the American Petroleum Institute’s Manual of Petroleum Measurement Standards, Chapter 11 (viz., Table 6B, 6C, etc., whichever table is relevant to the Product being measured).

Section 13.02.	Terminal Receipts and Withdrawals.

a.
All Products (except ethanol and biodiesel) redelivered to trucks at racks will be determined by calibrated custody transfer grade meters. Carrier will provide bills of lading indicating the net volume delivered into each truck including language required by the appropriate Governmental Authority to Company.

b.	All Products (except ethanol and biodiesel) received from or redelivered to pipelines will be determined by calibrated custody transfer grade meters.

c.
All ethanol or biodiesel received from pipeline or trucks will be determined by calibrated custody transfer grade meters, if such meters are available. If custody transfer grade meters are not available for loading or offloading trucks, the volume delivered or received shall be determined by certified weigh scales. If meters and scales are not available, the volume shown on truck bills of lading (measured in Gallons or Barrels) shall be deemed to be the volume delivered into a Terminal. Alternate measurement methods may be acceptable, provided that the methods meet industry accepted standards as found in Section 13.01(a), subject to review and mutual approval by Carrier and Company.

d.	All tickets shall be produced and retained in accordance with generally accepted industry standards.
Section 13.03.Company’s Right to Witness. Carrier shall inform Company when testing and calibration of equipment will take place. A Company representative may witness measurement process, testing, sampling, gauging, provings, calibration of equipment and/or meter reading of Products at the Terminal, at Company’s expense. In the absence of a Company representative to the extent such access was made reasonably available by Carrier, Carrier’s measurements shall be deemed to be accurate.

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Article XIV. Insurance
Section 14.01 Insurance. Insurance for Company’s Products, if any, that may be desired by Company, shall be carried by Company at Company’s expense. Should Company elect to carry Product insurance, then each policy of insurance shall be endorsed to provide a waiver of subrogation rights in favor of the Carrier Affiliated Parties. Carrier shall not be liable to Company for Product losses or shortages for which Company is compensated by its insurer.
Article XV. Taxes
Section 15.01Taxes. Company shall be responsible for and shall pay all sales Taxes and similar Taxes on goods and services provided hereunder and any other Taxes now or hereafter imposed by any Governmental Authority in respect of or measured by Products handled or stored hereunder or the manufacture, storage, delivery, receipt, exchange or inspection thereof, and Company agrees to promptly reimburse Carrier for any such Taxes that Carrier is legally required to pay, upon receipt of invoice therefor. Each Party is responsible for all Taxes in respect of its own real and personal property.
Article XVI. Health, Safety and Environment
Section 16.01.Spills; Environmental Pollution.

a.
In the event of any Product spill or other environmentally polluting discharge caused by Carrier’s operation of a Terminal, any clean-up resulting from such spill or discharge and any liability resulting from such spill or discharge shall be the responsibility of Carrier, except to the extent such spill or discharge is caused by Company, its Affiliates, any of their respective agents or employees, any third party, or Force Majeure.

b.
In the event and to the extent of any Product spill or other environmentally polluting discharge caused by Company, its Affiliates or any of their agents or employees, or in connection with the operation of Company’s or a third party’s pipeline, tank truck or transport trailer receiving or delivering Products on Company’s behalf, at its request or for its benefit, Carrier is authorized to commence containment or clean-up operations as deemed appropriate or necessary by Carrier or as required by any Governmental Authority, and Carrier shall notify Company of such operations as soon as practicable. All liability and reasonable costs of containment or clean-up shall be borne by Company except that, in the event a spill or discharge is caused by the joint negligence of both Carrier and Company or a third party’s pipeline, tank truck or transport trailer receiving or delivering Products on Company’s behalf, at its request or for its benefit, liability and costs of containment or clean-up shall be borne jointly by Carrier and Company in proportion to each Party’s respective negligence.

(c)
For purposes of this Section 16.01, the negligence of a third party pipeline, tank truck or transport trailer receiving or delivering Products on Company’s behalf, at its request or for its benefit, shall be attributed to Company.

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(d)
The Parties shall cooperate for the purpose of obtaining reimbursement if a third party is legally responsible for costs or expenses initially borne by Carrier or Company; provided, however, that Company shall be responsible and agrees to replace or repair, at its own expense (or to reimburse Carrier for Carrier’s costs to replace or repair), any part of the Terminal that is destroyed or damaged solely through any negligence or willful misconduct of Company, its Affiliates, any Company designee or contractor (acting in such capacity), or any of their respective agents or employees. In the event that any part of a Terminal is destroyed or damaged due to the joint negligence or joint willful misconduct of Carrier and Company, the Parties shall each be responsible for damages proportionate to its share in the negligence or willful misconduct.

Section 16.02.Inspection. During Normal Business Hours, Company may: (a) inspect the Terminal, including health, safety, and environmental audits by inspector(s) chosen by Company; (b) make physical checks of Products in storage at the Terminal, (c) audit Carrier’s health, safety, environmental, and operational records relating to the performance of this Agreement and otherwise observe such performance, and (d) subject to the provisions of Section 9.02, enter upon the Terminal property for any of the foregoing purposes. For clarity, none of the rights identified in this Section 16.02 shall be exercised by Company in such manner as to substantially interfere with or diminish Carrier’s complete control and responsibility for the operation of the Terminal.
Section 16.03.Incident Notification. During the Term, both Parties undertake to notify the other as soon as reasonably practical, but in no event more than 24 hours of the occurrence of any accident, spill, incident or violation which directly involves Company’s Products handled by Carrier or a Carrier Affiliated Party. Both Parties agree to provide reasonable assistance in investigating the circumstances of the accident, spill, incident or violation.
Qualifying events include but are not limited to:
(i)Any Significant event that involves Company’s Product;
(ii)Any incident involving Company’s Product that attracts, or could attract media attention;
(iii)Any quantity of Company’s Product spilled into water;
(iv)Any quantity of Company’s Product greater than 100 Barrels spilled into non-water; and
(v)Any Significant and unintended release of Product or gas to atmosphere.
“Significant” means any incident that does or may impact availability of Company’s Product, has potential for media coverage, and/or can have potential costs in excess of USD $100,000.
Notices required by this Section shall be made to the operational contact identified below or to such person’s successor holding the same or equivalent title. If such person does not promptly confirm

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receipt of such Notice, the Party giving such Notice shall comply with Section 18.01.
If to Carrier:                    If to Company:
Phillips 66 Carrier LLC            Phillips 66 Company
c/o Phillips 66 Pipeline LLC            Attn: [______]
Attn: [______]

Either Party may change its contact information for purposes of this Section 16.03 upon written Notice to the other in accordance with this Section 16.03 and Section 18.01.
When an accident, spill, incident or violation involving Company’s Products requires a report to be submitted to a Governmental Authority, this notification shall be made as soon as reasonably practical in compliance with applicable Law, and a copy of the required report shall be delivered to Company at IncidentFollowup@P66.com.
Article XVII. Force Majeure
Section 17.01.Obligations during Force Majeure Events. As soon as possible upon the occurrence of a Force Majeure, a Party affected by a Force Majeure event shall promptly notify the other Party of the event of Force Majeure with reasonably full particulars and timing of such event. Such Party also shall promptly notify the other Party when the event of Force Majeure terminates or no longer adversely affects its ability to perform under this Agreement. Each Party’s obligations (other than an obligation to pay any amounts due to the other Party for prior performance or acts) shall be excused during the occurrence of, and for the entire duration of, a Force Majeure event to the extent that such an event prevents Carrier from performing its obligations under this Agreement. Each Party’s obligations (other than an obligation to pay any amounts due to the other Party for prior performance or acts) shall be excused beginning 20 Days after the commencement of, and for the entire remaining duration of, a Force Majeure event to the extent that such event prevents Company from performing its obligations under this Agreement. At the conclusion of the Force Majeure event, the Quarterly Truck Rack Committed Volumes with respect to each Calendar Quarter in which the Force Majeure event remained in effect shall be ratably reduced.
Section 17.02.Obligation to Remedy Force Majeure Events. A Party affected by a Force Majeure event shall take commercially reasonable steps to remedy such situation so that it may resume the full performance of its obligations under this Agreement within a reasonable period of time.
Section 17.03.Strikes and Lockouts. The settlement of strikes, lockouts and other labor disturbances shall be entirely within the discretion of the affected Party and the requirement to remedy a Force Majeure event within a reasonable period of time shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing Person when such course is inadvisable in the discretion of the Party having the difficulty.

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Section 17.04.Action in Emergencies. Carrier may temporarily suspend performance of the services provided under this Agreement to prevent injuries to persons, damage to property or harm to the environment.
Article XVIII. Notices
Section 18.01.Notices.
Unless otherwise specifically provided in this Agreement, all Notices between the Parties given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt); (ii) delivered via electronic mail (with written confirmation of receipt); or (iii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:
If to Carrier:                    If to Company:
Phillips 66 Carrier LLC            Phillips 66 Company
c/o Phillips 66 Pipeline LLC            1075 W. Sam Houston Pkwy N.
1075 W. Sam Houston Pkwy N.        Ste. 200
Ste. 200                     Houston, TX 77043
Houston, TX 77043                Attn: [______]
Attn: [______]

Either Party may change its address for Notice upon Notice to the other in accordance with this Section 18.01.
Section 18.02.Effective upon Receipt. Any Notice given in the manner set forth in Section 18.01 shall be effective upon actual receipt if received during Normal Business Hours, or at the beginning of the recipient’s next Business Day if not received during Normal Business Hours.
Article XIX. Applicable Law
Section 19.01 Applicable Law. Regardless of the place of contracting, place(s) of performance or otherwise, this Agreement and all amendments, modifications, alterations or supplements to it, shall be governed and interpreted in accordance with the laws of the state of Texas, without regard to the principles of conflicts of law or any other principle that might apply the law of another jurisdiction.

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Article XX. Limitation of Liability
Section 20.01 No Liability for Consequential Damages. In no event shall either Party be liable to the other Party for, and no arbitral panel is authorized to award, any punitive, special, indirect or consequential damages of any kind or character resulting from or arising out of this Agreement, including, without limitation, loss of profits or business interruptions, however they may be caused.
Section 20.02 Limitation of Liability.

(a)
Except as otherwise provided herein, Carrier shall in no event be liable for loss of, or damage to, any Products of Company except to the extent when caused by Carrier’s negligence, willful misconduct, or breach of this Agreement, or the negligence or willful misconduct of a Carrier Affiliated Party. In no event shall Carrier be liable in respect of such loss or damage for more than the replacement of lost or damaged Products or, at its option, payment of the replacement cost of any lost or damaged Products.

(b)
Each Party shall be discharged from any and all liability with respect to services performed and any loss or damage Claims arising out of this Agreement unless suit or action is commenced within two (2) years after the applicable cause of action arises.

Article XXI. Default
Section 21.01 Default. Should either Party default in the prompt performance and observance of any of the terms and conditions of this Agreement, and should such default continue for 30 Days or more after Notice thereof by the non-defaulting Party to the defaulting Party, or should either Party become insolvent, commence a case for liquidation or reorganization under the United States Bankruptcy Code (or become the involuntary subject of a case for liquidation or reorganization under the United States Bankruptcy Code, if such case is not dismissed within 30 Days), be placed in the hands of a state or federal receiver or make an assignment for the benefit of its creditors, then the other Party shall have the right, at its option, to terminate this Agreement immediately upon written Notice to the other Party.
Section 21.02 Non-Exclusive Remedies. Except as otherwise provided, the remedies of Carrier and Company provided in this Agreement shall not be exclusive, but shall be cumulative and shall be in addition to all other remedies in favor of Carrier or Company, at Law or equity.
Section 21.03 Right to Terminate. In the event of a default by Company, the undisputed Scheduled Charges theretofore accrued shall, at the option of Carrier, become immediately due and payable and Carrier shall also have the right, at its option, to terminate this Agreement upon written Notice to Company. In the event of a default by Carrier, Company shall also have the right, at its option, to terminate this Agreement upon written notice to Carrier, provided Company has paid Carrier for any Scheduled Charges that have accrued to the date of such termination.

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Article XXII. Public Use
Section 22.01 Public Use. This Agreement is made as an accommodation to Company. In no event shall Carrier’s services hereunder be deemed to be those of a public utility or a common carrier. If any action is taken or threatened by any Governmental Authority to declare Carrier’s services hereunder to be those of a public utility or a common carrier, such action shall be deemed to be a change in Law, and Section 3.02 shall apply.
Article XXIII. Confidentiality
Section 23.01 Confidentiality. The Parties understand and agree that the terms and conditions (but not the existence) of this Agreement, all documents referenced herein or exchanged between the Parties and all communications between the Parties regarding this Agreement are considered as being confidential or proprietary (collectively, “Confidential Information”) as between the Parties, and shall not, without the other Party’s prior written consent, be disclosed to any third party, corporation or entity, except (i) to Affiliates, legal, accounting and other professional advisors, provided that such Party shall be liable under this Section for any such Affiliate’s or any such legal, accounting or other professional advisor’s failure to comply with the terms hereof; (ii) as may be required by Governmental Authority or court; (iii) as may be necessary to enforce the terms of this Agreement, as provided below. As a condition of its consent to disclosure of Confidential Information by the other Party as required above, a Party may require redaction of portions of this Agreement or other document containing Confidential Information.
Information will not be deemed Confidential Information if it: (i) is or becomes publicly available other than through the actions of the receiving Party; (ii) was previously known to or is independently developed by the receiving Party free of any obligation to keep it confidential; or (iii) was previously disclosed or becomes available to the receiving Party without restriction from a third party whose disclosure, to the receiving Party’s knowledge did not or does not violate any confidentiality obligation. A Party shall be excused from these nondisclosure provisions if the disclosure is required by applicable law, or to the extent required to undertake or defend a court action between the Parties to enforce the terms of this Agreement. In the event that a Party is requested or required by applicable law to disclose any Confidential Information of the other Party, it is agreed that it shall provide the other Party with at least ten (10) Days’ advance notice of such request so that an appropriate protective order may be sought by the affected Party at its sole cost.
Article XXIV. Miscellaneous
Section 24.01.Disputes between the Parties. Any dispute relating to, arising out of, or connected with this Agreement shall be exclusively filed and maintained in a State or Federal court located in Houston, Harris County, Texas. The Parties agree that any federal or state court of competent jurisdiction sitting in Harris County, Texas, shall have exclusive jurisdictional venue over any dispute coming under this Agreement.
Section 24.02.Assignment.

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(a)	Neither Party may assign its rights or obligations under this Agreement without prior written consent of the other Party, except

(i)	either Party may assign this Agreement to any of its Affiliates;

(ii)	Carrier may make collateral assignments of this Agreement to secure working capital financing; and

(iii)	Company may assign this Agreement to any Person to whom it directly or indirectly transfers ownership of the [______] Refinery.
For the avoidance of doubt, Company may in its sole discretion withhold its consent to Carrier’s assignment of this Agreement to any Person that is engaged in the business of refining and marketing petroleum products (or is an Affiliate of a Person that is engaged in the business of refining and marketing petroleum products) in the state of [______].

(b)	Upon an assignment of this Agreement by either Party that does not require the other Party’s consent, the assigning Party shall provide the non-assigning Party with written Notice of such assignment.

(c)	If Company assigns this Agreement with respect to a single Terminal, Company’s remaining Commitments shall remain in effect.
Section 24.03.Partnership Change in Control. Upon the occurrence of a Partnership Change in Control, Carrier shall provide Company with written Notice of any Partnership Change in Control at least 60 Days prior to the effective date thereof. Within 180 Days following receipt of such Notice, Company may elect to terminate this Agreement, effective no earlier than the effective date of such Partnership Change in Control. In the event this Agreement is terminated early as a result of Partnership Change in Control, Company shall have no further payment obligations to Carrier except for those incurred prior to the effective date of termination.
Section 24.04.No Third-Party Rights. Except as expressly provided, nothing in this Agreement is intended to confer any rights, benefits or obligations to any Person other than the Parties and their respective successors and assigns.
Section 24.05.Compliance with Laws. Each Party shall at all times comply with all Laws as are applicable to its performance of this Agreement.
Section 24.06.Severability. If any provision of this Agreement or the application thereof shall be found by any court of competent jurisdiction to be invalid, illegal or unenforceable to any extent and for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties. In any event, the remainder of this Agreement and the application of such remainder shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.
Section 24.07.Non-Waiver. The failure of any Party to enforce any provision, condition, covenant or requirement of this Agreement at any time shall not be construed to be a waiver of such

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provision, condition, covenant or requirement unless the other Parties are so notified by such Party in writing. Any waiver by a Party of a default by any other Party in the performance of any provision, condition, covenant or requirement contained in this Agreement shall not be deemed to be a waiver of such provision, condition, covenant or requirement, nor shall any such waiver in any manner release such other Party from the performance of any other provision, condition, covenant or requirement.
Section 24.08.Entire Agreement. This Agreement, together with all exhibits attached hereto, constitutes the entire Agreement between the Parties relating to its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties relating to the subject matter hereof, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in, or contemplated by, this Agreement.
Section 24.09.Amendments. This Agreement shall not be modified or amended, in whole or in part, except by a written amendment signed by both Parties.
Section .Survival. Any indemnification granted hereunder by one Party to the other Party or any provision hereof providing for any payment to any Party that has accrued at the time of expiration or termination shall survive the expiration or termination of all or any part of this Agreement.
Section 24.010.Execution; Counterparts; Multiple Originals. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on each of the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy shall be deemed to be an original, but all of them together shall represent one and the same agreement. Further, this Agreement may be delivered via facsimile or email/pdf, it being the express intent of the Parties that such Agreement delivered via facsimile or email/pdf shall have the same force and effect as if it was an original.
Section 24.011.Headings; Subheadings. The headings and subheadings of this Agreement have been inserted only for convenience to facilitate reference and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
Section 24.012.Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.
Section 24.013.Effect of Discontinuance of Publication. If a Price Index ceases to provide the information to be obtained therefrom pursuant to this Agreement, the Parties shall negotiate in good faith to agree upon a replacement publication or pricing mechanism.

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Section 24.014.Representations and Warranties. Each Party represents and warrants to the other that, except to the extent where the failure to comply does not have a material adverse effect:

(a)
It is duly formed and validly existing under the laws of its formation and with power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement;

(b)	The execution and delivery of this Agreement by it have been duly authorized and approved by all requisite legal action;

(c)	It has all the requisite legal power and authority to enter into this Agreement and perform its obligations hereunder; and

(d)
The execution and delivery of this Agreement does not violate (i) any of the provisions of its organizational documents, (ii) any agreements pursuant to which it or its property is bound, or (iii) any applicable Law.

Section 24.015.Anti-Corruption, Anti-Boycott and Conflict of Interest

(a)
Anti-Corruption.  Each Party represents and warrants to the other that it, its employees, and all others for whose actions it may be held accountable, complies with all applicable laws, rules, and regulations of the United States, European Union or any member state, the Republic of Singapore, and any other similar laws in all applicable jurisdictions relating to anti-bribery of government officials and others, and anti-money laundering.  These laws include, without limitation, the currently effective or successor versions of the U.S. Foreign Corrupt Practices Act.

(b)
Anti-Boycott.  None of the language in this Agreement is intended, or shall be construed, as an agreement by either Party to comply with any international boycott to the extent that compliance, or agreement to comply, therewith would be penalized under the U.S. anti-boycott laws and regulations.  Under no circumstances shall Company be required to make any payment directly or indirectly covering services not complying with this provision.

(c)
Conflict of Interest and Ethics.  Neither Party shall directly or indirectly, pay salaries, commissions, or fees, or make payments or rebates to employees or officers of the other Party, nor favor employees or officers of the other Party, or designees of such employees or officers, with gifts or entertainment of significant cost or value, or with services or goods sold at less than full market value, nor enter into business arrangements with employees or officers of the other Party, unless such employees or officers are acting as representatives of the other Party.

(d)
Violation and Remedy Provisions.  Notwithstanding any provision in this Agreement to the contrary, either Party may terminate this Agreement immediately upon written notice to the other without penalty, if the other Party is in breach of the above clauses (a), (b) or (c) or fails to cooperate by providing information demonstrating compliance. Violation of these

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clauses shall be deemed a material breach of this Agreement.  Each Party agrees to indemnify the other for any fines, penalties, claims, losses, damages, costs (including legal costs), expenses, and liabilities that may arise as a result of the indemnifying Party’s breach of its obligations under above clauses (a), (b) or (c).
Section 24.016.Audit. Either Party may request an audit of the other Party’s books and records in order to ensure compliance with the terms and conditions of this Agreement. The requesting Party shall be given access to such books and records as it determines to be reasonably necessary in order to conduct such audit during Normal Business Hours; provided, however, the audited Party shall not be obligated to provide the requesting Party with access to books and records dating greater than two (2) years prior to the audit request.
Section 24.017.Business Practices. Carrier shall use its best efforts to make certain that all billings, reports, and financial settlements rendered to or made with Company pursuant to this Agreement, or any revision of or amendments to this Agreement, will properly reflect the facts about all activities and transactions handled by authority of this Agreement and that the information shown on such billings, reports and settlement documents may be relied upon by Company as being complete and accurate in any further recording and reporting made by Company for whatever purposes. Carrier shall notify Company if Carrier discovers any errors in such billings, reports, or settlement documents.
Section 24.018.Right of First Refusal. Carrier may not enter into any agreement with any Person other than Company with respect to any terminaling services (including the receipt, storage and redelivery of Products) at the Terminal without first disclosing to Company all of the material terms and conditions of such an agreement and allowing Company not less than 5 Business Days to review the terms of such agreement and commit to entering into an agreement with Carrier upon substantially the same terms and conditions. If Company commits to enter into such agreement, then within 20 Business Days of making such commitment, Company will deliver to Carrier an executed agreement in the form of this Agreement containing such material terms and conditions and such other terms and conditions as are contained. Otherwise, Carrier shall then have the right to enter into an agreement on substantially similar terms and conditions with a third party. If Carrier does not enter into an agreement with a third party on substantially similar terms and conditions within 180 Days of its disclosure to Company, the procedures of this Section 24.19 shall be repeated.
Section 24.019.Right of First Offer. Company may not enter into any agreement with any Person other than Carrier with respect to terminaling services in connection with [refined products] distribution/receipt from the [______] Refinery without first disclosing to Carrier all of the material terms and conditions of such an agreement and allowing Carrier not less than 5 Business Days to review the terms of such agreement and allowing Carrier an opportunity to offer to provide such services upon substantially the same terms and conditions. If Carrier commits to enter into such agreement, then within 20 Business Days of making such commitment, Carrier will deliver to Company an executed agreement in the form of this Agreement containing such material terms and conditions and such other terms and conditions as are contained herein. Otherwise, Company shall then have the right to enter into an agreement on substantially similar terms and conditions with a third party. If Company does not enter into an agreement with a third party on substantially

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similar terms and conditions within 180 Days of its disclosure to Carrier, the procedures of this Section 24.20 shall be repeated.
Section 24.020.Effect of Company Restructuring. If Company restructures its supply, refining or sales operations related to the [________] Refinery in such a way as to materially and adversely affect the economics of Company’s performance under this Agreement, then the Parties will negotiate in good faith amendments to this Agreement with a view to preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein (including, for example, a reduction in Company’s Commitment or an exchange of the applicable Terminal (whichever is adversely affected) for other assets not so affected).

[Signature page follows.]

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IN WITNESS WHEREOF, Carrier and Company have signed this Agreement as of the Effective Date.
PHILLIPS 66 CARRIER LLC            PHILLIPS 66 COMPANY

By:    Exhibit Copy Only, Not for Execution        By: Exhibit Copy Only, Not for Execution
Name:    __________________________        Name:    __________________________
Title:    __________________________        Title:    __________________________

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Exhibit A
Products
[To come]

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Exhibit B
Commitments and Scheduled Charges
[To come]

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EXHIBIT I
FORM OF THROUGHPUT AND DEFICIENCY AGREEMENT

[See attached]

________________________________________________________________________

FORM OF THROUGHPUT AND DEFICIENCY AGREEMENT
by and between
PHILLIPS 66 CARRIER LLC
and
PHILLIPS 66 COMPANY
for
the [Pipeline(s)]
[Date]
________________________________________________________________________

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THROUGHPUT AND DEFICIENCY AGREEMENT
This Throughput and Deficiency Agreement is entered into as of October [___], 2016 (the “Effective Date”) by and between PHILLIPS 66 CARRIER LLC, a Delaware limited liability company (“Carrier”), and PHILLIPS 66 COMPANY, a Delaware corporation (“Company”).
Recitals
WHEREAS, Carrier owns the [pipeline(s)] (each individually a “Pipeline” or collectively the “Pipelines”);
WHEREAS, Company has requested to deliver [refined products] to the Pipelines at Origin Points for transportation through the Pipelines to Destination Points and Carrier has agreed to such request in accordance with the terms set forth below.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Carrier and Company agree as follows:
Article I. Defined Terms
Section 1.01     Defined Terms. The following definitions shall for all purposes apply to the capitalized terms used in this Agreement:
(a)     “Affiliate” means with respect to any Person, any other Person (other than an individual) that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. Notwithstanding the foregoing, (i) except for purposes of Section 8.02(b), Carrier, Operator, Phillips 66 Partners LP and its other subsidiaries shall not be considered Affiliates of Company, and (ii) Operator shall be considered an Affiliate of Carrier.
(b)      “Agreement” means this Throughput and Deficiency Agreement, together with any exhibits attached hereto, as the same may be amended, extended, supplemented or restated from time to time in accordance with the provisions hereof.
(c)     “[_____] Pipeline” means the [refined products] pipeline originating at [____] and terminating at [______].
(d)      “Barrel” means forty two (42) Gallons.
(e)     “[_____] Refinery” means the refinery operated by Phillips 66 Company in [_____].
(f)     “Business Day” means any Day except for Saturday, Sunday or an official holiday in the State of Texas.

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(g)     “Calendar Quarter” means a period of three consecutive Months beginning on the first Day of each of January, April, July and October.
(h)     “Carrier” has the meaning set forth in the introductory paragraph.
(i)     “Carrier Affiliated Parties” means Carrier, Operator, Phillips 66 Partners LP and its other subsidiaries, and each of their respective contractors, directors, officers, employees and agents.
(j)      “Carrier Tariff” means Carrier’s [description of tariff] filed for the Pipelines, as applicable, and any supplements thereto or reissues thereof.
(k)     “Claims” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages, including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts related thereto.
(l)     “Company” has the meaning set forth in the introductory paragraph.
(m)     “Company Default” means a default by Company pursuant to Section 20.01.
(n)     “Confidential Information” has the meaning set forth in Article XVI.
(o)     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
(p)     “Daily Committed Volume” has the meaning set forth in Section 3.01(a).
(q)     “Day” means the period of time commencing at 0000 hours on one calendar day and running until, but not including, 0000 hours on the next calendar day, according to local time in Houston, Texas.
(r)      “Deficiency Payment” shall have the meaning set forth in Section 3.01(b).
(s)     “Deficiency Volume” has the meaning set forth in Section 3.01(b).
(t)     “Destination Point” means a delivery point to which Carrier shall transport Product, as defined in Exhibit A.
(u)     “Effective Date” has the meaning set forth in the introductory paragraph.
(v)     “FERC” means the United States Federal Energy Regulatory Commission.

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(w)     “Force Majeure” means: (i) acts of God, fires, floods or storms; (ii) compliance with orders of courts or Governmental Authorities; (iii) explosions, wars, terrorist acts or riots; (iv) inability to obtain or unavoidable delays in obtaining material or equipment; (v) accidental disruption of service; (vi) events or circumstances similar to the foregoing (including inability to obtain or unavoidable delays in obtaining material or equipment and disruption of service provided by third parties); (vii) strikes, lockouts or other industrial disturbances; and (viii) breakdown of refinery facilities, machinery, storage tanks or pipelines, however in all such cases, in order to qualify as Force Majeure the event must meet all of the following criteria: (a) prevent the claiming Party from performing its obligations under this Agreement, (b) be beyond the claiming Party’s reasonable control, (c) does not result from the negligence or willful misconduct of the claiming Party or any of its Affiliates, and (d) was not preventable by the claiming Party’s reasonable diligence.
(x)     “Gallon” means a United States gallon of two hundred thirty-one cubic inches of liquid at 60º Fahrenheit, and at the equivalent vapor pressure of the liquid.
(y)     “Governmental Authority” means any government, any governmental administration, agency, instrumentality or other instrumentality or other political subdivision thereof or any court, commission or other governmental authority of competent jurisdiction.
(z)     “Initial Term” has the meaning set forth in Section 2.01.
(aa)      “Law” means all constitutions, laws (including common law), treaties, statutes, orders, decrees, rules, injunctions, licenses, permits, approvals, agreements, regulations, codes, ordinances issued by any Governmental Authority, including judicial or administrative orders, consents, decrees, and judgments, published directives, guidelines, governmental authorizations, requirements or other governmental restrictions which have the force of law, and determinations by, or interpretations of any of the foregoing by any Governmental Authority having jurisdiction over the matter in question and binding on a given Person, whether in effect as of the date hereof or thereafter and, in each case, as amended.
(bb)     “Month” or “Monthly” means a calendar month commencing at 0000 hours on the first Day thereof and running until, but not including 0000 hours on the first Day of the following calendar month, according to local time in Houston, Texas.
(cc)      “Non-Conforming Product” means any Product that materially fails to meet the specifications established by Carrier for pipeline transportation of that Product as set forth in the Carrier Tariff (or in the absence of Carrier specifications, specifications established by Phillips 66 Pipeline LLC or other third party pipeline company for such Product and provided to Company in writing).

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(dd)     “Normal Business Hours” means the period of time commencing at 0800 hours on one Day and running until 1700 hours on the same Day, according to local time in Houston, Texas.
(ee)     “Notice” means any notice, request, instruction, correspondence or other communication permitted or required to be given under this Agreement.
(ff)     “Operator” shall mean Phillips 66 Pipeline LLC, or its successor, in each case acting in such Person’s capacity as operator of the Pipelines.
(gg)     “Origin Point” means a connection point where a Product may be accepted for transportation on the Pipelines, as identified in Exhibit A.
(hh)     “Parties” means Carrier and Company, collectively.
(ii)     “Partnership Change in Control” means Phillips 66 Company ceases to Control the general partner of Phillips 66 Partners LP.
(jj)     “Party” means Carrier or Company, individually.
(kk)     “Person” means, without limitation, an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority, and shall include any successor (by merger or otherwise) of such entity.
(ll)     “Pipeline” or “Pipelines” has the meaning set forth in the Recitals.
(mm)     “Product” means the commodities identified in the Carrier Tariff.
(nn)     “Quarterly Committed Volume” has the meaning set forth in Section 3.01(a).
(oo)     “Renewal Term” has the meaning set forth in Section 2.01.
(pp)     “Service” means the receipt of Product for Company’s account at a nominated origin point(s) and the transportation and delivery of such Product to a nominated destination point, in accordance with the Carrier Tariff.
(qq)     “Significant” has the meaning set forth in Section 13.01(e).
(rr)     “Tariff Rate” means the rate applicable from time to time to the shipment of Product through the Pipelines under the terms of the Carrier Tariff, which shall be the rate in effect at the Effective Date, adjusted from time to time as provided in Section 4.01.

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(ss)     “Taxes” means any income, sales, use, excise, transfer, and similar taxes, fees and charges (including ad valorem taxes), including any interest or penalties attributable thereto, imposed by any Governmental Authority.
(tt)     “Term” has the meaning set forth in Section 2.01.

Section 1.02	Other Defined Terms.
Other terms may be defined elsewhere in this Agreement, and, unless otherwise indicated, shall have such meanings throughout this Agreement.
Section 1.03     Terms Generally. The definitions in this Agreement shall apply equally to both singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise.
Article II.     Term and Termination
Section 2.01     Term.     This Agreement shall have a primary term commencing on the Effective Date and continuing until [____], 2026 (the “Initial Term”), and shall continue in full force and effect for successive five (5) year terms (each, a “Renewal Term”) unless and until terminated by either Party by giving the other Party at least three (3) years’ written Notice prior to the end of the then applicable Term. The Initial Term, together with the Renewal Terms, if applicable, shall be referred to in this Agreement as the “Term.”
Section 2.02     Termination Following a Force Majeure Event. If a Force Majeure event prevents Carrier or Company from performing its respective obligations under this Agreement for a period of more than 12 consecutive Months, this Agreement may be terminated by either Party at any time after the expiration of such 12-Month period and for so long as such Force Majeure event remains uncured thereafter, upon at least 30 Days’ Notice to the other Party. In such case, the Parties shall only be responsible to the other for amounts owed hereunder up to the effective date of termination.
Section 2.03    Special Modification by Company. If Company determines to suspend all or part of the refinery operations at the [_____] Refinery for a period of at least 12 consecutive Months, then after Company has made a public announcement of such suspension, Company may provide written Notice to Carrier of its intent to modify this Agreement by reducing the Quarterly Committed Volume (as hereinafter defined) applicable to the affected Route by the proportionate decrease in capacity at the [_____] Refinery, and this Agreement will be so modified 12 Months following the date such Notice is received by Carrier. In the event Company publicly announces, prior to the expiration of such 12-Month period, its intent to resume full operations at the [_____] Refinery,

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then such Notice shall be deemed revoked and this Agreement shall continue unmodified in full force and effect as if such Notice had never been delivered.
Article III.     Minimum Commitments
Section 3.01    Company’s Volume Commitment and Deficiency Payments.
(a)    During each Calendar Quarter, Company shall tender at each Origin Point an average daily volume of Product (each a “Daily Committed Volume”) for transportation on the Pipelines to or through the applicable Destination Point (with each Origin Point and Destination Point combination hereinafter referred to as the Route) as set forth in Exhibit A, in approximately ratable quantities, at the applicable Tariff Rate in effect at the time of the tender. The “Quarterly Committed Volume” for a given Calendar Quarter shall equal the Daily Committed Volume times the number of Days in the applicable Calendar Quarter.
(b)    For each Calendar Quarter in which Company tenders less than its Quarterly Committed Volume for that Quarter for any Route, Carrier will calculate a Deficiency Volume and a Deficiency Payment amount for such Route, as follows:

(i)
A Deficiency Volume means the amount, if any, by which Company’s Quarterly Committed Volume for that Quarter exceeds the sum of the volumes delivered by Company to Carrier for transportation during the Quarter.

(ii)	A Deficiency Payment is the Deficiency Volume multiplied by the applicable Tariff Rate in effect for the relevant Calendar Quarter.
(c)    The dollar amount of any Deficiency Payment shall be applied as a credit against any amounts incurred by Company and owed to Carrier with respect to volumes of Product tendered for transportation to any Destination Point in excess of Company’s applicable Quarterly Committed Volume (or, if this Agreement expires or is terminated, to volumes that would have been in excess of any of Company’s applicable Quarterly Committed Volume if this Agreement were still in effect) first during the Calendar Quarter in respect of which such Deficiency Payment was calculated, then during each of the succeeding four Calendar Quarters, after which time any unused credits with respect to such Deficiency Payment will expire. This Section 3.01(c) shall survive the expiration or termination of this Agreement.
(d)    Subject to applicable Law, Carrier shall provide transportation services from each Route identified on Exhibit A in addition to Company’s applicable Daily Committed Volume on an “as available” basis at the Tariff Rate in effect at the time of the tender.
Section 3.02.    Partial Period Proration.
If the Effective Date is any Day other than the first Day of a Calendar Quarter, then the volumes tendered to the Pipeline by Company from the first Day of the Calendar Quarter through the Effective

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Date shall be considered for purposes of determining whether Company tendered its Quarterly Committed Volume for the Calendar Quarter. If this Agreement is terminated on any Day other than the last Day of a Calendar Quarter, then any calculation determined with respect to a Calendar Quarter will be prorated by a fraction, the numerator of which is the number of Days in that part of the Calendar Quarter ending on the date of such termination, and the denominator of which is the number of Days in the Calendar Quarter.
If the Effective Date is any Day other than the first Day of a Month, or if this Agreement is terminated on any Day other than the last Day of a Month, then any quantity based on a Monthly determination will be prorated by a fraction, the numerator of which is the number of Days in that part of the Month beginning on the Effective Date or ending on the date of such termination, as the case may be, and the denominator of which is the number of Days in the Month.
Section 3.03    Loss of Available Capacity. If, for any reason (other than outages caused by Carrier’s planned maintenance), the average daily capacity of any Route during a given Calendar Quarter multiplied by the number of Days in the Calendar Quarter is less than the Company’s Quarterly Committed Volume for such Calendar Quarter applicable to such Route, or if the capacity of any Route of the Pipelines is required to be allocated among shippers with the result that the average daily capacity of such Route available to Company during a given Calendar Quarter multiplied by the number of Days in the Calendar Quarter is less than the Company’s Quarterly Committed Volume for such Calendar Quarter applicable to such Route, then Company’s Quarterly Committed Volume for the applicable Calendar Quarter applicable to such Route shall be reduced to equal the product of the average daily capacity available to Company for such Route during such Calendar Quarter multiplied by the number of Days in the Calendar Quarter.
Section 3.04.    Special Reduction of Quarterly Committed Volumes. If Carrier’s use of all or part of the Pipelines for transportation of Product shall be restrained, enjoined, restricted or terminated by (a) any Governmental Authority, (b) right of eminent domain or (c) the owner of leased land, Carrier, upon being notified of such restraint, enjoinder, restriction or termination, shall notify Company and the Quarterly Committed Volume shall be reduced to the extent that Carrier’s use of the part of the Pipelines is so restrained, enjoined, restricted or terminated.
Section 3.05.    Pipeline Inventory. Company shall be required to supply its share of pipeline inventory in accordance with the requirements set forth in the applicable Carrier Tariff. Pipeline inventory requirements must be satisfied by Company before volumes will be counted towards Company’s Quarterly Committed Volume.
Article IV.      Tariffs
Section 4.01     Tariff. Shipments under this Agreement shall be subject to, and the Parties shall be required to comply with, the provisions of the applicable Carrier Tariff. During the Term of this Agreement, Carrier shall not amend, modify, or supplement any provision of the Tariff in a manner that is inconsistent with this Agreement and any amendment, modification or supplement

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shall not materially affect Company’s rights under this Agreement, except as may be permitted by this Agreement, required by Law or approved in advance in writing by Company.
Section 4.02     Adjustment. Carrier may file with the [FERC and TXRRC] to adjust Tariff Rates annually beginning July 1, 2017, at a rate equal to the percentage change in the inflationary index promulgated by FERC, in accordance with FERC indexing methodology. If FERC terminates its indexing methodology and does not adopt a new methodology, the Parties will negotiate in good faith any adjustments to existing Tariff Rates.
Section 4.03     No Challenge of Rates. Each of Company and Carrier agrees not to commence or support any tariff filing, application, protest, complaint, petition, motion, or other proceeding before the [FERC and TXRRC] for the purpose of requesting that the [FERC and TXRRC] accept or set Tariff Rates applicable to the Pipelines which are inconsistent with this Agreement, provided that Company reserves its rights under [FERC and TXRRC] regulations to challenge any proposed changes in the Tariff Rate (a) to the extent that such changes are inconsistent with the indexing method provided in 18 C.F.R. §342.3, or (b) through other rate changing methodologies under 18 C.F.R. §342.4. For clarity, the use of the term “Company” in this section refers to Company only and shall not be construed to extend to Company’s Affiliates.
Section 4.04         Recovery of Certain Costs. If Company requests that Carrier make any expenditures, those must be conveyed in writing by Company and accepted by Carrier in writing. In such case, the Parties will agree that either Company will reimburse Carrier for such expenditures or that Carrier may amend the Carrier Tariff (with assistance from Company which shall not be unreasonably withheld or delayed) in order to increase the Tariff Rate so that Carrier may recover the amounts paid for such expenditures over time.
Section 4.05     Change in Law. If a Law is changed or enacted after the Effective Date and requires Carrier to make substantial and unanticipated expenditures in connection with the services Carrier provides to Company under this Agreement, Carrier shall inform Company in writing and use commercially reasonable efforts to attempt to secure a waiver, exception or extension for the time of compliance with the changed or new Law in an effort to secure continued operation under existing applicable Laws during the term of this Agreement. If Carrier is unable to secure a waiver, exception or extension for continued operation using commercially reasonable efforts, then Carrier will find a commercially reasonable manner to conform to the changed or new Law and give Company commercially reasonable advance Notice in writing of any planned expenditures necessary for such compliance. Upon Company’s receipt of such Notice, the Parties shall meet and negotiate in good faith amendments to this Agreement that will conform this Agreement to such new or changed Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein. If the Parties are unable to agree on such amendments, Company shall have the right to terminate this Agreement upon written notice to Carrier, and in such case, Company shall only be responsible to Carrier for

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amounts owed in respect of Company’s Quarterly Committed Volume for the remainder of the Term, which shall be paid ratably (and for clarity, not for planned expenditures necessary for compliance with such new or changed Law).

Article V.     Carrier’s Standard of Performance
Section 5.01 Standard. Subject to the terms and conditions of this Agreement, Carrier shall, at its sole cost and expense: (i) operate and maintain, or cause to be operated and maintained, the Pipelines and shall employ or cause to be employed generally accepted pipeline industry standards and pipeline industry practices and procedures in the operation thereof, (ii) handle and transport the Product in material compliance with all Laws, so that the Pipelines are able to receive, transport and deliver the Product in accordance with this Agreement, and (iii) use commercially reasonable efforts to maintain existing connections into applicable third party systems in consultation with Company.
Section 5.02    Representations. Carrier expressly represents and warrants that: (i) all the Product shipped hereunder will be handled and transported for delivery in material compliance with all Laws; (ii) that Carrier has all necessary rights and authority, including all necessary regulatory rights and authority, to enter into this Agreement and to provide the services contemplated by this Agreement on the Pipelines; and (iii) that the Product shall be delivered by Carrier free from all liens and encumbrances and all taxes other than those for which Company may be responsible pursuant to this Agreement.
Article VI.     Scheduling
The nomination, scheduling, and prorationing procedures shall be conducted in accordance with the applicable Carrier Tariff.
Article VII.     Quality
Section 7.01 Non-Conforming Product. Company agrees not to deliver or cause to be delivered into the Pipelines any Non-Conforming Product.
Section 7.02    Liability. Company shall be liable for all reasonable costs and losses in curing, removing, or recovering any Non-Conforming Product except to the extent that such non-conformity is due to Carrier’s negligence, willful misconduct or breach of this Agreement, or the negligence or willful misconduct of a Carrier Affiliated Party. After such consultation with Company as may be practical under the circumstances but otherwise at Carrier’s sole discretion, Carrier may attempt to blend the Non-Conforming Product, remove and dispose of the Non-Conforming Product, or, if necessary, recover any Non-Conforming Product and, except to the extent that such non-conformity is due to Carrier’s negligence, willful misconduct or breach of this Agreement or the negligence or

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willful misconduct of a Carrier Affiliated Party, Company shall reimburse Carrier for all reasonable costs associated therewith.
Section 7.03    Indemnity. Subject to Section 18.01 and except to the extent that a non-conformity is due to Carrier’s negligence, willful misconduct or breach of this Agreement or the negligence or willful misconduct of a Carrier Affiliated Party, if Company’s Non-Conforming Product causes any contamination, dilution or other damages to Carrier or to the commodities of other customers of Carrier, Company agrees to indemnify, defend and hold the Carrier Affiliated Parties harmless from and against any Claims incurred by, or charged against any of the Carrier Affiliated Parties, as a result of such event and shall be responsible for all costs and liabilities associated with or incurred as a result of such event.
Article VIII.     Monthly Statement; Payment
Section 8.01     Monthly Statement.
(a)     Promptly after the end of each Month, Carrier shall provide Company with a statement for such Month, showing: (i) the volume injected into the Pipelines under the applicable Carrier Tariff, and (ii) the amount due to Carrier and settlement of any obligations under Articles III and IV. If requested by Company, Carrier shall provide Company with all supporting documentation reasonably available for such Month.
(b)     The Monthly statement for the last Month in each Calendar Quarter shall also include any Deficiency Payment that may be due after application of any credit to which Company is entitled.
Section 8.02     Payment.
(a)     Payment of the amount(s) identified on each Monthly statement shall be due, without discount, on the later of (i) two (2) Business Days after such Monthly Statement is received, or (ii) the twenty-second (22nd) Day of the Month in which such Monthly statement is received, provided that if such Day is not a Business Day, then such payment shall be due, on the next Business Day. Payments not paid by the later of (i) the last Day of the Month in which such Monthly statement is received or (ii) within two (2) Business Days after such Monthly statement is received shall bear interest at the rate of the lesser of 1.5% per Month and the maximum rate allowed by Law for each Month or portion of a Month thereafter during which such amount remains unpaid.
(b)     All payments shall be made to Carrier by automated clearing house to an account specified by Carrier from time to time, provided that as long as Carrier is an Affiliate of Company, Carrier and Company may settle Company’s financial obligations to Carrier through Company’s normal interaffiliate settlement processes. Any bank charges incurred by Company in remitting funds by automated clearing house shall be for Company’s account. Acceptance by Carrier

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of any payment from Company for any charge or service after termination or expiration of this Agreement shall not be deemed a renewal of this Agreement or a waiver by Carrier of any default by Company hereunder.
(c)     If Company reasonably disputes any Monthly statement, in whole or in part, Company shall promptly notify Carrier in writing of the dispute. In such case, Company shall pay only the undisputed portion of the amount owed and the Parties agree to diligently and promptly work in good faith to resolve the disputed portion.
Article IX.     Title; Custody
Section 9.01     Title. Unless otherwise set forth in Exhibit A, Company shall retain title to all of Company’s Product in transit on the Pipelines at all times. This provision does not preclude Company from any inline transfer of title for the Product to a third party. In the event of such a transfer, such third party, and not Carrier, shall have title to the affected Product according to the terms of the relevant agreement between Company and such third party, and Company shall retain any and all liabilities accrued under this Agreement in respect of such Product. For clarity, any volumes transferred to third parties inline will not count towards Company’s volume commitment.
Section 9.02     Custody. Carrier shall be deemed to have custody of Product injected into the Pipelines from the time such Product passes through the flange connection between the relevant injection point and the Pipelines until it is delivered to Company or, at the direction of Company, to a third party at the applicable destination point.
Article X.     Volume Determinations
Section 10.01     Volume Determinations - General.
(a)     All measurements & sampling equipment, procedures, calculations, calibrations and practices (whether performed by Company, Carrier or any of their personnel or subcontractors), volume corrections and calibrations will be made in accordance with the most recent edition of the American Petroleum Institute’s Manual of Petroleum Measurement Standards, ASTM International and National Institute of Standards and Technology (NIST Handbook 44). All volume determinations shall be adjusted to a temperature of 60° Fahrenheit and a pressure of one standard atmosphere (14.7 PSIA) per the most recent edition of the American Petroleum Institute’s Manual of Petroleum Measurement Standards, Chapter 11 (viz., Table 6A, 6B, 6C, etc., whichever table is relevant to the Product being measured).
(b)     All Product delivered to or received from the Pipelines will be determined by calibrated custody transfer grade meters.
Section 10.02     Company’s Right to Witness. Carrier shall inform Company when testing and calibration of equipment will take place. A Company representative may witness measurement

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process, testing, sampling, provings, calibration of equipment and/or meter reading at Company’s expense. In the absence of a Company representative to the extent such access was made reasonably available by Carrier, Carrier’s measurements shall be deemed to be accurate. Carrier shall prove meters no less frequently than required by Phillips 66 Operations Management Manual Section 300 (or its successor). If Operator is not Phillips 66 Pipeline LLC or an affiliate thereof, Operator shall select the comparable meter-proving guidelines and provide no less than 30 Days’ prior written notice of such selection.
Section 10.03     Delivery Determination. The volumes of Company’s Product delivered hereunder shall be determined by Carrier’s or Company’s meter at the point nearest before the applicable custody transfer point and recorded on a bill of lading.
Article XI.     Insurance
Section 11.01     Insurance. Property insurance covering loss or damage to Company’s Product, if any, that may be desired by Company, shall be carried by Company at Company’s expense. Should Company elect to carry such insurance, then each policy of insurance shall be endorsed to provide a waiver of subrogation rights in favor of the Carrier Affiliated Parties. Notwithstanding anything in the Agreement, Carrier shall not be liable to Company for Product losses or shortages for which Company is compensated by its insurer.
Article XII.     Taxes
Section 12.01     Taxes. Company shall be responsible for and shall pay all sales Taxes and similar Taxes on goods and services provided hereunder and any other Taxes now or hereafter imposed by any Governmental Authority in respect of or measured by Product handled or stored hereunder or the manufacture, storage, delivery, receipt, exchange or inspection thereof, and Company agrees to promptly reimburse Carrier for any such Taxes that Carrier is legally required to pay (to the extent that recovery is permitted pursuant to Carrier’s Tariff), upon receipt of invoice therefor. Each Party is responsible for all Taxes in respect of its own real and personal property.
Article XIII.     Health, Safety and Environment
Section 13.01     Spills; Environmental Pollution.
(a)     In the event of any Product spill or other environmentally polluting discharge caused by Carrier’s operation of the Pipelines, any clean-up resulting from any such spill or discharge and any liability resulting from such spill or discharge shall be the responsibility of Carrier, except to the extent such spill or discharge is caused by Company, its Affiliates, or any of their respective agents or employees.
(b)     In the event and to the extent of any Product spill or other environmentally polluting discharge caused by Company, its Affiliates, or any of their respective agents or employees

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or in connection with the operation of Company’s or a third party’s pipeline, tank truck or transport trailer receiving or delivering Product on Company’s behalf, at its request or for its benefit, Carrier is authorized to commence containment or clean-up operations as deemed appropriate or necessary by Carrier or as required by any Governmental Authority, and Carrier shall notify Company of such operations as soon as practicable. All liability and reasonable costs of containment or clean-up shall be borne by Company except that, in the event a spill or discharge is caused by the joint negligence of both (i) Carrier and (ii) Company or a third party’s pipeline, tank truck or transport trailer receiving or delivering Product on Company’s behalf, at its request or for its benefit, liability and costs of containment or clean-up shall be borne jointly by Carrier and Company in proportion to each Party’s respective negligence.
(c)     For purposes of this Section 13.01, the negligence of a third party pipeline, tank truck or transport trailer receiving or delivering Product on Company’s behalf, at its request or for its benefit shall be attributed to Company.
(d)     The Parties shall cooperate for the purpose of obtaining reimbursement if a third party is legally responsible for costs or expenses initially borne by Carrier or Company; provided, however, that Company shall be responsible and agrees to replace or repair, at its own expense (or to reimburse Carrier for Carrier’s costs to replace or repair), any part of the Pipelines that is destroyed or damaged solely through any negligence or willful misconduct of Company, any Company designee or contractor (acting in such capacity), or any of their respective agents or employees. In the event that any part of the Pipelines is destroyed or damaged due to the joint negligence or joint willful misconduct of Carrier and Company, the Parties shall each be responsible for damages proportionate to its share in the negligence or willful misconduct.
(e)     During the term of this Agreement, both Parties agree to notify the other as soon as reasonably practical, but in no event later than twenty-four (24) hours of the occurrence of any accident, spill, incident or violation which directly involves Company’s Product handled by Carrier. Both Parties agree to provide reasonable assistance in reviewing the circumstances of the accident, spill, incident or violation.
Qualifying events include but are not limited to:
(i)     Any Significant event that involves Company’s Product;
(ii)     Any incident involving Company’s Product that attracts, or could attract media attention;
(iii)     Any quantity of Company’s Product spilled into water;
(iv)     Any quantity of Company’s Product greater than 100 Barrels spilled into non-water; and

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(v)     Any Significant and unintended release of Product or gas to atmosphere.
“Significant” means as any incident that does or may impact availability of Company’s Product, has potential for media coverage, and/or can have potential costs in excess of USD $100,000.
Notices required by this Section shall be made to the operational contact identified below or to such person’s successor holding the same or equivalent title. If such person does not promptly confirm receipt of such Notice, the Party giving such Notice shall comply with Section 15.01.
If to Carrier:                    If to Company:
Phillips 66 Carrier LLC            Phillips 66 Company
c/o Phillips 66 Pipeline LLC            Attn: [______]
Attn: [______]
Either Party may change its contact information for purposes of this Section 13.01 upon written Notice to the other in accordance with this Section 13.01 and Section 15.01.
When an accident, spill, incident or violation involving Company’s Product requires a report to be submitted to a Governmental Authority, this notification shall be made as soon as reasonably practical in compliance with applicable Law, and a copy of the required report shall be delivered to Company at IncidentFollowup@P66.com.

Article XIV.     Force Majeure
Section 14.01     Obligations during Force Majeure Events. As soon as possible upon the occurrence of a Force Majeure, a Party affected by a Force Majeure event shall promptly notify the other Party of the event of Force Majeure with reasonably full particulars and timing of such event. Such Party also shall promptly notify the other Party when the event of Force Majeure terminates or no longer adversely affects its ability to perform under this Agreement. Each Party’s obligations (other than an obligation to pay any amounts due to the other Party for prior performance or acts) shall be excused during the occurrence of, and for the entire duration of, a Force Majeure event to the extent that such an event prevents Carrier from performing its obligations under this Agreement. Each Party’s obligations (other than an obligation to pay any amounts due to the other Party for prior performance or acts) shall be excused beginning 20 Days after the commencement of, and for the entire remaining duration of, a Force Majeure event to the extent that such event prevents Company from performing its obligations under this Agreement. At the conclusion of the Force Majeure event, the Quarterly Committed Volume with respect to each Calendar Quarter in which the Force Majeure event remained in effect shall be ratably reduced.
Section 14.02     Obligation to Remedy Force Majeure Events. A Party affected by a Force Majeure event shall take commercially reasonable steps to remedy such situation so that it

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may resume the full performance of its obligations under this Agreement within a reasonable period of time.
Section 14.03     Strikes and Lockouts. The settlement of strikes, lockouts and other labor disturbances shall be entirely within the discretion of the affected Party and the requirement to remedy a Force Majeure event within a reasonable period of time shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing Person when such course is inadvisable in the discretion of the Party having the difficulty.
Section 14.04     Action in Emergencies. Carrier may temporarily suspend performance of the Services to prevent injuries to persons, damage to property or harm to the environment.
Article XV.     Notices
Section 15.01     Notices. Unless otherwise specifically provided in this Agreement, all Notices between the Parties given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt); (ii) delivered via electronic mail (with written confirmation of receipt); or (iii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:
If to Carrier:                    If to Company:
Phillips 66 Carrier LLC            Phillips 66 Company
c/o Phillips 66 Pipeline LLC            1075 W. Sam Houston Pkwy N.
1075 W. Sam Houston Pkwy N.        Ste. 200
Ste. 200                     Houston, TX 77043
Houston, TX 77043                Attn: [______]
Attn: [______]

Either Party may change its address for Notice upon Notice to the other in accordance with this Section 15.01 .
Section 15.02     Effective upon Receipt. Any Notice given in the manner set forth in Section 15.01 shall be effective upon actual receipt if received during Normal Business Hours, or at the beginning of the recipient’s next Business Day if not received during Normal Business Hours.
Article XVI.     Confidentiality
The Parties understand and agree that the terms and conditions (but not the existence) of this Agreement, all documents referenced herein or exchanged between the Parties and all communications between the Parties regarding this Agreement are considered as being confidential or proprietary (collectively, “Confidential Information”) as between the Parties, and shall not, without the other Party’s prior written consent, be disclosed to any third party, corporation or entity, except (i) to Affiliates, legal, accounting and other professional advisors, including financing

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sources provided that such Party shall be liable under this Section for any such Affiliate’s or any such legal, accounting, other professional advisors, or financing source’s failure to comply with the terms hereof; (ii) as may be required by Governmental Authority or court; (iii) as may be necessary to enforce the terms of this Agreement, as provided below;. As a condition of its consent to disclosure of Confidential Information by the other Party as required above, a Party may require redaction of portions of this Agreement or other document containing Confidential Information.
Information will not be deemed Confidential Information if it: (i) is or becomes publicly available other than through the actions of the receiving Party; (ii) was previously known to or is independently developed by the receiving Party free of any obligation to keep it confidential; or (iii) was previously disclosed or becomes available to the receiving Party without restriction from a third party whose disclosure, to the receiving Party’s knowledge did not or does not violate any confidentiality obligation. A Party shall be excused from these nondisclosure provisions if the disclosure is required by applicable law, or to the extent required to undertake or defend a court action between the Parties to enforce the terms of this Agreement. In the event that a Party is requested or required by applicable law to disclose any Confidential Information of the other Party, it is agreed that it shall provide the other Party with at least ten (10) Days advance notice of such request so that an appropriate protective order may be sought by the affected Party at its sole cost.
Article XVII.     Applicable Law
Section 17.01     Applicable Law. Regardless of the place of contracting, place(s) of performance or otherwise, this Agreement and all amendments, modifications, alterations or supplements to it, shall be governed and interpreted in accordance with the laws of the state of Texas without regard to the principles of conflicts of law or any other principle that might apply the law of another jurisdiction.
Article XVIII.     Limitation of Liability
Section 18.01     No Liability for Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND OR CHARACTER RESULTING FROM OR ARISING OUT OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR BUSINESS INTERRUPTIONS, HOWEVER THEY MAY BE CAUSED. THE LIABILITY AND DAMAGES LIMITATIONS IN THIS SECTION APPLY TO ALL CAUSES OF ACTION, INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND ANY TORTS. THE LIABILITY AND DAMAGES LIMITATIONS IN THIS SECTION SHALL NOT APPLY TO THIRD PARTY CLAIMS.
Section 18.02     Limitation of Liability. Except as otherwise set forth in the Agreement:
(a)     Carrier shall in no event be liable for loss of, or damage to, any Product of Company except to the extent caused by Carrier’s negligence, willful misconduct or breach of this

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Agreement, or the negligence or willful misconduct of a Carrier Affiliated Party, in the safekeeping and handling of any Product of Company.
(b)     Company shall in no event be liable for loss of, or damage to, Carrier’s property except to the extent caused by Company’s negligence, willful misconduct or breach of this Agreement, or the negligence or willful misconduct of Company’s employees, agents, contractors or subcontractors.
(c)     Each Party shall be discharged from any and all liability with respect to services performed and any loss or damage Claims arising out of this Agreement unless suit or action is commenced within two (2) years after the applicable cause of action arises.
Article XIX.     Default
Section 19.01     Default. Should either Party default in the prompt performance and observance of any of the terms and conditions of this Agreement, and should such default continue for 30 Days or more after Notice thereof by the non-defaulting Party to the defaulting Party, or should either Party become insolvent, commence a case for liquidation or reorganization under the United States Bankruptcy Code (or become the involuntary subject of a case for liquidation or reorganization under the United States Bankruptcy Code, if such case is not dismissed within 30 Days), be placed in the hands of a state or federal receiver or make an assignment for the benefit of its creditors, then the other Party shall have the right, at its option, to terminate this Agreement immediately upon Notice to the other Party.
Section 19.02     Non-Exclusive Remedies. Except as otherwise provided, the remedies of Carrier and Company provided in this Agreement shall not be exclusive, but shall be cumulative and shall be in addition to all other remedies in favor of Carrier or Company, at Law or equity.
Section 19.03     Right to Terminate. In the event of a default by Company, the undisputed amounts theretofore accrued shall, at the option of Carrier, become immediately due and payable and Carrier shall also have the right, at its option, to terminate this Agreement. In the event of a default by Carrier, Company shall also have the right, at its option, to terminate this Agreement, provided Company has paid Carrier for undisputed amounts that have accrued to the date of such termination.
Article XX.      Miscellaneous
Section 20.01     Disputes between the Parties. Any dispute relating to, arising out of, or connected with this Agreement shall be exclusively filed and maintained in a State or Federal court located in Houston, Harris County, Texas. The Parties agree that any federal or state court of competent jurisdiction sitting in Harris County, Texas, shall have exclusive jurisdictional venue over any dispute coming under this Agreement.

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Section 20.02     Assignment.
(a)     Neither Party may assign its rights or obligations under this Agreement without prior written consent of the other Party, except:
(i)     either Party may assign this Agreement to any of its Affiliates by providing Notice to the other Party;
(ii)     Carrier may make collateral assignments of this Agreement to secure working capital financing; and
(iii)     Company may assign this Agreement to any Person to whom it directly or indirectly transfers ownership of the Borger Refinery.
For the avoidance of doubt, Company may in its sole discretion withhold its consent to Carrier’s assignment of this Agreement to any Person that is engaged in the business of refining and marketing petroleum products (or is an Affiliate of a Person that is engaged in the business of refining and marketing petroleum products) in the states of Texas or New Mexico.
(b)     Upon an assignment of this Agreement by either Party that does not require the other Party’s consent, the assigning Party shall provide the non-assigning Party with written Notice of such assignment.
Section 20.03     Partnership Change in Control. Upon the occurrence of a Partnership Change in Control, Carrier shall provide Company with Notice of any Partnership Change in Control at least 60 Days prior to the effective date thereof. Within 180 Days following receipt of such Notice, Company may elect to terminate this Agreement, effective no earlier than the effective date of such Partnership Change in Control. In the event this Agreement is terminated early as a result of Partnership Change in Control, Company shall have no further payment obligations to Carrier except for those incurred prior to the effective date of termination.
Section 20.04     No Third-Party Rights. Except as expressly provided, nothing in this Agreement is intended to confer any rights, benefits or obligations to any Person other than the Parties and their respective successors and assigns.
Section 20.05     Compliance with Laws. Each Party shall at all times comply with all Laws as are applicable to its performance of this Agreement.
Section 20.06     Severability. If any provision of this Agreement or the application thereof shall be found by any court of competent jurisdiction to be invalid, illegal or unenforceable to any extent and for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties. In any event, the remainder of this Agreement and the application of such

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remainder shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.
Section 20.07     Non-Waiver. The failure of any Party to enforce any provision, condition, covenant or requirement of this Agreement at any time shall not be construed to be a waiver of such provision, condition, covenant or requirement unless the other Parties are so notified by such Party in writing. Any waiver by a Party of a default by any other Party in the performance of any provision, condition, covenant or requirement contained in this Agreement shall not be deemed to be a waiver of such provision, condition, covenant or requirement, nor shall any such waiver in any manner release such other Party from the performance of any other provision, condition, covenant or requirement.
Section 20.08     Entire Agreement. This Agreement, together with all exhibits attached hereto, constitutes the entire Agreement between the Parties relating to its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties relating to the subject matter hereof, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in, or contemplated by, this Agreement.
Section 20.09     Amendments. This Agreement shall not be modified or amended, in whole or in part, except by a written amendment signed by both Parties.
Section 20.10     Survival. Any indemnification granted hereunder by one Party to the other Party or any provision hereof providing for any payment to any Party that has accrued at the time of expiration or termination shall survive the expiration or termination of all or any part of this Agreement.
Section 20.11     Execution; Counterparts; Multiple Originals. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on each of the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy shall be deemed to be an original, but all of them together shall represent one and the same agreement. Further, this Agreement may be delivered via facsimile or email/pdf, it being the express intent of the Parties that such Agreement delivered via facsimile or email/pdf shall have the same force and effect as if it was an original.
Section 20.12     Headings; Subheadings. The headings and subheadings of this Agreement have been inserted only for convenience to facilitate reference and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
Section 20.13     Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden

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of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.
Section 20.14     Business Practices. Carrier shall use its best efforts to make certain that all billings, reports, and financial settlements rendered to or made with Company pursuant to this Agreement, or any revision of or amendments to this Agreement, will properly reflect the facts about all activities and transactions handled by authority of this Agreement and that the information shown on such billings, reports and settlement documents may be relied upon by Company as being complete and accurate in any further recording and reporting made by Company for whatever purposes. Carrier shall promptly notify Company if Carrier discovers any errors in such billings, reports, or settlement documents.
Section 20.15     Effect of Company Restructuring Subject to FERC approval, if Company or WRB Refining LP decides to restructure its supply, refining or sales operations related to the [______] Refinery in such a way as could reasonably be expected to materially and adversely affect the economics of Company’s performance of its obligations under this Agreement, then the Parties will negotiate in good faith concerning amendments to this Agreement with a view to preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein (including, for example, a reduction in Company’s volume commitment or an exchange of the Pipeline for other assets not so affected).
Section 20.16     Representations and Warranties. Each Party represents and warrants to the other that, except to the extent where the failure to comply does not have a material adverse effect:
(a)     It is duly formed and validly existing under the laws of its formation and with power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement;
(b)     The execution and delivery of this Agreement by it have been duly authorized and approved by all requisite legal action;
(c)     It has all the requisite legal power and authority to enter into this Agreement and perform its obligations hereunder; and
(d)     The execution and delivery of this Agreement does not violate (i) any of the provisions of its organizational documents, (ii) any agreements pursuant to which it or its property is bound, or (iii) any applicable Law.
Section 20.17     Anti-Corruption, Anti-Boycott and Conflict of Interest
(a)     Anti-Corruption.  Each Party represents and warrants to the other that it, its employees, and all others for whose actions it may be held accountable, complies with all applicable laws, rules, and regulations of the United States, European Union or any member state, the Republic

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of Singapore, and any other similar laws in all applicable jurisdictions relating to anti-bribery of government officials and others, and anti-money laundering.  These laws include, without limitation, the currently effective or successor versions of the U.S. Foreign Corrupt Practices Act.
(b) Anti-Boycott.  None of the language in this Agreement is intended, or shall be construed, as an agreement by either Party to comply with any international boycott to the extent that compliance, or agreement to comply, therewith would be penalized under the U.S. anti-boycott laws and regulations.  Under no circumstances shall Company be required to make any payment directly or indirectly covering services not complying with this provision.
(c) Conflict of Interest and Ethics. Neither Party shall directly or indirectly, pay salaries, commissions, or fees, or make payments or rebates to employees or officers of the other Party, nor favor employees or officers of the other Party, or designees of such employees or officers, with gifts or entertainment of significant cost or value, or with services or goods sold at less than full market value, nor enter into business arrangements with employees or officers of the other Party, unless such employees or officers are acting as representatives of the other Party.
(d) Violation and Remedy Provisions.  Notwithstanding any provision in this Agreement to the contrary, either Party may terminate this Agreement immediately upon written notice to the other without penalty, if the other Party is in breach of the above clauses (a), (b) or (c) or fails to cooperate by providing information demonstrating compliance. Violation of these clauses shall be deemed a material breach of this Agreement.  Each Party agrees to indemnify the other for any fines, penalties, claims, losses, damages, costs (including legal costs), expenses, and liabilities that may arise as a result of the indemnifying Party’s breach of its obligations under above clauses (a), (b) or (c). The obligations set forth in this Section 20.18(d) shall survive termination of the Agreement.
Section 20.18     Audit. Either Party may request an audit of the other Party’s books and records in order to ensure compliance with the terms and conditions of this Agreement. The requesting Party shall be given access to such books and records as it determines to be reasonably necessary in order to conduct such audit during Normal Business Hours; provided, however, the audited Party shall not be obligated to provide the requesting Party with access to books and records dating greater than two (2) years prior to the audit request.

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IN WITNESS WHEREOF, Carrier and Company have signed this Agreement as of the Effective Date.
PHILLIPS 66 CARRIER LLC
By:    Phillips 66 Partners Holdings LLC,
Sole Member of Phillips 66 Carrier LLC
By:    Phillips 66 Partners LP,
Sole Member of Phillips 66 Partners Holdings LLC
By:    Phillips 66 Partners GP LLC,
General Partner of Phillips 66 Partners LP

By:        Exhibit Copy Only, Not for Execution

PHILLIPS 66 COMPANY

By:        Exhibit Copy Only, Not for Execution

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Exhibit A
Commercial Terms
[To come]

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SCHEDULE 1.1(a)
CONTRIBUTED ASSETS
Eagle Assets:
Each of the following terminal facilities currently owned by Phillips 66 Company and its Affiliates:

•	Albuquerque Terminal

•	Amarillo Terminal

•	Billings Crude Terminal

•	Buxton Terminal

•	Cushing Terminal

•	Glenpool Terminal

•	Linden Terminal

•	Lubbock Terminal

•	Mount Vernon Terminal (including products and NGLs terminals)

•	Oklahoma City Terminal

•	Ponca City Terminal (including products and NGLs terminals)

•	Sheridan Terminal

•	Tremley Point Terminal
Regulated Assets:
All of the interests owned by Phillips 66 Company and its Affiliates in each of the following pipelines or pipeline systems, as applicable:

•	Buffalo Terminal

•	Casper Terminal

•	CushPo

•	Glacier Pipeline System

•	Line O, Line WA

•	Line 80

•	North Texas Gathering Pipeline System

•	Oklahoma Mainline Pipeline System

•	West Texas Gathering

•	ATA Pipeline

•	BAM Pipeline

•	Cherokee East

•	Cherokee North

•	Cherokee South

•	Medford Triangle

•	Ponca Crude Terminal

•	SAAL Pipeline

•	Seminoe Pipeline

•	Wichita South Terminal.

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SCHEDULE 2.5
CAPITAL EXPANSION PROJECTS (EXCLUDED LIABILITIES)

Mount Vernon Terminal butane blending: Add butane blending capability.
Glenpool Terminal butane blending: Add butane blending capability.
Tremley Point jet tank reactivation: Reactivate jet tanks.
Line O reversal: Reverse pipeline flow.
Amarillo Terminal butane blending: Add butane blending capability.
Spectra origination point at Buffalo Terminal down 8" and DRA Skid: Add drag reducing agent (DRA) skid to increase line capacity ~2-3 MBD.
EOG offload upgrades at the Wichita Falls Crude Terminal: Add truck unloading dump at Wichita Falls Crude Terminal.
Weems Truck Station Upgrade: Add pump capacity.
University Gathering Lateral Reactivation: Put idle line back into service.

SCHEDULE 3.9(b)
PERMITTED LIENS
Subject to the following:

1.
With respect to any non-fee real property and interests in real property constituting part of the Contributed Assets, all covenants, restrictions, conditions, easements, reservations, rights-of-way, and other matters of record, to the extent valid, subsisting and enforceable against such non-fee real property or interests in real property; and;

2.
With respect to all real property and interests in real property constituting part of the Contributed Assets and purported to be owned in fee, all other covenants, restrictions, conditions, easements, reservations, and rights-of-way, and all matters shown on any surveys of any such real property, complete and legible records or copies of which have been, not less than two business days prior to the date hereof, delivered to the Partnership by uploading the same to the so called “Project Eagle Data Room”, in each case to the extent valid, subsisting and enforceable against such real property or interests in real property purported to be owned in fee.